Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
NORTHRIM BANCORP, INC.,
PBCO FINANCIAL CORPORATION,
and
WHITEWATER SUB, INC.
Dated as of July 22, 2026

Table of Contents
Page
1.1    The Merger    2
1.2    Closing    3
1.3    Effective Time    3
1.4    Effects of the Merger    3
1.5    Conversion of Stock    3
1.6    Parent Common Stock    5
1.7    Treatment of Company Equity Awards    5
1.8    Articles of Incorporation of the Surviving Corporation    6
1.9    Bylaws of the Surviving Corporation    6
1.10    Merger Sub Board of Directors and Officers    6
1.11    Second Step Merger    6
1.12    Tax Treatment    7
1.13    Bank Merger    7
Article II. EXCHANGE OF SHARES    8
2.1    Parent to Make Merger Consideration Available    8
2.2    Exchange of Shares    8
Article III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY    11
3.1    Corporate Organization    11
3.2    Capitalization    13
3.3    Authority; No Violation    15
3.4    Consents and Approvals    16
3.5    Reports    16
3.6    Financial Statements    17
3.7    Broker’s Fees    19
3.8    Absence of Certain Changes or Events    19
3.9    Legal Proceedings    19
3.10    Taxes and Tax Returns    19
3.11    Employees and Employee Benefit Plans    21
3.12    Compliance with Applicable Law    24
3.13    Certain Contracts    25
3.14    Agreements with Regulatory Agencies    28
3.15    Risk Management Instruments    28
3.16    Environmental Matters    28
3.17    Investment Securities    29
3.18    Real Property; Personal Property    29
3.19    Intellectual Property; Information Security.    30
3.20    Related Party Transactions; Affiliate Transactions    34
3.21    State Takeover Laws    34
3.22    Reorganization    34
3.23    Opinion    34
i

3.24    Company Information    35
3.25    Loan Portfolio    35
3.26    Insurance    37
3.28    No Other Representations or Warranties    37
Article IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB    38
4.1    Corporate Organization    38
4.2    Capitalization    39
4.3    Authority; No Violation    40
4.4    Consents and Approvals    41
4.5    Reports    42
4.6    Financial Statements    42
4.7    Broker’s Fees    44
4.8    Absence of Certain Changes or Events    44
4.9    Legal Proceedings    44
4.10    Taxes and Tax Returns    44
4.11    SEC Reports    45
4.12    Compliance with Applicable Law    46
4.13    Certain Contracts    47
4.14    Agreements with Regulatory Agencies    47
4.15    Reorganization    48
4.16    Opinion    48
4.17    Loan Portfolio    48
4.18    Employees and Employee Benefit Plans    49
4.19    Information Security    51
4.20    Risk Management Instruments    52
4.21    Environmental Matters    52
4.22    Parent Information    52
4.23    No Other Representations or Warranties    52
Article V. COVENANTS RELATING TO CONDUCT OF BUSINESS    53
5.1    Conduct of Business of the Company Prior to the Effective Time    53
5.2    Company Forbearances    53
5.3    Parent Forbearances    56
Article VI. ADDITIONAL AGREEMENTS    57
6.1    Regulatory Matters    57
6.2    Access to Information; Confidentiality    58
6.3    Shareholder Approvals    59
6.4    Legal Conditions to Mergers    60
6.5    Stock Exchange Listing    61
6.6    Employee Benefit Plans    61
6.7    Indemnification; Directors’ and Officers’ Insurance    63
6.8    Additional Agreements    64
6.9    Advice of Changes    64

6.10    Shareholder Litigation    64
6.11    Governance Matters    65
6.12    Acquisition Proposals    65
6.13    Public Announcements    69
6.14    Change of Method    69
6.15    Restructuring Efforts    69
6.16    Takeover Statutes    69
6.17    Subordinated Debt Securities    70
6.18    Landlord Consents    70
6.19    Contract Consents    70
6.20    Adjusted Tangible Common Equity Determination    70
6.21    Rule 16b-3    73
6.22    OTC Market; De-listing    73
6.23    Merger Sub    73
6.24    Title to Real Estate.    73
Article VII. CONDITIONS PRECEDENT    74
7.1    Conditions to Each Party’s Obligation to Effect the Merger    74
7.2    Conditions to Obligations of Parent and Merger Sub    75
7.3    Conditions to Obligations of the Company    77
Article VIII. TERMINATION AND AMENDMENT    78
8.1    Termination    78
8.2    Effect of Termination    80
8.3    Amendment    82
8.4    Extension; Waiver    82
Article IX. GENERAL PROVISIONS    82
9.1    Nonsurvival of Representations, Warranties and Agreements    82
9.2    Expenses    82
9.3    Notices    82
9.4    Interpretation    83
9.5    Counterparts    84
9.6    Entire Agreement    84
9.7    Governing Law; Jurisdiction    84
9.8    Waiver of Jury Trial    84
9.9    Assignment; Third Party Beneficiaries    85
9.10    Specific Performance    85
9.11    Severability    85
9.12    Confidential Supervisory Information    85
9.13    Delivery Electronic Transmission    86

Exhibits

A – Form of Bank Merger Agreement

B – Form of Voting and Support Agreement

C – Form of Support Agreement

D – Form of Executive Employment Agreement

INDEX OF DEFINED TERMS
Section
ACC    Recitals
Acquisition Proposal    6.12(a)
ADBS    3.4
Adjusted Tangible Common Equity    6.20(a)
Agreement    Preamble
Alaska Secretary    1.3
Anticipated Closing Date    6.20(c)
Articles of Merger    1.3
Audited Company Financial Statements    3.6(a)
Bank Merger    1.13
Bank Merger Agreement    1.13
Bank Merger Articles    1.13
BHC Act    3.1(a)
Business Day    3
Cancelled Shares    1.5(c)
Change in Recommendation    6.12(e)
Chosen Courts    9.7(b)
Closing    1.2
Closing Adjusted Tangible Common Equity Requirement    6.20(g)
Closing Date    1.2
Code    Recitals
Company    Preamble
Company 401(k) Plan    6.6(c)
Company Articles    3.1(a)
Company Bank    1.13
Company Benefit Plan    3.11(a)
Company Bylaws    3.1(a)
Company Common Stock    1.5(a)
Company Contract    3.13(a)
Company Designated Director    6.11(a)
Company Disclosure Schedules    Art. III
Company ERISA Affiliate    3.11(a)
Company Financial Statements    3.6(a)
Company Indemnified Parties    6.7(a)
Company IT Assets    3.19(l)
Company Leased Properties    3.18(b)
Company Option    3.2(a)
Company Owned Intellectual Property    3.19(l)
Company Owned Properties    3.18(a)
Company Phantom Unit    1.7(a)
v

Company Qualified Plan    3.11(d)
Company Real Property    3.18(b)
Company Regulatory Agreement    3.14
Company RSU    1.7(a)
Company Securities    3.2(a)
Company Special Meeting    3.4
Company Subsidiary    3.1(b)
Company Subsidiary Securities    3.2(c)
Confidentiality Agreement    6.2(b)
Continuing Employees    6.6(a)
Contract Consents    6.19
DCBS    3.4
Derivative Contracts    3.15
Determination Date    8.1(h)
Determination Period    8.1(h)
Dissenting Shares    1.5(d)
Effective Time    1.3
Enforceability Exceptions    3.3(a)
Environmental Laws    3.16(a)
ERISA    3.11(a)
Exchange Act    3.2(d)
Exchange Agent    2.1
Exchange Fund    2.1
Exchange Ratio    1.5(a)
FDIC    3.1(b)
Federal Reserve Board    3.4
Final Closing Statement    6.20(c)
Final Index Price    8.1(h)
GAAP    3.1(a)
Governmental Entity    3.4
HSR Act    3.4
Independent Accounting Firm    6.20(f)
Index Ratio    8.1(h)
Initial Index Price    8.1(h)
Initial Parent Stock Price    8.1(h)
Insurance Policies    3.26
Intellectual Property    3.19(l)
Interim Closing Statement    6.20(a)
IRS    3.11(b)
IT Assets    3.19(l)
Joint Proxy Statement/Prospectus    3.4
Landlord Consents    6.18
Letter of Transmittal    2.2(a)
Liens    3.2(c)
Loans    3.25(a)

Malicious Code    3.19(l)
Material Adverse Effect    3.1(a)
Materially Burdensome Regulatory Condition    6.1(c)
Maximum Transaction Costs Amount    6.20(a)
Merger    Recitals
Merger Consideration    1.5(a)
Merger Consideration Value    1.7(c)
Merger Sub    Preamble
Merger Sub Articles    1.8
Merger Sub Bylaws    1.9
Merger Sub Common Stock    1.11(b)
Mergers    Recitals
Multiemployer Plan    3.11(f)
Multiple Employer Plan    3.11(f)
NASDAQ    2.2(e)
Negative Adjusted Tangible Common Equity Differential    6.20(h)
Negotiation Period    6.20(f)
New Certificates    2.1
OBCA    Recitals
Objection Notice    6.20(e)
Old Certificate    1.5(b)
Oregon Secretary    1.3
Parent    Preamble
Parent Articles    1.11(d)
Parent Average Closing Price    8.1(h)
Parent Bank    1.13
Parent Bylaws    1.11(e)
Parent Common Stock    1.5(a)
Parent Contract    4.12(a)
Parent Disclosure Schedules    Art. IV
Parent Equity Awards    4.2(a)
Parent Option Awards    4.2(a)
Parent Plans    6.6(b)
Parent PSU Awards    4.2(a)
Parent Regulatory Agreement    4.13
Parent Reports    4.10
Parent RSU Awards    4.2(a)
Parent Share Closing Price    2.2(e)
Parent Special Meeting    3.4
Parent Subsidiary    4.1(b)
PDF    9.13
Permitted Encumbrances    3.18(c)
Personal Information    3.19(l)
Personal Property    3.18(d)
Premium Cap    6.7(b)

Privacy and Security Requirements    3.19(l)
Process    3.19(l)
PTO    6.6(b)
Registered    3.19(l)
Regulatory Agencies    3.5
Representatives    6.12(a)
Requisite Company Vote    3.3(a)
Requisite Parent Vote    4.3(a)
Requisite Shareholder Vote    6.3(a)
S-4    3.4
Sarbanes-Oxley Act    4.6(c)
SEC    3.4
Second Effective Time    1.11(a)
Second Step Articles of Merger    1.11(a)
Second Step Merger    Recitals
Securities Act    3.2(a)
Shareholder Meeting    6.3(a)
Shareholders Meetings    6.3(a)
Software    3.19(l)
SRO    3.5
Stock Consideration Per Share Adjustment Amount    6.20(h)
Subsidiary    3.1(a)
Superior Proposal    6.12(d)
Surviving Corporation    Recitals
Surviving Entity    Recitals
Takeover Statutes    3.21
Tangible Equity Measuring Date    6.20(c)
Tax    3.10(b)
Tax Authority    3.10(d)
Tax Return    3.10(c)
Termination Date    8.1(c)
Termination Fee    8.2(b)
Trade Secrets    3.19(l)
Transaction Costs    6.20(a)

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of July 22, 2026 (this “Agreement”), is by and among PBCO Financial Corporation, an Oregon corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”) (the “Company”), Northrim BanCorp, Inc., an Alaska corporation and bank holding company registered under the BHC Act (“Parent”), and Whitewater Sub, Inc., an Alaska corporation and a wholly owned subsidiary of Parent (“Merger Sub”).
RECITALS
WHEREAS, the respective Boards of Directors of Parent, the Company and Merger Sub have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the strategic business combination transaction provided for herein and have approved this Agreement;
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;
WHEREAS, immediately following the Merger and as part of a single integrated transaction, the Surviving Corporation will merge with and into Parent (the “Second Step Merger”, and together with the Merger, the “Mergers”), with Parent as the surviving entity in the Second Step Merger (hereinafter sometimes referred to in such capacity as the “Surviving Entity”);
WHEREAS, immediately following the Second Step Merger, People’s Bank of Commerce (“Company Bank”), an Oregon state-chartered bank and a wholly owned Subsidiary of the Company, will merge (the “Bank Merger”) with and into Northrim Bank (“Parent Bank”), an Alaska state-chartered commercial bank and a wholly owned Subsidiary of Parent, with Parent Bank as the surviving entity in the Bank Merger;
WHEREAS, for U.S. federal (and applicable state and local) income tax purposes, it is intended that (a) the Merger and the Second Step Merger, taken together, shall be treated as a single integrated transaction and shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and applicable Treasury Regulations and any comparable provision of state law);
WHEREAS, this Agreement constitutes a “plan of merger” within the meaning of both the Alaska Corporations Code (“ACC”) and the Oregon Business Corporation Act (“OBCA”);

WHEREAS, as a material inducement to Parent to enter into this Agreement, certain directors of the Company have entered into a voting and support agreement with Parent, dated as of the date hereof (a “Voting Agreement”), substantially in the form attached to this Agreement as Exhibit B, pursuant to which each such person has agreed to vote all of the capital stock of the Company owned by each participating director and executive officer of the Company in favor of the approval of this Agreement and the transactions it contemplates. The parties acknowledge that the goodwill of the Company consists in material part of the relationships between certain directors and executive officers of the Company, on the one hand, and the customers and prospective customers of the Company, on the other hand. It is the intention of the parties that such Voting Agreements are being entered into in connection with the sale or other disposition of all of the capital stock of the Company owned by each participating director of the Company, and accordingly that the terms set forth in the Voting Agreement are exempt from the application of Oregon Revised Statute Section 653.295 by virtue of Section 653.295(4) of such law;
WHEREAS, as a material inducement to Parent to enter into this Agreement, certain directors and executive officers of the Company have entered into a support agreement with Parent, dated as of the date hereof (a “Support Agreement”), substantially in the form attached to this Agreement as Exhibit C, pursuant to which each such person has agreed not to transfer any shares of capital stock of the Company owned by each participating director and executive officer of the Company and agreed to refrain from competing with Parent and/or Parent Bank or soliciting its customers or employees for a period of time specified in such agreements. The parties acknowledge that the goodwill of the Company consists in material part of the relationships between certain directors and executive officers of the Company, on the one hand, and the customers and prospective customers of the Company, on the other hand. It is the intention of the parties that such Support Agreements are being entered into in connection with the sale or other disposition of all of the capital stock of the Company owned by each participating director and executive officer of the Company, and accordingly that the terms set forth in the Support Agreement are exempt from the application of Oregon Revised Statute Section 653.295 by virtue of Section 653.295(4) of such law;
WHEREAS, as a material inducement to Company to enter into this Agreement, certain executive officers and employees of the Company and Company Bank have entered into an employment agreement with Parent and Parent Bank (collectively, the “Employment Agreements”) in substantially the form attached to this Agreement as Exhibit D; and
WHEREAS, the parties desire to make certain representations, warranties and agreements specified in this Agreement in connection with the Merger and also to prescribe certain conditions to the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Article I. THE MERGER
1.1The Merger. Subject to the terms and conditions of this Agreement, in accordance with the ACC and the OBCA, at the Effective Time, the Company shall merge with and into Merger Sub. Merger Sub shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Alaska. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.
1.2Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place remotely via the electronic exchange of documents and signatures on (a) the last Business Day of the month with an Effective Time as of 12:01 a.m. on the first calendar day of the next month immediately following the last to occur of the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VII of this Agreement (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) (the “Approval Date”); provided, however, that if the Approval Date occurs during the months of November or December of 2026, the Closing shall occur on the last Business Day of December 2026, with an Effective Time as of 12:01 a.m. on January 1, 2027, or (b) such other date, time or place is agreed to in writing by the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date” “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Anchorage, Alaska.
1.3Effective Time. Subject to the terms and conditions of this Agreement, at the Closing, the parties shall execute and cause to be filed (i) articles of merger with the Alaska Division of Corporations, Business and Professional Licensing (Corporations Section) (the “Alaska Secretary”) and a plan of merger, as provided in the relevant provisions of the ACC (collectively, the “Articles of Merger”), and (ii) articles of merger and a plan of merger with the Secretary of State of the State of Oregon (the “Oregon Secretary”), as provided in the relevant portions of the OBCA. The Merger shall become effective at such time as designated in the Articles of Merger, or if no time is designated, at the time of filing of the Articles of Merger. The term “Effective Time” shall mean the date and time when the Merger becomes effective, as set forth in the Articles of Merger (or if no time is designated, at the time of filing of the Articles of Merger). The Effective Time will occur no later than one (1) Business Day after the Closing Date.
1.4Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the ACC and the OBCA.
1.5Conversion of Stock. At the Effective Time, by virtue of the Merger and the Second-Step Merger without any action on the part of Parent, the Company, the Merger Sub or the holder of any of the following securities:
(a)Subject to Section 2.2(e), each share of the common stock, par value $5.00 per share, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”), except for the Cancelled Shares and Dissenting Shares, shall be converted into the right to receive, without interest, 1.16 shares (as may be adjusted pursuant to this Agreement, the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of Parent common stock, par value $0.25 per share, (the “Parent Common Stock”) (the “Merger Consideration”); it being understood that upon the Effective Time, pursuant to Section 1.6, the Parent Common Stock, including the shares issued to former holders of Company Common Stock, shall be the common stock of the Surviving Entity.

(b)All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, including without duplication, cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e) and (ii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b) upon the surrender of such Old Certificates in accordance with Section 2.2, in each case without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made to the Exchange Ratio and the Merger Consideration to give holders of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained herein shall be construed to permit Parent or the Company to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(c)At the Effective Time, all shares of Company Common Stock that are directly owned by the Company (in each case, other than (i) shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary, custodial, escrow, agency or similar capacity, that are beneficially owned by third parties or (ii) shares of Company Common Stock held, directly or indirectly, by the Company in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).
(d)Notwithstanding anything in this Agreement to the contrary, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder of Company Common Stock who did not vote in favor of this Agreement or the Merger (or consent thereto in writing) and who exercises dissenters’ rights when and in the manner required under Chapter 60 of the OBCA (the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such holder shall be entitled to only such rights as are granted with respect to the payment of the fair value of such shares under the applicable provisions of Chapter 60 of the OBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the applicable provisions of Chapter 60 of the OBCA and this Section 1.5(d)), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to demand or receive the fair value of such shares of Company Common Stock under the OBCA. If any shareholder dissenting pursuant to Chapter 60 of the OBCA and this Section 1.5(d) shall have failed to perfect or shall have effectively withdrawn or lost any such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 1.5(a), without any interest thereon. The Company shall give Parent (i) prompt notice of any written notices the Company receives from or on behalf of its shareholders to exercise dissenters’ rights in respect of any shares of Company Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to Chapter 60 of the OBCA and received by the Company relating to shareholders’

dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under Chapter 60 of the OBCA. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle, or offer or agree to settle, any such demand. Any Merger Consideration made available to the Exchange Agent to exchange for shares of Company Common Stock for which dissenters’ rights have been perfected shall be returned to Parent upon demand.
1.6Parent Common Stock. At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Parent and shall not be affected by the Merger.
1.7Treatment of Company Equity Awards.
(a)Company Equity Awards. Immediately prior to the Effective Time, each award of restricted stock of the Company, restricted stock units of the Company (each, a “Company RSU”), and each award of phantom stock units of the Company (each, a “Company Phantom Unit”) that is outstanding immediately prior to the Effective Time shall become fully vested and any restrictions or risk of forfeiture shall lapse.
(b)Company Restricted Stock. All shares of restricted stock of the Company following such acceleration of vesting, lapse of restrictions, settlement or delivery shall be deemed to be issued and outstanding as of immediately prior to the Effective Time and entitled to receive the Merger Consideration in accordance with Section 1.5.
(c)Company RSUs. Any Company Common Stock required to be issued to the holder of such Company RSU award following such acceleration of vesting, lapse of restrictions, settlement or delivery shall be deemed to be issued and outstanding as of immediately prior to the Effective Time and entitled to receive the Merger Consideration in accordance with Section 1.5.
(d)Company Phantom Units. At the Effective Time, each Company Phantom Unit granted by the Company that is outstanding as of immediately prior to the Effective Time shall be cancelled and converted into the right to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of (i) the number of shares of Company Common Stock subject to the Company Phantom Unit as of immediately prior to the Effective Time and (ii)  the Merger Consideration Value. For purposes of this Agreement, “Merger Consideration Value” means the product of (A) the Exchange Ratio and (B) the Parent Share Closing Price. All payments pursuant to this Section 1.7(d) shall be made at or as soon as practicable following the Effective Time, in accordance with the Surviving Entity’s ordinary payroll practices, and shall be subject to any applicable withholding; provided, however, that to the extent any payments cannot be paid during such period without causing the recipient to incur a penalty tax under Section 409A of the Code, then such payment shall be distributed in accordance with Section 409A of the Code and applicable guidance thereunder.
(e)Required Actions. At or prior to the Effective Time, the Company, the Board of Directors of the Company and its Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.7, including providing notice to each holder of a Company RSU in accordance with Section 8.11 of the 2024 Stock Incentive Plan of the Company (which notice shall be in a form mutually agreed by the Company and Parent).
1.8Articles of Incorporation of the Surviving Corporation. At the Effective Time, the Articles of Incorporation of Merger Sub (the “Merger Sub Articles”), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter duly amended in accordance with the terms thereof and applicable law.
1.9Bylaws of the Surviving Corporation. At the Effective Time, the Bylaws of Merger Sub (the “Merger Sub Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter duly amended in accordance with the terms thereof and applicable law.
1.10Merger Sub Board of Directors and Officers. The directors of Merger Sub in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Sub in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The parties shall take all actions necessary to effect the provisions of this Section 1.10.
1.11Second Step Merger.
(a)Immediately following the Effective Time, in accordance with the ACC, Parent shall cause the Surviving Corporation to be merged with and into Parent in the Second Step Merger, with Parent surviving the Second Step Merger as the Surviving Entity and continuing its existence under the laws of the State of Alaska, and the separate corporate existence of the Surviving Corporation ceasing as of the Second Effective Time. In furtherance of the foregoing, Parent shall cause to be filed with the Alaska Secretary, in accordance with the ACC, articles of merger (the “Second Step Articles of Merger”) relating to the Second Step Merger. The Second Step Merger shall become effective at such time specified in the Second Step Articles of Merger in accordance with the relevant provisions of the ACC (such time hereinafter referred to as the “Second Effective Time”).
(b)At the Second Effective Time, by virtue of the Second Step Merger and without any action on the part of Parent or the Surviving Corporation, each share of common stock, no par value per share, of the Surviving Corporation (the “Merger Sub Common Stock”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c)At and after the Second Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain an issued and outstanding share of Parent Common Stock and shall not be affected by the Second Step Merger; it being understood that upon the Second Effective Time, the Parent Common Stock, including the shares issued to former holders of Company Common Stock, shall be the common stock of the Surviving Entity.
(d)At the Second Effective Time, the Amended and Restated Articles of Incorporation of Parent (the “Parent Articles”), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Entity, until thereafter duly amended in accordance with the terms thereof and applicable law.
(e)At the Second Effective Time, the Bylaws of Parent (the “Parent Bylaws”), as in effect immediately prior to the Second Effective Time, shall be the Bylaws of the Surviving Entity, until thereafter duly amended in accordance with the terms thereof and applicable law.
(f)At the Second Effective Time, the officers and directors of Parent as of immediately following the Effective Time (including, for the avoidance of doubt, with respect to the appointment of the Company Designated Director to the Board of Directors of Parent as provided in Section 6.11(a)) shall be the officers and directors of the Surviving Entity.
1.12Tax Treatment. It is intended that (a) the Merger and the Second Step Merger, taken together, shall be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, and (b) this Agreement shall constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 356 and 361 of the Code (and the applicable Treasury Regulations and any comparable provision of state Law) and this Agreement to be interpreted consistent with that intent. No party shall take or cause to be taken (or permit any of its Affiliates to take or cause to be taken) any action, or fail to take or cause to be taken (or permit any of its Affiliates to fail to take or cause to be taken) any action, in each case, which would reasonably be expected to prevent either (i) the Merger and the Second Step Merger, taken together, or (ii) the Bank Merger, in each case, from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Each party shall cause all Tax Returns to be prepared and filed on the basis of treating each of (x) the Merger and the Second Step Merger, taken together, and (y) the Bank Merger, in each case, as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and shall not (or permit any of its Affiliates to) take any position inconsistent with the intended Tax treatment set forth in this Section 1.12 in any Tax filing or action, except as otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).
1.13Bank Merger. Immediately following the Second Step Merger, Company Bank will merge with and into Parent Bank. Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the Second Effective Time. Concurrently with entering into this Agreement, Parent and the Company shall cause Parent Bank and Company Bank, respectively, to enter into the separate agreement and plan of bank merger in the form attached hereto as Exhibit A (the “Bank Merger Agreement”), and Parent, as the sole shareholder of Parent Bank, and the Company, as the sole shareholder of Company Bank, shall each approve and adopt the Bank Merger Agreement. The parties shall execute such articles of merger and such other documents and certificates as are necessary or appropriate to make the Bank Merger effective (“Bank Merger Articles”) immediately following the Second Effective Time.
Article II. EXCHANGE OF SHARES
2.1Parent to Make Merger Consideration Available. At or prior to the Effective Time, Parent shall authorize the issuance of and shall deposit, or shall cause to be deposited, with an exchange agent designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) certificates or, at Parent’s option, evidence of shares in book-entry form, representing the shares of Parent Common Stock (collectively, referred to herein as “New Certificates”), to be delivered to the holders of Company Common Stock pursuant to Section 1.5, and (b) any cash in lieu of fractional shares required to be paid to holders of Company Common Stock pursuant to this Article II (such New Certificates and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).
2.2Exchange of Shares.
(a)As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one (1) or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent (the “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Parent Common Stock and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificates shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends or distributions to be paid in respect thereof pursuant to Section 2.2(b). Parent will cause the Exchange Agent to provide the Company a reasonable opportunity to review and comment upon the Letter of Transmittal, or any amendments or supplements thereto, prior to disseminating the Letter of Transmittal to the holders of Company Common Stock, and Parent will consider in good faith and will cause the Exchange Agent to consider in good faith any reasonable comments proposed by the Company. Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, accompanied by a properly completed Letter of Transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares that such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions that the holder presenting such Old Certificate or Old Certificates has the right to receive pursuant to this Section 2.2, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration, dividends or distributions or cash in lieu of fractional shares payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.
(b)No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until such holder shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock that the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive.
(c)If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not payable.
(d)After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old

Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.
(e)Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former holder of Company Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing price per share of Parent Common Stock on the NASDAQ Global Select Market (the “NASDAQ”) as reported by www.nasdaq.com for the consecutive period of twenty (20) full trading days immediately preceding (but not including) the date that is the second (2nd) trading day prior to the Closing Date (or, if not reported therein, in another authoritative source mutually agreed upon by Parent and the Company) (the “Parent Share Closing Price”) by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f)Any portion of the Exchange Fund that remains unclaimed by the holders of Company Common Stock for six (6) months after the Effective Time shall be delivered to the Surviving Entity. Any former holders of Company Common Stock who have not theretofore exchanged their Old Certificates in compliance with this Article II shall thereafter look only to the Surviving Entity for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to Section 2.2(b) or any other amount otherwise payable pursuant to this Agreement to any holder of Company Common Stock, restricted stock of the Company, Company RSU, or Company Phantom Unit any such amount as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax law. To the extent any amount is so withheld by Parent or the Exchange Agent, as the case may be, and timely paid over to the appropriate Tax Authority, the withheld amount shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be.
(h)In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares, deliverable in respect thereof pursuant to this Agreement, and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b).
(i)Subject to the terms of this Agreement, Parent, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of any Letter of Transmittal and compliance by any holder of Company Common Stock with the procedures and instructions set forth herein and therein, (ii) the issuance and delivery of the whole number of shares of Parent Common Stock into which shares of Company Common Stock are converted in the Merger and (iii) the method of payment of cash in lieu of fractional shares of Parent Common Stock.
Article III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the applicable section of the disclosure schedules delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedules”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; (ii) the mere inclusion of an item in the Company Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect; and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (a) any other section of Article III specifically referenced or cross-referenced and (b) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, the Company hereby represents and warrants to Parent as follows:
3.1Corporate Organization.
(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon, and is a bank holding company duly registered under the BHC Act. The Company has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements or the enforcement, implementation or interpretation thereof, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate,

(C) changes, after the date hereof, in global, national or regional economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, including any disruption in any financial, banking or securities markets in general and any decline in the price of any market index or any change in prevailing interest rates, (D) changes relating to or arising out of the public disclosure of this Agreement or of the transactions contemplated hereby (provided that this exception shall not apply for purposes of the representations and warranties in Section 3.3(b) or Section 4.3(b)), (E) a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Company Common Stock or Parent Common Stock (as applicable), in and of itself, but not including any underlying causes thereof, (F) changes, after the date of hereof, in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, (G) natural disasters, pandemics (including the outbreaks, epidemics or pandemics, and the governmental and other responses thereto) or other force majeure events, or (H) actions that are taken with the express prior written consent of the other party in contemplation of the transactions contemplated hereby; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are disproportionately adverse to such party and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which such party and its Subsidiaries operate) or (ii) the ability of such party to perform its obligations under this Agreement (including the Bank Merger). As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank, trust, association, joint venture or other organization, whether incorporated or unincorporated, or person of which (i) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. True and complete copies of the Articles of Incorporation of the Company (the “Company Articles”) and the Amended and Restated Bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been furnished or made available by the Company to Parent. The Company is not in violation of any of the provisions of the Company Articles or the Company Bylaws.
(b)Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary and in which the failure to be so licensed or qualified or in good standing would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions, except in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of the Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. No Company Subsidiary is in violation of any of the provisions of the charter, articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Company Subsidiary.

3.2Capitalization.
(a)The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, par value 5.00 per share. As of the date of this Agreement, there are (i) 5,072,054 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Common Stock held in treasury, (iii) 61,913 shares of Company Common Stock subject to and reserved for issuance upon the exercise of outstanding Company RSUs, (iv) no options to purchase Company Common Stock, whether vested or unvested, granted by the Company (each, a “Company Option”), (v) no shares of Company Common Stock reserved for issuance under any employee stock ownership or purchase plan of the Company, and (vi) no other shares of capital stock or other voting securities or equity interests of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness or instruments that have the right to vote on any matters on which shareholders of the Company may vote, and, except as set forth in Section 3.2(a) of the Company Disclosure Schedules, no trust preferred or debt securities of the Company are issued or outstanding. Other than the Company Phantom Units issued prior to the date of this Agreement and set forth in this Section 3.2(a) of the Company Disclosure Schedules, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in the Company, or contracts, commitments, understandings or arrangements by which the Company may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in the Company, or otherwise obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, or register under the Securities Act of 1933, as amended (the “Securities Act”), any of the foregoing (collectively, “Company Securities”). Section 3.2(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all shares of restricted stock of the Company, Company RSUs and Company Phantom Units outstanding as of the date hereof specifying, on a holder-by-holder basis, as applicable, (A) the name of each holder, (B) the number of shares or Company Phantom Units subject to each such shares of restricted stock of the Company, Company RSU or Company Phantom Unit, (C) the grant date of each such shares of restricted stock of the Company, Company RSU or Company Phantom Unit, (D) the Company Benefit Plan under which such shares of restricted stock of the Company, Company RSU or Company Phantom Unit was granted, (E) the base price or grant price, if any, for each such shares of restricted stock of the Company, Company RSU or Company Phantom Unit, and (F) the expiration date, if any, for each such shares of restricted stock of the Company, Company RSU or Company Phantom Unit. Other than the shares of restricted stock of the Company, Company RSUs and Company Phantom Units, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of the Company or any of its Subsidiaries) are outstanding. No Subsidiary of the Company owns any capital stock of the Company. Neither the Company nor any of its Subsidiaries is required to file with or furnish to the SEC any reports.
(b)Other than the Voting Agreement or Support Agreement, there are no voting trusts, shareholder agreements, proxies or other agreements in effect to which the Company or any of its Subsidiaries is a party with respect to the voting or transfer of the Company Common Stock, capital stock or other voting or equity securities or ownership interests of the Company or granting any shareholder or other person any registration rights. The Company does not have in effect a “poison pill” or similar shareholder rights plan.

(c)Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete list of all Subsidiaries of the Company. Except as set forth in Section 3.2(c) of the Company Disclosure Schedules, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Company Subsidiary, or contracts, commitments, understandings or arrangements by which any Company Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such Company Subsidiary, or otherwise obligating any Company Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire, or register under the Securities Act, any of the foregoing (collectively, “Company Subsidiary Securities”). Except for its interests in the Company Subsidiaries, and except as set forth in Section 3.2(c) of the Company Disclosure Schedules, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.
(d)Neither the Company nor any of its Subsidiaries has a class of securities registered, and none of them is required or has ever been required to register any class of securities, under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Neither the Company nor any of its Subsidiaries files or has ever filed, and none of them has ever been required to file, reports under Section 13 or Section 15(d) of the Exchange Act. No class of Company Securities is or has been listed on any national securities exchange, as that term is defined for purposes of Section 6 of the Exchange Act. Shares of Company Common Stock are quoted on the OTC Market under the symbol “PBCO”. Company (i) is eligible to have shares of Company Common Stock traded on the OTC Expert Market in accordance with the rules promulgated by OTC Markets Group, Inc., (ii) complies in all material respects with all financial and other disclosure requirements for companies with securities traded on the OTC Market, and (iii) complies in all material respects with all other requirements of the rules promulgated by OTC Markets Group, Inc. applicable to the OTC Market. To the knowledge of the Company, no person has provided information regarding the Company under Exchange Act Rule 15c2-11(a), which information was acquired directly or indirectly from the Company or any person authorized to disclose information on behalf of the Company. No information provided by the Company to any person for the purpose (whether wholly or in part) of informing investors and prospective investors in the Company Common Stock contained, when provided, any misstatement of a material fact about the Company or any of its Subsidiaries, and no such communication omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which the statements were made, not misleading.
3.3Authority; No Violation.
(a)The Company has full corporate power and authority to execute and deliver this Agreement and subject to the Requisite Company Vote and the other actions described in this Section 3.3(a), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the

Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its shareholders, and has directed that this Agreement and the transactions contemplated hereby be submitted to the shareholders of the Company for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect and recommending that the shareholders of the Company approve this Agreement and the transactions contemplated hereby. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to vote (the “Requisite Company Vote”), and the adoption and approval of the Bank Merger Agreement by the Board of Directors of Company Bank and the Company as its sole shareholder, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b)Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby (including the Bank Merger), nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles or the Company Bylaws or the charter, articles or certificate of incorporation or bylaws (or similar organizational documents) of any Company Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, require consent under or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.
3.4Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and approval of such applications, filings and notices, (b) the filing of any required applications, filings or notices, as applicable, with the FDIC, the Alaska Department of Commerce, Community, and Economic Development, Division of Banking and Securities (the “ADBS”), the Oregon Department of Consumer and Business Services, Division of Financial Regulation (the “DCBS”) and any state banking authorities listed on Section 3.4 of the Company Disclosure Schedules or Section 4.4 of the Parent Disclosure Schedules, and approval of such applications, filings and notices, (c) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement/prospectus in definitive form (including any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) relating to the special meeting of the Company’s shareholders (the “Company Special Meeting”) and the special meeting of Parent’s shareholders (the “Parent Special Meeting”), each contemplated by this Agreement and of a registration statement on Form S-4 (or such other applicable form)

(including any amendments or supplements thereto, the “S-4”) in which the Joint Proxy Statement/Prospectus will be included, and declaration of effectiveness of the S-4, (d) the filing of the Articles of Merger with the Alaska Secretary pursuant to the ACC and the articles of merger with the Oregon Secretary, (e) the filing of the Second Step Articles of Merger with the Alaska Secretary pursuant to the ACC, (f) the filing of the Bank Merger Articles, (g) if required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the filing of any notices or other filings under the HSR Act, (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement and (i) the approval of the listing of such shares of Parent Common Stock on the NASDAQ, no consents or approvals of, notices, or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or SRO (each, a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by the Company of this Agreement or (B) the consummation by the Company of the Merger and the other transactions contemplated hereby (including the Second Step Merger, and the Bank Merger). As of the date hereof, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received to permit consummation of the Merger, the Second Step Merger, the Bank Merger and the other transactions contemplated by this Agreement on a timely basis.
3.5Reports. The Company and each of its Subsidiaries have timely filed, furnished or made available all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with (i) any state regulatory authority, including the DCBS, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) any foreign regulatory authority and (v) any self-regulatory organization (an “SRO”) ((i) through (v), each a Regulatory Agency” and collectively, “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Each such report, form, correspondence, registration or statement filed with (or furnished to, as applicable) any Regulatory Agency since January 1, 2023, as of the date of its filing (or furnishing, as applicable) complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2023. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2023, in each case, which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
3.6Financial Statements.
(a)Company has furnished or made available to Parent true, complete and correct copies of (x) the audited balance sheet and statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including any related notes and schedules thereto and the signed, unqualified opinion of the Company’s independent auditor) for the fiscal years ended December 31, 2023, 2024 and 2025, in each case for the Company and its

Subsidiaries on a consolidated basis (collectively, the “Audited Company Financial Statements”) and (y) the unaudited balance sheet and statement of income for the Company and its Subsidiaries, as of and for the six (6) months ended June 30, 2026, in each case for the Company and its Subsidiaries on a consolidated basis (such unaudited financial statements, together with the Audited Company Financial Statements, the “Company Financial Statements”). Except as set forth in Section 3.6(a) of the Company Disclosure Schedules, the Company Financial Statements (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii)  fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to the omission of changes in shareholders’ equity and cash flows and year-end audit adjustments normal and not material in nature and amount), (iii) complied, as of their respective dates of preparation, in all material respects with applicable accounting requirements and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto and the absence of footnote disclosure in the unaudited financial statements. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No independent public accounting firm of the Company has resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)Neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company as of June 30, 2026, included in the Company Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2026, or as expressly contemplated by this Agreement, in each case, which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
(c)The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of the Company and its Subsidiaries. Except as set forth in Section 3.6(c) of the Company Disclosure Schedules, the Company has not identified any “significant deficiencies” or “material weaknesses” (as such terms are defined under Auditing Standard No. 5) in in the design or operation of its internal control over financial reporting. Since January 1, 2023, the Company has not experienced or effected any material change in internal control over financial reporting.
(d)Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Financial Statements.
(e)Since January 1, 2023, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, executive officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise has had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to the allowance for credit loss (“ACL”), write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in impermissible accounting or auditing practices, and (ii) no employee of or attorney (whether or not employed by the Company or any of its Subsidiaries) representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or the Board of Directors or similar governing body of any Company Subsidiary or any committee thereof, or to the knowledge of the Company, to any director or officer of the Company or any Company Subsidiary.
3.7Broker’s Fees. With the exception of the engagement of D.A. Davidson & Co., neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or related transactions contemplated by this Agreement. The Company has disclosed to Parent as of the date hereof the aggregate fees provided for in connection with the engagement of D.A. Davidson & Co., related to the Mergers and the other transactions contemplated hereunder.
3.8Absence of Certain Changes or Events.
(a)Since December 31, 2025, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
(b)Since December 31, 2025, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.
3.9Legal Proceedings.
(a)Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).
3.10Taxes and Tax Returns.
(a)Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no pending disputes, claims, audits, examinations or other proceedings regarding any Tax of the Company or its Subsidiaries, or the assets of the Company or its Subsidiaries, and no such claim, audit, examination or proceeding has been threatened in writing. Except as disclosed on Schedule 3.6(a) of the Company Disclosure Schedules, no claim has ever been made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax by that jurisdiction. There are no liens for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries. The Company has made available to Parent true, correct and complete copies of any private letter ruling request, closing agreement or gain recognition agreement with respect to Taxes requested or executed by the Company or any of its Subsidiaries in the last six (6) years. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or an agreement or arrangement the principal purpose of which is not Tax). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, pursuant to applicable law. Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2). Neither the Company nor any of its Subsidiaries has been a United

States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(b)As used in this Agreement, the term “Tax” or “Taxes” means all U.S. federal, state, local, and non-U.S. income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments in the nature of a tax together with all penalties, interest, and additions to tax and interest thereon imposed by a Tax Authority.
(c)As used in this Agreement, the term “Tax Return” means any return, report, statement, or other document with respect to Taxes required to be filed with a Tax Authority, including any schedule, attachment or amendment thereof.
(d)As used in this Agreement, the term “Tax Authority” means a Governmental Entity with the authority to administer, impose, regulate and collect Taxes and Tax Returns.
3.11Employees and Employee Benefit Plans.
(a)Section 3.11(a) of the Company Disclosure Schedules sets forth a true and correct list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and each bonus, stock option, stock purchase, restricted stock, phantom stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, fringe benefit or other benefit plan, program or arrangement, and each retention, bonus, employment, change of control, termination or severance plan, program or arrangement or other contract or agreement (i) with respect to which the Company or any Subsidiary or any trade or business of the Company or any of its Subsidiaries, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has or, would reasonably be expected to have, any current or future obligation or (ii) that is maintained, contributed to or sponsored by the Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any Company ERISA Affiliate.
(b)With respect to each Company Benefit Plan, the Company has made available to Parent a true and complete copy of (i) the Company Benefit Plan (or, with respect to any unwritten Company Benefit Plan, a written description thereof), and (ii) to the extent applicable: (A) all summary plan descriptions, amendments, modifications or material supplements relating to the Company Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the Internal Revenue Service (“IRS”), (C) the most recently received IRS determination, advisory or opinion letter, if any, (D) the most recently prepared actuarial report (if applicable), and (E) material notices, letters or other correspondence from the IRS, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Entity relating to the Company Benefit Plan.
(c)Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.
(d)Section 3.11(d) of the Company Disclosure Schedules identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Company Qualified Plan”). Each Company Qualified Plan has received a favorable and unexpired IRS determination letter, or with respect to a prototype or volume submitter plan, can rely on an advisory or opinion letter from the IRS to the applicable plan sponsor, to the effect that the Company Qualified Plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any the Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
(e)Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case, that is subject to Section 409A of the Code, has been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code including, in all material respects, in documentary and operational compliance with Section 409A of the Code.
(f)None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has, at any time during the last six (6) years, sponsored, maintained or contributed to or been obligated to contribute to (i) any plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, (ii) any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) (iii) any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), or (iv) any “multiple employer welfare arrangement” (within in the meaning of Section 3(40) of ERISA). None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has incurred any liability with respect to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(g)Except as provided in Section 3.11(g) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to, any employee benefit plan, program, agreement or arrangement that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or other applicable law for which the covered person pays the full cost of coverage. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject Company, any Company ERISA Affiliate or any Company Benefit Plan to penalties, excise Taxes or any other payment (whether or not assessed) under Section 4980D or 4980H of the Code.
(h)All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of the Company.
(i)There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the IRS, the Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Company Benefit Plan or any other person.
(j)None of the Company, any of its Subsidiaries, any Company ERISA Affiliate or any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) for which an exemption is not available, which could subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(k)Except as set forth in Section 3.11(k) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (i) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of the Company or any of its Subsidiaries; (ii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust; or (iii) result in an “excess parachute payment” within the meaning of Section 280G of the Code. Except as set forth in Section 3.11(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar off-balance sheet funding vehicle, and the transactions contemplated by this Agreement will not cause or require the Company or any of its affiliates to establish or make any contribution to a rabbi trust or similar off-balance sheet funding vehicle.
(l)Except as set forth in Section 3.11(l) of the Company Disclosure Schedules, no Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. The Company has made available to Parent true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.
(m)There are no pending or, to the knowledge of the Company, threatened material labor grievances or unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries. The Company and its Subsidiaries have complied in all material respects with all applicable federal, state, and local laws and regulations regarding employment and employment practices, including but not limited to: laws regarding equal employment opportunity, including laws prohibiting discrimination, harassment, and retaliation; leaves of absence; protected time off rights; scheduling; disability, pregnancy, and religious accommodation; pay equity; verification of employment eligibility; immigration law compliance; wage and hour law requirements, including relating to minimum wage, timekeeping, overtime pay, meal and rest break requirements, timely pay, and pay statements; classification of employees and independent contractors; whistleblowing and protected conduct; employee privacy; background and criminal history inquiries; reductions in force; termination of employment; restrictive covenants; employee injuries and workers’ compensation; and workplace safety. No claims relating to non-compliance with the foregoing are pending or, to the knowledge of the Company, threatened.
3.12Compliance with Applicable Law. The Company and each of its Subsidiaries hold, and have at all times since January 1, 2023, held, and been in compliance with, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold or be in compliance with nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit, charter or authorization is threatened. The Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule regulation and/or policy of any Governmental Entity relating to the Company or any of its Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act and any other law and/or policy relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, risk management and controls audit, information technology, customer due diligence, enhanced due diligence, stress testing, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act and Regulation W, and all agency or regulatory requirements relating to the origination, sale and servicing of loans. Company Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of the Company, or any of its Subsidiaries, or to the knowledge of the Company, any director, executive officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Except as would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2023, the Company and each of its Subsidiaries have properly administered all accounts for which the Company or any of its Subsidiaries acts as a fiduciary, including accounts for which the Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in compliance with the terms of the applicable governing documents and applicable law. None of the Company or any of its Subsidiaries, or any director, officer or employee of Company or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to the Company and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account. As of the date hereof, the Company and Company Bank are “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal regulator) and in the case of the Company Bank, an “eligible depository institution” (as defined in 12 C.F.R. 303.2(r)) and, as of the date hereof, neither the Company nor any of its Subsidiaries has received any indication from a Governmental Entity that its status as “well-capitalized” or “eligible depository institution” or that Company Bank’s Community Reinvestment Act rating will change.
3.13Certain Contracts.
(a)Except as set forth in Section 3.13(a) of the Company Disclosure Schedules, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral):
(i)that would be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, excluding any Company Benefit Plan), assuming for these purposes that the Company were required to file periodic reports with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act;
(ii)that contains a non-compete or client, employee or customer non-solicitation requirement or any other provision that restricts the conduct of any line of business by the Company or any of its affiliates or upon consummation of the Merger, the Second Step Merger, or the Bank Merger would restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region;
(iii)any of the benefits or obligations of or under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, shareholder approval of this Agreement or the announcement or consummation of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events), or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(iv)that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries, including any sale-leaseback transactions, capitalized leases and other similar financing transactions, or provides for the guarantee, support, indemnification, assumption or endorsement by the Company or any of its Subsidiaries of, or any similar commitment by the Company or its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in each case in the principal amount of $100,000 or more;
(v)that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of the Company or its Subsidiaries or that limits or purports to limit the ability of the Company or any of its Subsidiaries (or that following consummation of the Mergers or the Bank Merger would purport to limit the Surviving Entity or any of its affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

(vi)that obligates the Company or any of its Subsidiaries, or upon consummation of the Mergers or the Bank Merger would obligate the Surviving Entity or any of its affiliates, to conduct business with any third party on a preferential or exclusive basis, that contains any “most favored nation” or similar covenants or that provides for a “clawback” or similar undertaking requiring the reimbursement or refund of any fees;
(vii)that is an alliance, cooperation, limited liability company, joint venture, shareholders, partnership or similar agreement or any agreement involving a sharing of profits or losses relating to the Company or any of its Subsidiaries;
(viii)that involves the performance by the Company or any of its Subsidiaries of Loan servicing with any outstanding obligations that are material to the Company or any of its Subsidiaries;
(ix)that involves the payment of more than $100,000 per annum;
(x)that relates to the acquisition or disposition of any person, business or asset and under which the Company or any of its Subsidiaries has or may have a material obligation or liability;
(xi)that provides any third party the right to acquire, use or have access to, any assets or properties, or any interest therein, of the Company or any of its Subsidiaries, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business, consistent with past practice;
(xii)that is a Derivative Contract;
(xiii)that is a settlement, consent or similar agreement and contains any continuing obligations of the Company or any of its Subsidiaries;
(xiv)that is an agreement with a federal or state Governmental Entity that insures or guarantees mortgage Loans or mortgage backed securities;
(xv)that (A) grants the company or any of its Subsidiaries any right to use any Intellectual Property (other than “shrink-wrap,” “click-wrap” or “web-wrap” licenses in respect of commercially available software) and that provides for annual payments in excess of $50,000, (B) permits any person to use, enforce or register any Intellectual Property of the Company or any of its Subsidiaries, including any license agreements, coexistence agreements and covenants not to sue or (C) restricts the right of the Company or any of its Subsidiaries to use or register any Intellectual Property;
(xvi)that provides for any earn-out, contingent purchase price or similar payment obligation, or a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell any equity securities of any person; or
(xvii)that is not of the type listed above but that is material to the condition (financial or otherwise), results of operations or business of the Company or its Subsidiaries.
Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedules, is referred to herein as a “Company Contract.” The Company has made available to Parent true, correct and complete copies of each Company Contract in effect as of the date hereof.

(b)(i) Each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (ii) the Company and each of its Subsidiaries has performed and complied with all obligations required to be performed by it under each Company Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (iii) to the knowledge of the Company, each third-party counterparty to each Company Contract has performed and complied with all obligations required to be performed by it under such Company Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (iv) neither the Company nor any of its Subsidiaries knows of, or has received notice of, any violation of any Company Contract by any of the parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, and (v) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of the Company or any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, of or under any such Company Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.
3.14Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or is subject to any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedules, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is currently considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.
3.15Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, collars, futures and forward contracts and other similar derivative transactions and risk management arrangements (including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions) (“Derivative Contracts”), whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
3.16Environmental Matters.
(a)To the knowledge of Company, the Company and its Subsidiaries are in compliance, and have complied in all material respects, with all federal, state or local laws, regulations, orders, decrees, permits, authorizations, common law and agency requirements relating to: (i) the protection or restoration of the environment (including, without limitation, ambient air, soil, surface water or groundwater) and health and safety as it relates to hazardous substance exposure or natural resource damages; (ii) the handling, use, transportation, treatment, storage, presence, disposal, release or threatened release, recycling, of, or exposure to, any hazardous substance; or (iii) noise, odor, wetlands, indoor air quality, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).
(b)To the knowledge of Company, there has been no release of hazardous substances on, under, about or affecting the Company Owned Properties or, during the time of the tenancy of the Company or a Subsidiary, the Company Leased Properties. There are no legal, administrative, arbitral or other proceedings, claims, fines, notices of violation, actions, or to the knowledge of the Company, any investigations or remediation activities of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law or involving any real property currently or formerly owned, operated or leased by the Company or its Subsidiaries, pending or to the knowledge of the Company threatened against the Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation against the Company or its Subsidiaries. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or third party imposing any liability or obligation with respect to the foregoing environmental matters that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
(c)The Company has provided to Parent any and all environmental reports, studies, audits, records, sampling data and other similar documents within the possession or control of the Company or any of its Subsidiaries as of the date of this Agreement.
3.17Investment Securities and Commodities.
(a)Each of the Company and its Subsidiaries has good and marketable title to all securities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with past business practices to secure obligations of the Company or its Subsidiaries.
(b)The Company and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures that reasonable in the context of such businesses, and the Company and its Subsidiaries have, since January 1, 2023, been in material compliance with the terms of such policies, practices and procedures. Prior to the date of this Agreement, the Company has made available to Parent the material terms of such policies, practices and procedures.
(c)Neither the Company nor its Subsidiaries owns any commodities as investments.
3.18Real Property; Personal Property.
(a)Section 3.18(a) of the Company Disclosure Schedules sets forth a complete and accurate list of all of the real properties owned by the Company or any Company Subsidiary as of the date of this Agreement (the “Company Owned Properties”).

(b)Section 3.18(b) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a complete and accurate list of all of the leases, subleases, licenses or other occupancies to which the Company or any Company Subsidiary is a party as lessee or tenant for real property (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), true and correct copies of which have previously been made available to Parent.
(c)The Company or a Company Subsidiary (x) has good and marketable title to all the Company Owned Properties, free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) Liens identified in Section 3.18(c) of the Company Disclosure Schedules (collectively, “Permitted Encumbrances”), and (y) is the lessee of and has a valid leasehold interest in all the Company Leased Properties, free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid, binding and enforceable in accordance with its terms and in full force and effect, the Company and each of its Subsidiaries and, to the knowledge of the Company, each lessor, has performed all obligations required to be performed by it under each such lease, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any lessor, under any such lease. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property. No person other than the Company and its Subsidiaries has any right in any of the Company Owned Properties or any right to use or occupy any portion of the Company Owned Properties or any right to use or occupy any portion of the Company Leased Properties.
(d)(i) The Company or a Company Subsidiary has good, valid and marketable title to all of the personal property of the Company and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of the Company and its Subsidiaries, except for such imperfections of title and encumbrances, if any, as are not material in character, amount or extent, (“Personal Property”) and (ii) each of the leases under which the Company or its Subsidiaries lease Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the knowledge of the Company, the lessor, except for any default which is not material in character, amount or extent.
(e)The properties and assets of the Company and its subsidiaries (including the Company Real Property and the Personal Property) are in good condition (ordinary wear and tear excepted) and are sufficient for the continued conduct of the business of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the property and assets necessary to conduct the business of the Company and its Subsidiaries as currently conducted.
3.19Intellectual Property; Information Security.
(a)Section 3.19(a) of the Company Disclosure Schedules contains a true and complete list, as of the date hereof, of all Company Owned Intellectual Property that is Registered, indicating for each item the record owner, registration or application number, and the filing jurisdiction, social media platform or domain name registrar, as applicable.

(b)(i) Each of the Company and its Subsidiaries solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than Permitted Encumbrances, all right, title and interest in and to its respective Company Owned Intellectual Property and (ii) the Company Owned Intellectual Property is subsisting and, to the knowledge of the Company, all issued and granted items therein are valid and enforceable except, in each case of clauses (i) and (ii), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries owns or is licensed or otherwise has the right to use all Intellectual Property used in and material to, or necessary for the conduct of, each of their respective businesses.
(c)Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (i) to the knowledge of the Company, the operation of the Company and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate, and has not since January 1, 2023 infringed, diluted, misappropriated or otherwise violated, the Intellectual Property rights of any third Person, and (ii) neither the Company nor any of its Subsidiaries has received any written claim, notice, invitation to license or similar written communication alleging any of the foregoing since January 1, 2023.
(d)Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (i) to the knowledge of the Company, no third party is infringing, diluting, misappropriating or otherwise violating, or has infringed, diluted, misappropriated or otherwise violated since January 1, 2023, any of the Company Owned Intellectual Property, and (ii) neither the Company nor any of its Subsidiaries has asserted or threatened in writing any claim, action, suit, proceeding or investigation against any Person alleging any of the foregoing since January 1, 2023.
(e)Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries has taken commercially reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company or any of its Subsidiaries, and (ii) to the knowledge of the Company, such Trade Secrets have not been disclosed to or discovered by any person (other than directors, officers and employees of the Company and its Subsidiaries) except pursuant to non-disclosure agreements which, to the knowledge of the Company, have not been breached.
(f)Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (i) each current and former employee or contractor of the Company or any of its Subsidiaries who has developed any Intellectual Property for or on behalf of the Company or any of its Subsidiaries has signed an agreement containing a present assignment to the Company or its applicable Subsidiary of all such Intellectual Property, and (ii) to the knowledge of the Company, no such person retains or claims to retain any right, title or interest in or to any such Intellectual Property.
(g)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company IT Assets (i) operate and perform substantially as required by the Company and each of its Subsidiaries in connection with their respective businesses, (ii) have not malfunctioned or failed since January 1, 2023 in a manner that has caused disruption to the business operations of the Company or any of its Subsidiaries, and (iii) to the knowledge of the Company, are free from Malicious Code or other bugs or defects.
(h)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its

Subsidiaries have implemented commercially reasonable measures designed to (i) protect the confidentiality, integrity, operation and security of the Company IT Assets controlled by the Company or any of its Subsidiaries (and all information and transactions stored or contained therein or transmitted thereby) against unauthorized use, access, interruption, modification or corruption, including backup, security and disaster recovery technology and procedures, and (ii) prevent the introduction of Malicious Code into Software included in the Company Owned Intellectual Property, including the use of firewall protections and regular virus scans and access monitoring.
(i)To the knowledge of the Company, there has been no unauthorized use, access, interruption, modification or corruption of any of the Company IT Assets (or any information or transactions stored or contained therein or transmitted thereby) since January 1, 2023, that, either individually or in the aggregate, has resulted in or is reasonably expected to result in a Material Adverse Effect on the Company.
(j)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its Subsidiaries (i) have established and implemented written policies and organizational, physical, administrative and technical measures that are reasonable and consistent with all applicable Privacy and Security Requirements, and (ii) have at all times since January 1, 2023 complied in all respects with all applicable Privacy and Security Requirements.
(k)Since January 1, 2023, neither the Company nor any of its Subsidiaries has received any written notice (including any enforcement notice), letter or complaint alleging, or providing notice of any investigation concerning, any noncompliance with any Privacy and Security Requirements except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
(l)For purposes of this Agreement:
(i)“Company IT Assets” means any and all IT Assets owned, leased or licensed (or purported to be owned, leased or licensed) by the Company or any of its Subsidiaries.
(ii)“Company Owned Intellectual Property” means Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
(iii)“Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including Software, databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights or similar proprietary rights throughout the world.

(iv)“IT Assets” means computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation.
(v)“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” “malware,” (in each case, as such terms are commonly understood in the software industry) or any other code designed to have any of the following functions: (i) disrupting, disabling or harming the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file, in each case, without authorization and without the applicable user’s consent.
(vi)“Personal Information” means any information that (i) can reasonably be used to identify an individual person, household, device or browser, or (ii) is defined as “personally identifiable information,” “personal information,” “personal data” or any term similar to any of the foregoing under applicable Privacy and Security Requirements.
(vii)“Privacy and Security Requirements” means (a) all applicable Privacy Laws, (b) contractual commitments of a party or any of its Subsidiaries, and (c) publicly-facing statements, policies, or procedures adopted by a party or any of its Subsidiaries, regarding privacy, cybersecurity, data security or artificial intelligence.
(viii)“Privacy Laws” means any law, statute or regulation governing data security and data privacy applicable to a party or any of its Subsidiaries.
(ix)“Process” or “Processing” means, with respect to data (including Personal Information), the use, collection, receipt, processing, aggregation, storage, adaption, alteration, transfer (including cross-border transfers), retrieval, disclosure, dissemination, combination, erasure, disposal, destruction, or anonymization of such data, any other operation or set of operations that is performed on data or on sets of data, in each case, whether or not by automated means, and any other form of processing, including as defined by or under any applicable Privacy Laws.
(x)“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity, Internet domain name registrar, or social media platform.
(xi)“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all material documentation relating thereto.
3.20Related Party Transactions; Affiliate Transactions.
(a)Except as set forth in Section 3.20(a) of the Company Disclosure Schedules, (i) there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates)

(other than Subsidiaries of the Company), on the other hand, except those of a type available to employees of the Company or its Subsidiaries generally, and (ii) there are no properties, rights or assets that are used by the Company or any of its Subsidiaries and owned by any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company).
(b)Section 3.20(b) of the Company Disclosure Schedules sets forth a description and the amount of any “covered transactions” (as such term is defined in Regulation W and Section 23A of the Federal Reserve Act) of the Company Bank.
3.21State Takeover Laws. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions, the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share acquisition,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the Company Articles or Company Bylaws (collectively, “Takeover Statutes”).
3.22Reorganization. The Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger and the Second Step Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.23Opinion. Prior to the execution of this Agreement, the Company has received an opinion (which if initially rendered verbally, has been or will be confirmed by a written opinion as of the same date) from D.A. Davidson & Co., to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
3.24Company Information. The information relating to the Company and its Subsidiaries or that is provided by the Company or its Subsidiaries or representatives for inclusion in the Joint Proxy Statement/Prospectus, the S-4, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement/Prospectus relating to the Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Joint Proxy Statement/Prospectus or Form S-4.
3.25Loan Portfolio.
(a)As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note, extension of credit or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any Subsidiary of the Company is a creditor which as of June 30, 2026, had an outstanding balance of $10,000 or more and under the terms of which the obligor was, as of June 30, 2026, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or five percent (5%) or greater shareholder of the Company or any of its Subsidiaries, or to the knowledge of the Company, any affiliate of any of the foregoing. Set forth in Section 3.25(a) of the Company Disclosure Schedules is a true, correct and complete list of (A) all of the Loans of the Company and its Subsidiaries that, as of June 30, 2026, had an outstanding balance of $50,000 or more and (i) were on non-accrual status, (ii) were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan, (iii) where the principal or interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created (provided that this clause (iii) does not refer to Loans that are rolled over or renewed in the ordinary course of business on terms similar to the agreements under which such Loans were originally issued and where the ability of the applicable borrowers to repay such Loans is not in doubt and has not adversely changed in any material respect since such Loans were originally issued), or (iv) where a specific reserve allocation existed in connection therewith, together with the identity of the borrower thereunder, category of Loan (e.g., commercial, consumer, etc.), and the aggregate principal amount of such Loans by category and (B) each asset of the Company or any of its Subsidiaries that, as of June 30, 2026, is classified as “Other Real Estate Owned” or classified as an asset to satisfy Loans, including repossessed equipment, and with respect to each item on such list, the book value thereof.
(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Loan of the Company or any of its Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions, (ii) no Loan of the Company or any of its Subsidiaries or servicing agreement relating to any such Loan requires the consent or approval of any third party which has not previously been obtained, in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby, and (iii) no Loan of the Company or any of its Subsidiaries is subject to any participation interest or similar rights by any third party. The notes or other credit or security documents with respect to each outstanding Loan of the Company or any of its Subsidiaries were in compliance in all material respects with applicable laws at the time of origination or purchase by the Company or such Company Subsidiary and remain in such compliance and are complete and correct.
(c)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), customary industry practices and with all applicable federal, state and local laws, regulations and rules.
(d)None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan, and to the knowledge of the Company, there are no such claims for any such repurchase.
(e)There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” or “principal shareholder” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries (i) is now nor has it ever been since January 1, 2023, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans or (ii) has knowledge of any claim, proceeding or investigation with respect thereto.
(g)The Company’s ACL is, and will be as of the Effective Time, in compliance with its existing methodology for determining the adequacy of its ACL as well as standards established by applicable Governmental Entities and the Financial Accounting Standards Board and is, and will be as of the Effective Time, adequate under such standards.
3.26Insurance. True and correct copies of all policies (“Insurance Policies”) of liability, property, fire, casualty, business interruption, product liability, and other forms of insurance owned or held by the Company or any of its Subsidiaries or with respect to which the Company or any Company Subsidiary is a beneficiary have previously been made available to Parent. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) the Company and its Subsidiaries are insured with insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent, and the Company and its Subsidiaries are in compliance with their Insurance Policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. There is no claim for coverage by the Company or any of its Subsidiaries pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights. Neither the Company nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policies.
3.27Broker-Dealer, Investment Advisory and Insurance Matters. No Subsidiary of the Company is required to be licensed or registered: (i) with the SEC as an investment adviser pursuant to the Investment Advisers Act of 1940, as amended; (ii) as an insurance agency or insurance broker; (iii) as a “broker” or “dealer” in accordance with the provisions of the Exchange Act; and (iv) no employee of a Subsidiary of the Company, as a result of their employment with such Subsidiary, is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable Law other than where such failure of any employee to be registered, licensed or qualified would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company.

3.28No Other Representations or Warranties.
(a)Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, or condition (financial or otherwise), and the Company hereby disclaims any such other representations or warranties.
(b)The Company acknowledges and agrees that none of Parent, Merger Sub or any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.
Article IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except (A) as disclosed in the applicable section of the disclosure schedules delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedules”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Parent Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (a) any other section of this Article IV specifically referenced or cross-referenced and (b) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (B) as disclosed in any Parent Reports filed by Parent since December 31, 2023, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer), Parent hereby represents and warrants to the Company as follows:
4.1Corporate Organization.
(a)Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Alaska and is a bank holding company duly registered under the BHC Act. Parent has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.
(b)Each Subsidiary of Parent, including, without limitation, Merger Sub (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary and in which the failure to be so licensed or qualified or in good standing would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions, except in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Parent that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Parent Disclosure Schedules sets forth a true and complete list of all Subsidiaries of Parent as of the date hereof. No Parent Subsidiary is in violation of any of the provisions of the articles or certificate of incorporation or bylaws (or comparable organizational documents) of such Parent Subsidiary. Since the date of its formation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.
(c)True and complete copies of the Parent Articles and Parent Bylaws, as in effect as of the date of this Agreement, have previously been furnished or made available by Parent to the Company. Parent is not in violation of any of the provisions of the Parent Articles or Parent Bylaws. True and complete copies of the Merger Sub Articles and Merger Sub Bylaws, as in effect as of the date of this Agreement, have previously been furnished or made available by Parent to the Company Merger Sub is not in violation of any of the provisions of the Merger Sub Articles or Merger Sub Bylaws.
4.2Capitalization.
(a)As of the date of this Agreement, the authorized capital stock of Parent consists of 40,000,000 shares of Parent Common Stock, par value $0.25 per share, and 2,500,000 shares of preferred stock, par value $1.00 per share, of which no shares of preferred stock are issued or outstanding as of the date of this Agreement. As of the date of this Agreement, there are (i) 22,244,766 shares of Parent Common Stock issued and outstanding, (ii) no shares of Parent Common Stock held in treasury, (iii) 226,492 shares of Parent Common Stock subject to outstanding restricted stock unit awards (“Parent RSU Awards”) (assuming applicable performance conditions are satisfied at target levels), (iv) 78,171 shares of Parent Common Stock subject to outstanding performance stock unit awards (“Parent PSU Awards”) (assuming applicable performance conditions are satisfied at target levels); (v) 234,648 shares of Parent Common Stock subject to outstanding stock option awards (the “Parent Option Awards”, and together with the Parent RSU Awards and the Parent PSU Awards, the “Parent Equity Awards”); (vi) 1,031,995 shares of Parent Common Stock reserved for issuance under Parent’s 2025 Stock Incentive Plan, and (vii) no other shares of capital stock or other voting securities or equity interests of Parent issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Parent Common Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness or instruments that have the right to vote on any matters on which shareholders of Parent may vote. Other than Parent Equity Awards issued on or prior to the date of this Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character whatsoever relating to or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in Parent, or contracts, commitments, understandings or arrangements by which Parent may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Parent, or otherwise obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Parent or any of its Subsidiaries is a party with respect to the voting or transfer of the Parent Common Stock, capital stock or other voting or equity securities or ownership interests of Parent. Parent does not have in effect a “poison pill” or similar shareholder rights plan.
(b)Except as set forth in Section 4.2(b) of the Parent Disclosure Schedules, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence or set forth on Section 4.2(b) of the Parent Disclosure Schedules, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Parent Subsidiary, or contracts, commitments, understandings or arrangements by which any Parent Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such Parent Subsidiary, or otherwise obligating any Parent Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire an such securities.
4.3Authority; No Violation.
(a)Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement, and subject to the Requisite Parent Vote and the other actions described in this Section 4.3(a), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Mergers have been duly and validly approved by the Board of Directors of Parent and the Board of Directors of Merger Sub. The Board of Directors of Parent has determined that the Mergers, on the terms and conditions set forth in this Agreement, are in the best interests of Parent and its shareholders. The Board of Directors of Merger Sub has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of its sole shareholder. Except for the adoption and approval of the issuance of the shares of Parent Common Stock comprising the Merger Consideration to be authorized for listing on NASDAQ by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock (the “Requisite Parent Vote”), the adoption and approval of the Articles of Merger and plan of merger by the Board of Directors of Merger Sub and Parent as the sole shareholder its sole shareholder, and the adoption and approval of the Bank Merger Agreement by the Board of Directors of Parent Bank and Parent as its sole shareholder and the adoption of resolutions to give effect to the provisions of Section 6.11 in connection with the Closing, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Parent Common Stock to be issued in connection with the Merger have been validly authorized, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

(b)Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Parent Articles or the Parent Bylaws, the Merger Sub Articles or the Merger Sub Bylaws, or the articles or certificate of incorporation or bylaws (or similar organizational documents) of any Parent Subsidiary, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub, or any of the Parent Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, require consent under or result in the creation of any Lien upon any of the respective properties or assets of Parent, Merger Sub or any Parent Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract agreement or other instrument or obligation to which Parent, Merger Sub or any of Parent Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.
4.4Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board and approval of such applications, filings and notices, (b) the filing of any required applications, filings or notices, as applicable, with the FDIC, the ADBS, the DCBS and any state banking authorities listed on Section 3.4 of the Company Disclosure Schedules or Section 4.4 of the Parent Disclosure Schedules, and approval of such applications, filings and notices, (c) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Form S-4 in which the Joint Proxy Statement/Prospectus will be included, and declaration of effectiveness of the Form S-4, (d) the filing of the Articles of Merger with the Alaska Secretary pursuant to the ACC and the articles of merger with the Oregon Secretary, (e) the filing of the Second Step Articles of Merger with the Alaska Secretary pursuant to the ACC, (f) the filing of the Bank Merger Articles, (g) if required by the HSR Act, the filing of any notices or other filings under the HSR Act, (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement and (i) the approval of the listing of such shares of Parent Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Parent or Merger Sub of this Agreement or (B) the consummation by Parent or Merger Sub of the Merger, the Second Step Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, neither Parent nor Merger Sub is aware of any reason why the necessary regulatory approvals and consents will not be received to permit consummation of the Merger, the Second Step Merger, the Bank Merger and the other transactions contemplated by this Agreement on a timely basis.
4.5Reports. Parent and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with ADBS and any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Each such report, form, correspondence, registration or statement filed with (or furnished to, as applicable) any Regulatory Agency since January 1, 2023, as of the date of its filing (or furnishing, as applicable) complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Parent and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2023. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2023, in each case, which would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.
4.6Financial Statements.
(a)The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal and not material in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No independent public accounting firm of Parent has resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)Neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026 and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2026, or as expressly contemplated by this Agreement, in each case, which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.
(c)The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as reasonably appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.
(d)Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent Reports.
(e)Since January 1, 2023, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, executive officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise has had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to ACL, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in impermissible accounting or auditing practices, and (ii) no employee of or attorney (whether or not employed by Parent or any of its Subsidiaries) representing Parent or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or the Board of Directors or similar governing body of any Parent Subsidiary or any committee thereof, or to the knowledge of Parent, to any director or officer of Parent or any Parent Subsidiary.
4.7Broker’s Fees. With the exception of the engagement of Hovde Group, LLC, neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.
4.8Absence of Certain Changes or Events.
(a)Since December 31, 2025, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.
(b)Since December 31, 2025, through the date of this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

4.9Legal Proceedings.
(a)Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.
4.10Taxes and Tax Returns. Each of the Parent and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Parent and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Parent and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Parent nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. Neither Parent nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Parent or its Subsidiaries, or the assets of Parent or its Subsidiaries, and no such claim, audit, examination or proceeding has been threatened in writing. Within the last two (2) years, no written claim has ever been made by a Tax Authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is subject to Tax by that jurisdiction. There are no liens for Taxes (other than Permitted Encumbrances) upon any of the assets of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its Subsidiaries or an agreement or arrangement the principal purpose of which is not Tax). Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (B) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise pursuant to applicable law. Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date. Neither Parent nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2). Neither Parent nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
4.11SEC Reports. Parent has previously made available to the Company an accurate and complete copy of each registration statement, prospectus, report, schedule and proxy statement filed with or furnished to the SEC since December 31, 2023, by Parent pursuant to the Securities Act or the Exchange Act (the “Parent Reports”), and no such Parent Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2023, as of their respective dates, all Parent Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.
4.12Compliance with Applicable Law. Parent and each of its Subsidiaries hold, and have at all times since January 1, 2023, held, and been in compliance with, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold or be in compliance with, nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, and to the knowledge of Parent no suspension or cancellation of any such necessary license, franchise, permit, charter or authorization is threatened. Parent and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule regulation and/or policy of any Governmental Entity relating to Parent or any of its Subsidiaries, including all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act and any other law and/or policy relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, risk management and controls audit, information technology, customer due diligence, enhanced due diligence, stress testing, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act and Regulation W, and all agency or regulatory requirements relating to the origination, sale and servicing of loans. Parent Bank has a Community Reinvestment Act rating of “satisfactory” or better. Without limitation, none of Parent, or any of its Subsidiaries, or to the knowledge of Parent, any director, executive officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Except as would not be material to Parent and its Subsidiaries, taken as a whole, since January 1, 2023, Parent and each of its Subsidiaries have properly administered all accounts for which Parent or any of its Subsidiaries acts as a fiduciary, including accounts for which Parent or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in compliance with the terms of the applicable governing documents and applicable law. None of Parent or any of its Subsidiaries, or any director, officer or employee of Parent or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to Parent and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account. As of the date hereof, the Parent, Parent Bank and each other insured depositary Subsidiary of the Parent is “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal regulator) and in the case of the Parent Bank, an “eligible depository institution” (as defined in 12 C.F.R. 303.2(r)) and, as of the date hereof, neither the Parent nor any of its Subsidiaries has received any indication from a Governmental Entity that its status as “well-capitalized” or “eligible depository institution” or that Parent Bank’s Community Reinvestment Act rating will change.
4.13Certain Contracts.
(a)Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent nor any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”).
(b)(i) Each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (ii) Parent and each of its Subsidiaries has performed and complied with all obligations required to be performed by it under each Parent Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (iii) to the knowledge of Parent, each third-party counterparty to each Parent Contract has performed and complied with all obligations required to be performed by it under such Parent Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (iv) neither Parent nor any of its Subsidiaries knows of, or has received notice of, any violation of any Parent Contract by any of the parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Parent, and (v) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of Parent or any of its Subsidiaries, or to the knowledge of Parent, any other party thereto, of or under any such Parent Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.
4.14Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or is subject to any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedules, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is currently considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.
4.15Reorganization. Parent has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger and the Second Step Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.16Opinion. Prior to the execution of this Agreement, Parent has received an opinion from Hovde Group, LLC, to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to Parent. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.17Loan Portfolio.
(a)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, (i) each loan of Parent or any of its Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of Parent and its Subsidiaries as secured loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions, (ii) no loan of Parent or any of its Subsidiaries or servicing agreement relating to any such loan requires the consent or approval of any third party which has not previously been obtained, in connection with the execution and delivery by Parent of this Agreement or the consummation by Parent of the Merger and the other transactions contemplated hereby, and (iii) no loan of Parent or any of its Subsidiaries is subject to any participation interest or similar rights by any third party. The notes or other credit or security documents with respect to each outstanding loan of Parent or any of its Subsidiaries were in compliance in all material respects with applicable laws at the time of origination or purchase by Parent or such Parent Subsidiary and remain in such compliance and are complete and correct.
(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent or its Subsidiaries, each outstanding loan of Parent and its Subsidiaries (including loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan files are being maintained in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Parent and its Subsidiaries (and, in the case of loans held for resale to investors, the underwriting standards, if any, of the applicable investors), customary industry practices and with all applicable federal, state and local laws, regulations and rules.
(c)To the knowledge of Parent there are no claims for repurchase of any material amount of previously sold loans or pools of loans or participations in loans or pools by Parent or any of its Subsidiaries.
(d)Parent’s ACL is, and will be as of the Effective Time, in compliance with its existing methodology for determining the adequacy of its ACL as well as standards established by applicable Governmental Entities and the Financial Accounting Standards Board and is, and will be as of the Effective Time, adequate under such standards.
4.18Employees and Employee Benefit Plans.
(a)Each Parent Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither the Parent, Parent Bank nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Parent Benefit Plan, and neither the Parent, Parent Bank nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program. For purposes of this Agreement, “Parent Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock option, stock purchase, restricted stock, phantom stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, fringe benefit or other benefit plan, program or arrangement, and each retention, bonus, employment, change of control, termination or severance plan, program or arrangement or other contract or agreement (i) with respect to which the Parent, Parent Bank or any trade or business of Parent, Parent Bank or any of its Subsidiaries, whether or not incorporated, all of which together with the Parent and Parent Bank would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Parent ERISA Affiliate”), is a party or has or, would reasonably be expected to have, any current or future obligation or (ii) that is maintained, contributed to or sponsored by the Parent, Parent Bank or any of its Subsidiaries or any Parent ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of the Parent, Parent Bank or any of its Subsidiaries or any Parent ERISA Affiliate.
(b)Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Parent Qualified Plan”) has received a favorable and unexpired IRS determination letter, or with respect to a prototype or volume submitter plan, can rely on an advisory or opinion letter from the IRS to the applicable plan sponsor, to the effect that the Parent Qualified Plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, which letter has not been revoked (nor to the knowledge of the Parent, has revocation been threatened), and, to the knowledge of the Parent, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Parent Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any of the Parent Benefit Plans is intended to meet the requirements of Section 501(c)(9) of the Code.
(c)    Each Parent Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case, that is subject to Section 409A of the Code, has been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code including, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(d) None of the Parent, Parent Bank, any of its Subsidiaries or any Parent ERISA Affiliate has, at any time during the last six (6) years, sponsored, maintained or contributed to or been obligated to contribute to (i) any plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code, (ii) any Multiemployer Plan, (iii) any Multiple Employer Plan, or (iv) any “multiple employer welfare arrangement” (within in the meaning of Section 3(40) of ERISA). None of the Parent, Parent Bank any of its Subsidiaries or any Company ERISA Affiliate has incurred any liability with respect to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.
(e) All contributions required to be made to any Parent Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of the Parent.
(f) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Parent, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans that could reasonably be expected to result in any material liability of the Parent, Parent Bank or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the IRS, the Department of Labor, any Multiemployer Plan, any Multiple Employer Plan, any participant in a Parent Benefit Plan or any other person.
(g) None of the Parent, Parent Bank, any of its Subsidiaries, any Parent ERISA Affiliate or any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) for which an exemption is not available, which could subject any of the Parent Benefit Plans or their related trusts, the Parent, Parent Bank, any of its Subsidiaries, any Parent ERISA Affiliate or any person that the Parent, Parent Bank or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(h)    Neither the Parent, Parent Bank nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Parent, Parent Bank or any of its Subsidiaries and, to the knowledge of the Parent, there are no organizing efforts by any union or other group seeking to represent any employees of the Parent, Parent Bank or any of its Subsidiaries. Parent, Parent Bank and its Subsidiaries have complied in all material respects with all applicable federal, state, and local laws and regulations regarding employment and employment practices, including but not limited to: laws regarding equal employment opportunity, including laws prohibiting discrimination, harassment, and retaliation; leaves of absence; protected time off rights; scheduling; disability, pregnancy, and religious accommodation; pay equity; verification of employment eligibility; immigration law compliance; wage and hour law requirements, including relating to minimum wage, timekeeping, overtime pay, meal and rest break requirements, timely pay, and pay statements; classification of employees and independent contractors; whistleblowing and protected conduct; employee privacy; background and criminal history inquiries; reductions in force; termination of employment; restrictive covenants; employee injuries and workers’ compensation; and workplace safety. No claims relating to non-compliance with the foregoing are pending or, to the knowledge of the Parent, threatened.

4.19Information Security.
(a)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent or its Subsidiaries, Parent and each of its Subsidiaries have implemented commercially reasonable measures designed to (i) protect the confidentiality, integrity, operation and security of the Parent IT Assets controlled by Parent or any of its Subsidiaries (and all information and transactions stored or contained therein or transmitted thereby) against unauthorized use, access, interruption, modification or corruption, including backup, security and disaster recovery technology and procedures, and (ii) prevent the introduction of Malicious Code into Software included in the Parent Owned Intellectual Property, including the use of firewall protections and regular virus scans and access monitoring.
(b)To the knowledge of Parent, there has been no unauthorized use, access, interruption, modification or corruption of any of the Parent IT Assets (or any information or transactions stored or contained therein or transmitted thereby) since January 1, 2023 that, either individually or in the aggregate, has resulted in or is reasonably expected to result in a Material Adverse Effect on Parent or its Subsidiaries.
(c)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent or its Subsidiaries, Parent and each of its Subsidiaries (i) have established and implemented written policies and organizational, physical, administrative and technical measures that are reasonable and consistent with all applicable Privacy and Security Requirements, and (ii) have at all times since January 1, 2023 substantially complied with all applicable Privacy and Security Requirements.
(d)Since January 1, 2023, neither Parent nor any of its Subsidiaries has received any written notice (including any enforcement notice), letter or complaint alleging, or providing notice of any investigation concerning, any noncompliance with any Privacy and Security Requirements except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent or its Subsidiaries.
(a)For purposes of this Agreement:
(i)“Parent IT Assets” means any and all IT Assets owned, leased or licensed (or purported to be owned, leased or licensed) by Parent or any of its Subsidiaries.
(ii)“Parent Owned Intellectual Property” means Intellectual Property owned or purported to be owned by Parent or any of its Subsidiaries.
4.20Risk Management Instruments. All Derivative Contracts, whether entered into for the account of Parent, any of its Subsidiaries or for the account of a customer of Parent or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Parent or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. Parent and each of its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Parent, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
4.21Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent, Parent and its Subsidiaries are in compliance, and have complied in all material respects since January 1, 2023, with all Environmental Laws.
4.22Parent Information. The information relating to Parent and its Subsidiaries to be contained in the Joint Proxy Statement/Prospectus, the S-4, and the information relating to Parent and its Subsidiaries or that is provided by Parent or its Subsidiaries or representatives for inclusion in any other application, notification or document filed with any Regulatory Agency or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement/Prospectus (except for such portions thereof that relate only to the Company or any of the Company’s Subsidiaries or are within the reasonable control of the Company and the Company’s Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Company or its Subsidiaries in the Joint Proxy Statement/Prospectus or Form S-4.
4.23No Other Representations or Warranties.
(a)Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent, Merger Sub, nor any other person makes any express or implied representation or warranty with respect to Parent, Merger Sub, Parent Subsidiaries, or their respective businesses, operations, assets, liabilities, or condition (financial or otherwise), and Parent and Merger Sub hereby disclaim any such other representations or warranties.
(b)Parent and Merger Sub acknowledge and agree that neither the Company, Merger Sub nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.
Article V. COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1Conduct of Business of the Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in Section 5.1 of the Company Disclosure Schedules), required by law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and business relationships with customers, regulators and other persons, and (c) take no action that would reasonably be expected to materially and adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform the Company’s covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
5.2Company Forbearances. Without limiting the foregoing, during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.2 of the Company Disclosure Schedules, as expressly contemplated or permitted by this Agreement or as required by law or an order or policy of a Governmental Entity, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):
(a)other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, and (ii) deposits, in the case of each of (i) and (ii), in the ordinary course of business consistent with past practice, incur any indebtedness, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, corporation or other entity;
(b)(i) adjust, split, combine or reclassify any capital stock or other equity interest;
(i)make, declare or pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, or register under the Securities Act any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Company Securities or Company Subsidiary Securities (except (A) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries and (B) the Company’s cash dividend as set forth in in Section 5.2(b)(ii) of the Company Disclosure Schedules, including any pro rata portion thereof);
(ii)grant any shares of restricted stock of the Company, Company Options, Company RSUs, Company Phantom Units, or any stock options, stock appreciation rights, performance shares, restricted stock units or other equity or equity-based awards or interests, or grant any person, corporation or other entity any right to acquire any Company Securities or Company Subsidiary Securities;
(iii)issue, sell, transfer, dispose of, mortgage, encumber or otherwise permit to become outstanding any shares of capital stock, voting securities or equity interests, or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Company Securities or Company Subsidiary Securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Company Securities or Company Subsidiary Securities, except pursuant to the exercise, vesting or settlement of shares of restricted stock of the Company, Company RSUs or Company Phantom Units outstanding as of the date hereof in accordance with their terms as in effect on the date hereof;
(c)sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice;

(d)except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business consistent with past practice, (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, or (ii) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, corporation or other entity;
(e)terminate, amend, or waive any provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases in the ordinary course of business consistent with past practice without material changes of terms with respect to the Company and in consultation with Parent, or enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;
(f)except as required under the terms of any Company Benefit Plan existing as of the date hereof, (i) enter into, adopt, amend or terminate any collective bargaining agreement, any Company Benefit Plan or any employee benefit or compensation plan, program, policy or arrangement that would be a Company Benefit Plan if in effect on the date hereof, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant (except for (A) changes that are required by applicable law, (B) to satisfy contractual obligations existing as of the date hereof and (C) annual increases in salaries to non-executive officer employees in the ordinary course of business consistent with past practice and not to exceed five percent (5%) individually or in the aggregate from the prior year), (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than the payment of bonuses based on actual performance in accordance with the terms of the applicable Company Benefit Plans as in effect on the date hereof (true and complete copies of which have been made available to Parent) in the ordinary course of business, consistent with past practice, (iv) grant or accelerate the vesting of any equity or equity-based awards, (v) grant any rights with respect to severance, change in control, retention, or similar compensation, (vi) fund any rabbi trust or similar arrangement, (vii) terminate the employment or services of any officer or any employee whose annual base salary is greater than $150,000, other than for cause, or (viii) hire any officer, employee, independent contractor or consultant whose annual base salary would be greater than $150,000;
(g)settle any claim, suit, action or proceeding, except in the ordinary course of business involving solely monetary remedies in an amount and for consideration not in excess of $100,000 individually or $250,000 in the aggregate and which would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity;
(h)take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger and the Second Step Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(i)amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;
(j)merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k)materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;
(l)implement or adopt any change in its accounting principles, practices or methods, other than as may be required by law or GAAP as concurred in by its independent auditors;
(m)(i) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate, fee pricing and other banking and operating, securitization and servicing policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity or (ii) make or acquire any Loans or extensions of credit outside of the ordinary course of business consistent with past practice and the Company’s lending policies and procedures in effect as of the date of this Agreement or that exceed the Company’s internal lending limits such that the Loan or extension of credit would require approval by the Company’s Directors Loan Committee, unless in the case of this clause (ii) the Company has notified and provided the relevant Loan package to Parent (through Parent’s Chief Executive Officer, Chief Credit Officer or such other representative as may be designated by Parent) and thereafter has consulted with Parent for at least two (2) business days after the relevant Loan package is provided to Parent;
(n)make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a Regulatory Agency;
(o)make, or commit to make, any capital expenditures in excess of $100,000;
(p)make, change or revoke any material Tax election, change an annual material Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to material Taxes, or settle any material Tax claim, audit, assessment or dispute or voluntarily surrender any right to claim a refund of material Taxes;
(q)make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;
(r)materially reduce the amount of its insurance coverage;
(s)amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits; or
(t)agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors authorizing any of the actions prohibited by this Section 5.2.
5.3Parent Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in Section 5.3 of the Parent Disclosure Schedules, as expressly contemplated or permitted by this Agreement or as required by law, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed):

(a)amend the Parent Articles or Parent Bylaws in a manner that would adversely affect the holders of Company Common Stock disproportionately relative to other holders of Parent Common Stock;
(b)adjust, split, combine or reclassify any capital stock of Parent;
(c)take any action that would reasonably be expected to materially and adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform Parent’s covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis;
(d)enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other person or business in excess of $50,000,000 individually or $100,000,000 in the aggregate, without providing prior notice of such transaction to the Company;
(e)make, declare, pay or set aside for payment any dividend on or with respect to the capital stock of Parent or make any other distribution to Parent’s shareholders except for the payment of regular quarterly dividends in the ordinary course of business consistent with past practice;
(f)take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger and the Second Step Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(g)agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors authorizing any of the actions prohibited by this Section 5.3.
Article VI. ADDITIONAL AGREEMENTS
6.1Regulatory Matters.
(a)Parent and the Company shall promptly, but in no event more than forty-five (45) days after this Agreement, prepare and file with the SEC the Joint Proxy Statement/Prospectus, and Parent shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement/Prospectus will be included. Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and the Parent shall thereafter mail or deliver the Joint Proxy Statement/Prospectus to its respective shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested by Parent in connection with any of the foregoing.
(b)The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly (and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, within forty-five (45)  days after the date of this Agreement, unless a later date is requested or suggested by the relevant regulator) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger, the Second Step Merger and the Bank

Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, subject to applicable law.
(c)Each of Parent and the Company shall use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, under no circumstances shall Parent or any of its Subsidiaries be required, and the Company and its Subsidiaries shall not be permitted (without Parent’s written consent), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to be materially burdensome on, or impair in any material respect the benefits of the transactions contemplated by this Agreement to, Parent, the Surviving Entity or their Subsidiaries, or have a material and adverse effect on Parent, the Surviving Entity and their respective Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole (in each case, measured on a scale relative to the Company and its Subsidiaries, taken as a whole), after giving effect to the Merger (any of the foregoing, a “Materially Burdensome Regulatory Condition”).
(d)Parent and the Company shall, upon request, promptly furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement/Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Second Step Merger and the Bank Merger and the other transactions contemplated by this Agreement.
(e)Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement as it relates to the status of, or updates regarding, the consent or approval by such Governmental Entity of the consummation of the transactions contemplated by this Agreement, or that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or will be obtained subject to a Materially Burdensome Regulatory Condition, or that the receipt of any such approval will be materially delayed. In the event that such correspondence from the Governmental Entity is considered confidential supervisory information (“CSI”), such party will promptly disclose, as completely as practicable after consultation with its counsel, the substance and underlying issues, without violating applicable banking laws and regulations.
6.2Access to Information; Confidentiality.
(a)Without limiting Parent’s rights pursuant to Section 6.20(d), upon reasonable notice and subject to applicable laws, each of Parent and the Company, for the purposes of verifying the representations and warranties of the other and preparing for the

Mergers, the Bank Merger, and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, subject to not materially interfering with the ability of Company employees to complete their responsibilities to the Company, during such period, each of Parent and the Company shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state banking laws (other than reports or documents which Parent or the Company, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Parent nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent’s or the Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)Each of Parent and the Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the mutual confidentiality agreement, dated April 6, 2026, between Parent and the Company (the “Confidentiality Agreement”).
(c)No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.3Shareholder Approvals.
(a)Parent and the Company shall call the Parent Special Meeting and the Company Special Meeting (each, a “Shareholder Meeting” and collectively, the “Shareholders Meetings”), respectively, to be held as soon as reasonably practicable after the Form S-4 is declared effective, and in any event within sixty (60) days after the Form S-4 is declared effective, for the purpose of obtaining (i) the Requisite Parent Vote and the Requisite Company Vote (collectively, the “Requisite Shareholder Vote”) required in connection with this Agreement and the Merger and (ii) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Parent and the Company shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Each of Parent and the Company and their respective boards of directors shall use its reasonable best efforts to obtain from the shareholders of Parent and the Company, as applicable, the Requisite Shareholder Vote.

(b)Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with its terms, this Agreement and the Merger shall be submitted to the shareholders of Parent and the Company at the Shareholder Meetings whether or not (i) the Board of Directors of the Company shall have effected a Change in Recommendation, (ii) the Board of Directors of Parent shall have effected a Parent Change in Recommendation or (iii) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to a party or any of its advisors.
(c)Neither party shall, without the prior written consent of the other party, adjourn or postpone its Shareholder Meeting; provided that a party shall, without the prior written consent of the other party, adjourn or postpone its Shareholder Meeting (i) if, as of the time for which the Shareholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient shares of represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholder Meeting, (ii) after consultation with the other party, if the failure to adjourn or postpone the Shareholder Meeting would reasonably be expected to be a violation of applicable law for the distribution of any required supplement or amendment to the Joint Proxy Statement/Prospectus, or (iii) after consultation with the other party, for a single period not to exceed ten (10) business days, to solicit additional proxies if necessary to obtain the Requisite Shareholder Vote. During any period of adjournment, delay or postponement, each party shall continue in all respects to comply with its obligations under this Section 6.3, and shall in good faith use reasonable best efforts (including engaging a proxy solicitor) to obtain the Requisite Shareholder Vote.
(d)Each party may require the other party to adjourn, delay or postpone the other party’s Shareholder Meeting once for a period not to exceed thirty (30) days (but prior to the date that is four (4) business days prior to the Termination Date) to solicit additional proxies necessary to obtain the Requisite Shareholder Vote. Once a party has established a record date for its Shareholder Meeting, it shall not change such record date or establish a different record date for its Shareholder Meeting without the prior written consent of the other Party, unless required to do so by applicable law or its articles or bylaws or in connection with a postponement or adjournment of the Shareholder Meeting permitted by this Section 6.3.
(e)Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be required to hold its Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of such Shareholder Meeting.
6.4Legal Conditions to Mergers. Subject in all respects to Section 6.1 of this Agreement, each of Parent, Merger Sub and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger, the Second Step Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is advisable or required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger, the Second Step Merger, the Bank Merger and the other transactions contemplated by this Agreement.
6.5Stock Exchange Listing. Parent shall file with the NASDAQ a notification form for the listing of all shares of Parent Common Stock to be delivered as Merger Consideration prior to the Effective Time and shall use its reasonable best efforts to cause such shares of Parent Common Stock to be listed on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6Employee Benefit Plans.
(a)During the period commencing at the Effective Time and ending on the first (1st) anniversary thereof, Surviving Entity shall provide, or cause to be provided, to each employee of the Company and its Subsidiaries who continues to be employed by Surviving Entity or its Subsidiaries immediately following the Effective Time (collectively, the “Continuing Employees”), while employed by Parent and its Subsidiaries after the Effective Time, (i) except as otherwise set forth in the Executive Employment Agreements entered into by those individuals set forth on Section 7.3(d) of the Company Disclosure Schedules, base salary or base wages that are no less favorable than the base salary or base wages that were provided to the Continuing Employees immediately prior to the Effective Time, (ii) an annual cash incentive compensation opportunity that is substantially comparable to that provided to similarly situated employees of Parent and its Subsidiaries, and (iii) employee benefits that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of Parent and its Subsidiaries; provided, that Parent may satisfy its obligation under Section 6.6(a) by providing such Continuing Employees with employee benefits that are substantially comparable in the aggregate to the employee benefits provided by the Company or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time until such time as such Continuing Employees commence participation in the applicable employee benefit plans of Parent and its Subsidiaries. Parent shall honor all change-in-control or severance agreements set forth in Section 6.6(a) of the Company Disclosure Schedules in accordance with their respective terms. In addition, Parent shall, or shall cause the Surviving Entity or one of its Subsidiaries to, provide to each Continuing Employee whose employment terminates during the 12-month period following the Closing Date and who is not party to an individual change-in-control or severance agreement, severance benefits equal to two (2) weeks of salary per full year of service to the Company, its Subsidiaries and the Surviving Entity, cumulatively, with minimum severance benefits of four (4) weeks of salary and maximum severance benefits of twenty-six (26) weeks of salary; provided further, that Parent agrees that each employee of the Company and its Subsidiaries who is an employee at the Closing Date but is not a Continuing Employee shall be entitled to severance benefits equal to two (2) weeks of salary per full year of service to the Company and its Subsidiaries, with minimum severance benefits of four (4) weeks of salary and maximum severance benefits of twenty-six (26) weeks of salary.
(b)Following the Effective Time, Parent shall, or shall cause the Surviving Entity to, cause any employee benefit plans sponsored or maintained by Parent or the Surviving Entity or their Subsidiaries in which the Continuing Employees are eligible to participate following the Effective Time (collectively, the “Parent Plans”) to recognize and provide credit for the service of each Continuing Employee with the Company and its Subsidiaries (and any predecessor thereto) prior to the Effective Time for purposes of eligibility, vesting and level of benefits under such Parent Plans; provided that such recognition of and credit for service shall not (i) apply for purposes of any Parent Plan that is a defined benefit retirement plan or any Parent Plan that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a Continuing Employee with respect to the same period of service, or (iii) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Parent and its Subsidiaries do not receive recognition or credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any Parent Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Continuing Employee is first eligible to participate during the plan year in which the Closing occurs, Parent shall use commercially reasonable efforts to cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Continuing Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time. Parent and its Subsidiaries, as applicable, shall assume and honor, under the sick leave and vacation or paid time off (“PTO”) policies of the Company and its Subsidiaries as set forth on Section 6.6(b) of the Company Disclosure Schedules, the accrued but unused sick leave and vacation time or PTO of the Continuing Employees prior to the Effective Time.
(c)If requested by Parent at least fifteen (15) days prior to the Effective Time, the Company shall cause any 401(k) plan sponsored or maintained by the Company or any of its Subsidiaries or any 401(k) plan which is sponsored by a third party and in which the Company’s or Subsidiaries’ employees participate (each, a “Company 401(k) Plan”), to be terminated (or, as applicable, the participation and contribution obligations of the Company and its Subsidiaries to be terminated) effective as of the day immediately prior to the Closing Date and contingent upon the occurrence of the Closing. With respect to each Company 401(k) Plan or, as applicable, the participation and contribution obligations of a Company, to be terminated, (i) the Company shall provide Parent with evidence of such termination (the form and substance of which shall be subject to reasonable review and approval by Parent) not later than two (2) days immediately preceding the Closing Date and (ii) Parent shall permit (and, to the extent necessary, shall amend Parent’s existing 401(k) Plan(s) to permit) the Continuing Employees who are participants in such Company 401(k) Plan and then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans but excluding any shares of Parent Common Stock) in cash or notes (in the case of loans) in an amount equal to the full account balance distributed to any such Company Employee from the Company 401(k) Plan(s) to Parent’s existing 401(k) plan(s).
(d)Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, the Company or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause or notice. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, Parent Plan or any other employee benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, Parent Plan or any other employee benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, including any current or former employee, officer, director, independent contractor or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
6.7Indemnification; Directors’ and Officers’ Insurance.
(a)For a period of six (6) years from and after the Effective Time, to the fullest extent permitted by applicable law, the Surviving Entity shall indemnify and hold harmless, to the extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Articles and the Company Bylaws, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 6.7(a) of the Company Disclosure Schedules (and shall also advance expenses as incurred to the extent provided under the Company Articles and Company Bylaws (or such agreements listed in Section 6.7(a) of the Company Disclosure Schedules) as in effect as of the date of this Agreement), each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.
(b)For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that the Surviving Entity may substitute therefor policies with substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that in no event shall the Surviving Entity be obligated to expend, on an annual basis, an amount in excess of 250% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium not exceeding the Premium Cap. In lieu of the foregoing, Parent or the Company, in consultation with, but only upon the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), may (and at the request of Parent, the Company shall) obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy providing equivalent coverage to that described in the preceding sentence, if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.
(c)The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties or assets to any person, then, and in each such case, the Surviving Entity shall cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.7.
6.8Additional Agreements. In case at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other hand) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be required or reasonably requested by Parent or the Company.
6.9Advice of Changes. Parent and the Company shall each promptly advise the other party of any fact, effect, change, event, circumstance, condition, occurrence or development that (i) has had or is reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect on it or (ii) would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
6.10Shareholder Litigation. Each of the Company and Parent shall give prompt notice of any shareholder litigation against the Company or the Parent and/or its directors or officers relating to the transactions contemplated by this Agreement and shall give the other party an opportunity to participate in the defense or settlement of any such litigation. Each party shall give the other party the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and the other party will in good faith take such comments into account, and no settlement of any such shareholder litigation shall be offered or agreed to without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
6.11Governance Matters.
(a)The directors of Parent at the Effective Time shall be the directors of the Surviving Entity from and after the Effective Time until their successors are duly elected or appointed. Effective as of the Effective Time, the number of directors that will comprise the full Board of Directors of the Parent shall be thirteen (13). Of the members of the initial Board of Directors of the Parent as of the Effective Time, twelve (12) shall be members of the Board of Directors of the Parent as of immediately prior to the Effective Time, and one (1) shall be a member of the Board of Directors of the Company as of immediately prior to the Effective Time, designated by the Company and reasonably agreeable to Parent (the “Company Designated Director”).
(b)The officers of Parent at the Second Effective Time shall be the officers of the Surviving Entity from and after the Second Effective Time until their successors are duly elected or appointed, together with such additional persons as may thereafter be elected or appointed.
6.12Acquisition Proposals.
(a)Each of the Company and Parent agrees that it will not, and will cause each of its Subsidiaries their respective directors, officers, employees, agents, advisors and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to immediately cease any written or oral discussions, negotiations or communication with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, and will enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of a party or any affiliate thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. Each party has cancelled access to any third party which has been granted access to any virtual or other data room maintained by or on behalf of such party other than the Parent or the Company, as applicable, and its Representatives. As used in this Agreement, “Acquisition Proposal” means with respect to a party, other than the transactions contemplated by this Agreement, any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any third-party relating to any (i) direct or indirect acquisition or purchase of any material assets or deposits (as applicable) of such party or its Subsidiaries, (ii) direct or indirect acquisition or purchase of more than twenty-five percent (25%) of any class of equity or voting securities of the such party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of such party, (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third-party beneficially owning twenty-five percent (25%) or more any class of equity or voting securities of the such party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of such party, or (iv) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving such party or its Subsidiaries, whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of such party.
(b)From the date of this Agreement through the Effective Time, each party shall not, and shall cause each of its Subsidiaries and their respective Representatives not to, directly or indirectly through another Person:
(i)solicit, initiate or knowingly encourage (including by way of knowingly furnishing information or assistance), or knowingly facilitate any inquiries or the making of any proposal or offer concerning an Acquisition Proposal;
(ii)provide any confidential information or data to any person relating to any Acquisition Proposal;
(iii)participate in any discussions or negotiations regarding any Acquisition Proposal;
(iv)unless this Agreement has been terminated in accordance with its terms, approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement (whether written or oral, binding or nonbinding) related to any Acquisition Proposal or propose to do any of the foregoing; or
(v)make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal.
(c)Each of Parent and the Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify the other party if any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal is received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, such party or any of its Subsidiaries and their respective Representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, unredacted copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep the other party informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in such party’s intentions as previously notified.
(d)Notwithstanding the foregoing, in the event the Company receives an unsolicited bona fide written Acquisition Proposal relating to the Company or any of its Subsidiaries before the Requisite Shareholder Vote is obtained, and the Board of Directors of the Company reasonably concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may provide such nonpublic information to the person making such Superior Proposal and take any action described in this Section 6.12(d) to the extent that its Board of Directors concludes in good faith (after consultation with its legal counsel and with respect to financial matters its outside financial advisor) that failure to take such actions would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law. Prior to providing any nonpublic information to the person making such Superior Proposal, the Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to the Company than the Confidentiality Agreement. The Company will promptly advise Parent following receipt of any Superior Proposal of the substance thereof (including the identity of the person making such Superior Proposal), and will keep Parent apprised of any related developments, discussions and negotiations (including the terms and conditions of the Superior Proposal) on a current basis. As used in this Agreement, “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or acquisition transaction, all or substantially all of the consolidated assets of the Company and its Subsidiaries or more than fifty-percent (50%) of the outstanding shares of Company Common Stock, and which the Board of Directors of the Company has in good faith determined (after consultation with its outside legal counsel and financial advisors, and taking into account the terms and conditions of such Acquisition Proposal and this Agreement (as it may be proposed to be amended by Parent) and all legal, financial, timing, regulatory and other aspects of such Acquisition Proposal and the person making the proposal), to be more favorable, from a financial point of view, to the Company’s shareholders than the Merger and the transactions contemplated by this Agreement (as it may be proposed to be amended by Parent) and to be reasonably likely to be consummated on a timely basis on the terms proposed.
(e)The Board of the Directors of the Company shall not (i) endorse or recommend a Superior Proposal, (ii) modify or amend in a manner adverse to Parent or withdraw its recommendation that the shareholders of the Company vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated by this Agreement, or (iii) take any other action or make any other public statement in connection with the Company Special Meeting inconsistent with such recommendation ((i), (iii) or (iii) being referred to as a “Change in Recommendation”). Notwithstanding the foregoing, the Board of Directors of the Company shall be permitted to effect a Change in Recommendation if and only to the extent that: (i) the Company shall have complied in all respects with this Section 6.12 and Section 6.3; (ii) the Board of Directors of the Company reasonably determines in good faith, after consultation with its financial adviser and its outside legal counsel, that failure to take such actions would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law; and (iii) if the Board of Directors of the Company intends to effect a Change in Recommendation following an Acquisition Proposal, (A) the Board of Directors of the Company shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by Parent pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) the Company shall notify Parent, at least four (4) business days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the person making such Acquisition Proposal) and furnish to Parent a copy of the relevant unredacted proposed transaction agreements with the person making such Superior Proposal and all other material documents, and (C) prior to effecting such a Change in Recommendation, the Company shall, during the period following its delivery of the notice referred to in clause (B) above, negotiate with Parent in good faith for a period of up to four (4) business days (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. Notwithstanding anything to the contrary contained herein, neither the Company nor its Subsidiaries shall enter into an agreement providing for an Acquisition Proposal or submit to the vote of its shareholders any Acquisition Proposal other than the Merger unless this Agreement has been terminated in accordance with its terms. Any material amendment to any Superior Proposal will be deemed to be a new Superior Proposal for purposes of this Section

6.12(e) and will require a new notice period referred to in clause (B) above, provided, that such new notice period shall be three (3) Business Days.
(f) Notwithstanding Sections 6.12(a), (b), and (c), in the event Parent receives an unsolicited bona fide Acquisition Proposal relating to the Parent or any of its Subsidiaries before the Requisite Shareholder Approval is obtained, Parent may provide nonpublic information to the person making such Acquisition Proposal, provided that prior to providing any nonpublic information to the Person making such Acquisition Proposal, Parent shall have entered into a confidentiality agreement with such third party on terms no less favorable to Parent than the Confidentiality Agreement. Parent will promptly advise the Company following receipt of any such Acquisition Proposal of the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep the Company apprised of any related developments, discussions and negotiations (including the terms and conditions of such Acquisition Proposal) on a current basis.
(g) The Board of Directors of the Parent shall not (i) modify or amend in a manner adverse to the Company or withdraw its recommendation that the shareholders of the Parent vote in favor of the approval of the issuance of the shares of Parent Common Stock comprising the Merger Consideration, or (ii) take any other action or make any other public statement in connection with the Parent Special Meeting inconsistent with such recommendation ((i), or (ii) being referred to as a “Parent Change in Recommendation”). Additionally, Parent shall not, and shall cause its Subsidiaries not to, enter into any agreement with any person subsequent to the date of this Agreement that would restrict Parent’s ability to comply with any of the terms of this Agreement on a timely basis, including its ability to consummate the Mergers and the other transactions contemplated by this Agreement on a timely basis. Parent agrees that it shall not submit to the vote of its shareholders any Acquisition Proposal or other agreement, or propose to do so unless such Acquisition Proposal or other agreement requires the completion of the Merger prior to completion of any other Acquisition Proposal or consummation of any other agreement respecting Parent, and gives Company shareholders acquiring Parent Common Stock in the Merger the same consideration in the Acquisition Proposal, if completed, at the same time such consideration is received by the other shareholders of Parent.
(h) Each of Parent and the Company agrees that any violation of this Section 6.12 by any Subsidiary or any Representative of such party or any of its Subsidiaries shall be deemed a breach of this Section 6.12 by such party. Each of Parent and the Company acknowledges that this Section 6.12 is a significant inducement for the other party to enter into this Agreement and the absence of such provision would have resulted in either (i) a material change in the consideration to be paid in the Mergers, or (ii) a failure to induce the other party to enter into this Agreement.

(i) Nothing contained in this Agreement shall prevent the Parent or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.13Public Announcements. The parties hereto agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Parent and the Company. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance.
6.14Change of Method. Parent and Merger Sub shall be empowered, at any time prior to the Effective Time, to change the method or structure of effecting the combination of the Company and Parent (including the provisions of Article I) contemplated by this Agreement, and the Company agrees to enter into such amendments to this Agreement as Parent or Merger Sub may reasonably request to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the tax consequences to Parent, or the Company, or shareholders of the Company of the transactions contemplated by this Agreement or (iii) impede or materially delay the consummation of the transactions contemplated by this Agreement or the receipt of the Requisite Regulatory Approvals.
6.15Restructuring Efforts. If the Company or Parent shall have failed to obtain the Requisite Company Vote or Requisite Parent Vote, as applicable, at the duly convened Company Special Meeting or Parent Special Meeting, as applicable, or any adjournment or postponement thereof, unless this Agreement has been validly terminated in accordance with Section 8.1, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the Merger Consideration, in a manner adverse to such party or its shareholders or to agree to any change that would adversely affect the Tax treatment of the Merger with respect to such party or its shareholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.15) to the Company’s or the Parent’s shareholders for approval.
6.16Takeover Statutes. No party shall take any action that would cause any Takeover Statute to become applicable to the transactions contemplated by this Agreement and each shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.17Subordinated Debt Securities. The Company will reasonably cooperate with Parent to permit Parent, at the Second Effective Time, to effect the assumption of the Company under its 3.875% Fixed-to-Floating Rate Subordinated Notes, to the extent permitted by the terms of the governing indentures, and the parties shall cooperate and execute any and all documents and instruments as may reasonably be requested in order to effect such assumption.
6.18Landlord Consents. The Company shall use its commercially reasonable efforts to obtain and deliver to Parent, or to cause Company Bank to obtain and deliver to Parent, at or prior to the Closing, a consent to assignment of lease from the lessor with respect to all Company Leased Properties set forth in Section 6.18 of the Company Disclosure Schedules, in which Company or any of its Subsidiaries is a tenant, to the extent required by the applicable lease (“Landlord Consents”).
6.19Contract Consents. The Company shall use its commercially reasonable efforts to obtain and deliver to Parent, or to cause Company Bank to obtain and deliver to Parent, at or prior to the Closing, a consent of the counterparties to the contracts set forth in Section 6.19 of the Company Disclosure Schedules, to the extent required by the applicable contract (“Contract Consents”).
6.20Adjusted Tangible Common Equity Determination.
(a)For purposes of this Agreement, “Adjusted Tangible Common Equity” means an amount equal to, as of the Tangible Equity Measuring Date, the result of the following formula, which shall be set forth in the Final Closing Statement: (i) the consolidated common shareholders’ equity of the Company excluding any accumulated other comprehensive income or loss; minus (ii)(A) any declared but unpaid dividends, and (B) the value of the intangible assets of the Company; plus (iii)(A) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for the Company for services rendered in connection with the transactions contemplated by this Agreement, on an after-tax basis, (B) any employee retention, severance or change in control payments or expenses consistent with the terms of this Agreement, including any accelerated payments under any supplemental executive retirement agreement, including the amount of any payroll or other similar tax required to be expensed in connection with any of the foregoing payments, on an after-tax basis, (C) any payment made or expense accrued for the purchase of a directors’ and officers’ liability insurance policy pursuant to Section 6.7(b) to the extent such amount does not exceed the Premium Cap, on an after-tax basis, and (D) the amount of any costs, fees, expenses, contract payments, penalties or liquidated damages paid or accrued in connection with the termination of contracts by the Company or Company Bank, including any and all expenses charged by the Company or Company Bank’s service, software or technology company providers or vendors, including for deconversion and release of records, electronic or otherwise, and any termination fees or other expenses incurred in connection with the termination of any Company Benefit Plan, to the extent such termination is required hereunder or requested by Parent, on an after-tax basis, in each case of clauses (iii)(A) – (iii)(D) specifically incurred or accrued by the Company in connection with the transactions contemplated by this Agreement, and in each case, paid by the Company or payable by the Company prior to the Effective Time to the extent reflected as accrued liabilities in the Final Closing Statement, on a tax-adjusted basis (such items in clauses (iii)(A) – (iii)(D) collectively, the “Transaction Costs”). To the extent that the Transactions Costs on a tax-adjusted basis exceed $7,500,000 (the “Maximum Transaction Costs Amount”), the difference, on a tax-adjusted basis, will be treated as a deduction from the Adjusted Tangible Common Equity. To the extent that the Transaction Costs, on a tax-adjusted basis, are less than the Maximum Transaction Costs Amount, the difference, on a tax-adjusted basis, will be treated as an increase in the Adjusted Tangible Common Equity. Section 6.20(a) of the Company Disclosure Schedules sets forth an example interim closing statement (the “Interim Closing Statement”), which shall serve as a form for all Interim Closing Statements and the Final Closing Statement.
(b)Not later than ten (10) Business Days after each month-end during the period from the date of this Agreement until the Final Closing Statement is delivered to Parent, the Company shall, in consultation with Parent and consistent with past practice, prepare in good faith and deliver to Parent (i) the Company’s consolidated financial statements presenting (x) the financial condition of the Company and its Subsidiaries on a consolidated basis as of the close of business on the last day of such month-end and (y) the Company’s and its Subsidiaries’

consolidated results of operations for the period from January 1, 2026 through the close of business on the last day of such month-end. Each of the foregoing shall have been prepared in accordance with GAAP and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments and shall also reflect accruals for all Transaction Costs or other liabilities incurred or expected to be incurred at any time at or prior to the Closing, including in connection with the transactions contemplated by this Agreement (whether or not doing so is in accordance with GAAP).
(c)Not later than ten (10) Business Days after the end of the month preceding the month that includes the Anticipated Closing Date, the Company shall, in consultation with Parent, prepare in good faith and deliver to Parent an updated Interim Closing Statement as of and through the close of business on the last day of the month-end immediately preceding the Anticipated Closing Date (such statement as it may be adjusted in accordance with Section 6.20(f), the “Final Closing Statement”); provided, however, that if the Anticipated Closing Date is in the first eight (8) days of a calendar month, then the Final Closing Statement shall be prepared as of the month-end of the second (2nd) month preceding the Anticipated Closing Date (e.g., if the Anticipated Closing Date is on December 1, then the Final Closing Statement shall be prepared as of and through October 31) (the date which the Final Closing Statement is as of and through, the “Tangible Equity Measuring Date”). Such Final Closing Statement shall be prepared in a manner consistent with the Interim Closing Statement, and for the avoidance of doubt, shall set forth Adjusted Tangible Common Equity as of the Tangible Equity Measuring Date. The Company shall also deliver to Parent a certificate of the Company’s chief financial officer, dated as of the Closing Date, to the effect that the financial statements set forth in the Final Closing Statement continue to reflect accurately, as of the Closing Date, the financial condition of the Company and its Subsidiaries in all material respects and meet the requirements of this Section 6.20(c). For purposes of this Agreement, “Anticipated Closing Date” means the date on which the Closing is expected to occur based on the provisions of Section 1.2, as reasonably agreed in good faith and confirmed in writing by Parent and Company as promptly as practicable.
(d)Parent shall have the right to review, and shall have reasonable access to, all relevant books and records, work papers, schedules, memoranda and other documents prepared by the Company or its Subsidiaries or its and their respective accountants in connection with the Company’s preparation of the Final Closing Statement, as well as to executive, finance and accounting personnel of the Company and its Subsidiaries and any other information which Parent may reasonably request in connection with its review of the Final Closing Statement. The Company will, and will cause its Subsidiaries and its and their accountants and other representatives to, cooperate with and assist Parent and its accountants and other representatives in the review of the Final Closing Statement.
(e)In the event Parent disputes the Final Closing Statement (including Adjusted Tangible Common Equity set forth therein), Parent shall, no later than five (5) business days after receiving the Final Closing Statement give the Company written notice of its objections thereto (the “Objection Notice”), describing the nature of the dispute in reasonable detail and specifying those items and amounts as to which Parent disagrees and, based on the information at its disposal, specifying Parent’s proposed calculation of Adjusted Tangible Common Equity. If Parent does not timely deliver an Objection Notice prior to the date specified in the previous sentence, Adjusted Tangible Common Equity set forth in the Final Closing Statement delivered by the Company shall be utilized for purposes of the calculations pursuant to Section 6.20(h) and shall be final and binding on all the parties. Any items or amounts set forth in the Final Closing Statement as to which Parent does not disagree in the Objection Notice shall be final and binding on all the parties.

(f)If Parent timely delivers an Objection Notice, Parent and the Company shall cooperate in good faith to resolve such dispute, and if resolved, the Final Closing Statement and Adjusted Tangible Common Equity as determined by Parent and the Company in writing shall be utilized for purposes of the calculations pursuant to Section 6.20(h) and shall be final and binding on all the parties. If Parent and the Company cannot resolve the dispute within five (5) business days after the date of the Objection Notice (the “Negotiation Period”), Parent and the Company shall appoint a mutually acceptable independent accounting firm of national or regional reputation (the “Independent Accounting Firm”) to promptly review this Agreement and the disputed items in the Objection Notice and arbitrate the dispute and determine the Final Closing Statement and Adjusted Tangible Common Equity. The Independent Accounting Firm shall be given reasonable access to all records, work papers, schedules, memoranda and other documents relevant to such dispute. The Independent Accounting Firm shall be limited to addressing only the particular disputes referred to in the Objection Notice that have not been resolved by Parent and the Company and shall determine such disputed amounts, the Final Closing Statement, and Adjusted Tangible Common Equity in accordance with the provisions of this Agreement. Upon reaching its determination of the Final Closing Statement and Adjusted Tangible Common Equity based on its determination of the disputed items, the Independent Accounting Firm shall deliver a copy of its calculation of the Final Closing Statement and Adjusted Tangible Common Equity to Parent and the Company. The determination of the Independent Accounting Firm shall be made within twenty (20) days after its engagement (which engagement shall be made no later than five (5) days after the end of the Negotiation Period) and shall be final and binding on all the parties. No party or its affiliates shall seek further recourse to courts, other tribunals or otherwise, other than to enforce the final decision of the Independent Accounting Firm as to the determination of the Final Closing Statement and Adjusted Tangible Common Equity. The aggregate fees, expenses and costs of the Independent Accounting Firm shall be borne one-half by each of the Company and Parent. For the avoidance of doubt, the dispute resolution process contemplated by Section 6.20(e) and Section 6.20(f) shall be only to determine the disputed items reflected on the Final Closing Statement and necessary to the calculation of Adjusted Tangible Common Equity as of the Tangible Equity Measuring Date, regardless of the date on which the Independent Accounting Firm delivers its calculation.
(g)The Adjusted Tangible Common Equity of the Company as of the Tangible Equity Measuring Date as finally determined and Adjusted Tangible Common Equity set forth in the Final Closing Statement as delivered by the Company to Parent shall be not less than $102,542,499 (the “Closing Adjusted Tangible Common Equity Requirement”).
(h)If the Adjusted Tangible Common Equity as finally determined and as set forth on the Final Closing Statement is less than the Closing Adjusted Tangible Common Equity Requirement (the “Negative Adjusted Tangible Common Equity Differential”) after making all adjustments required by the terms of this Agreement, then the Exchange Ratio will be reduced on a per share basis by an amount, rounded to the nearest thousandth (referred to as the “Stock Consideration Per Share Adjustment Amount”), determined by dividing the remaining balance in the Negative Adjusted Tangible Common Equity Differential by the Parent Share Closing Price, and dividing that result by the number of shares of Company Common Stock outstanding (which for the avoidance of doubt, shall take into consideration the Company RSUs to be issued pursuant to Section 1.7(b)) at the Effective Time.
6.21Rule 16b-3. Parent shall, prior to the Effective Time, take all such actions as may be required to cause the transactions contemplated by Article II and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent in connection with this Agreement by each individual who at the Effective Time is or will become a director of Parent subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act. In further of the foregoing, prior to the Effective Time, (i) the Board of Directors of Parent shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of Parent Common Stock is to be exempted, (B) the number of shares of Parent Common Stock to be acquired by each such individual and (C) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act.
6.22OTC Market; De-listing. Prior to the Closing Date, Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of OTC Market to enable the de-listing by the Surviving Entity of the Company Common Stock from OTC Market as promptly as practicable after the Effective Time.
6.23Merger Sub. Parent shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement. Until the Effective Time, Parent shall at all times be the direct owner of all of the outstanding shares of capital stock of Merger Sub.
6.24Title to Real Estate.
(a)As soon as practical after the date of this Agreement, but in any event no later than forty-five (45) days after the date of this Agreement, the Company shall obtain and deliver to the Parent, with respect to the Company Owned Properties set forth on Section 6.24 of the Company Disclosure Schedules (collectively, the “Title Properties”), a commitment for an owner’s title insurance policy (collectively, the “Title Commitments”), issued by a title company selected by the Company and reasonably acceptable to the Parent (the “Title Company”), showing fee simple title in the Company or one of its Subsidiaries in such real property with coverage over all standard exceptions and subject to no liens, mortgages, security interests, encumbrances or charges of any kind except for any Permitted Encumbrances. The cost of obtaining any preliminary report of title discussed in this Section 6.24(a) shall be split equally between the Parent and the Company.
(b)At the Closing, the Company shall obtain at the Parent’s expense and deliver to the Parent, with respect to the Title Properties, an owner’s title insurance policy (collectively, the “Title Insurance Policies”), or an irrevocable commitment to issue such a policy to the Parent, dated as of the later of the Closing Date and the actual date of recording of the deed for such property, on ALTA Policy Form 2006, if available (if not available, then on Form B-1992), with respect to the Title Properties, issued by the Title Company, subject to only such exceptions as are Permitted Encumbrances or have been otherwise accepted by the Parent, containing any endorsements reasonably requested by the Parent, insuring the fee simple estate of the Company or one of its Subsidiaries in the such properties in the amount not less than the greater of (i) the appraised value of the property, and (ii) the value at which the Company or its applicable Subsidiary currently carries the property on its books, subject only to the Permitted Encumbrances; provided, however, in no event shall the Company be obligated to obtain any appraisal of any Title Properties.
(c)In the event that the Company cannot obtain any of the Title Insurance Policies, and Parent has not, prior to the Closing Date, given notice to the Company that the Parent is willing to waive objection to each title exception which is not set forth in the applicable Title Commitment (each, a “New Encumbrance”), the Company shall discharge or remove each such New Encumbrance that can be discharged or removed by the payment of a liquidated sum of money. The Company shall use commercially reasonable efforts to discharge any New Encumbrance that cannot be discharged solely by the payment of a liquidated sum of money, unless such New Encumbrance is a Permitted Encumbrance.

Article VII. CONDITIONS PRECEDENT
7.1Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction, or waiver (subject to applicable law) by Parent and the Company, at or prior to the Effective Time of the following conditions:
(a)Shareholder Approvals. The Requisite Company Vote and Requisite Parent Vote shall have been obtained.
(b)NASDAQ Listing. Parent shall have filed with the NASDAQ a notification form for the listing of all shares of Parent Common Stock to be delivered as Merger Consideration, and the NASDAQ shall not have objected to the listing of such shares of Parent Common Stock.
(c)Regulatory Approvals. All regulatory authorizations, consents, orders or approvals required to consummate the transactions contemplated by this Agreement (including the Merger, the Second Step Merger, and the Bank Merger) from the Federal Reserve Board, the FDIC, the ADBS, the DCBS and, if required by the HSR Act, under the HSR Act, and any other authorizations, consents, orders or approvals from Governmental Entities required to consummate the transactions contemplated by this Agreement (including the Merger, the Second Step Merger and the Bank Merger) shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired or been terminated (such authorizations, consents, orders or approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”) and in the case of the obligation of Parent and Merger Sub to effect the Merger and the Second Step Merger, no such Requisite Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition.
(d)S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e)No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Second Step Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Second Step Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.
(f)Finally Determined Adjusted Tangible Common Equity. Adjusted Tangible Common Equity shall have been finally determined pursuant to Section 6.20.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver (subject to applicable law) by Parent, at or prior to the Effective Time, of the following conditions:
(a)Representations and Warranties. The representations and warranties of the Company set forth in Sections 3.2, 3.3(a), 3.7, 3.8(a) and 3.23 (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2, such failures to be true and correct as are de minimis), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of the Company set forth in Section 3.1 (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Entity. Parent and Merger Sub shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.
(b)Performance of Obligations of the Company. The Company shall have performed and complied with in all material respects the obligations, covenants and agreements required to be performed and complied with by it under this Agreement at or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate dated as of the Closing Date and signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.
(c)U.S. Federal Income Tax Opinion. Parent shall have received the opinion of Kilpatrick Townsend & Stockton LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger and the Second Step Merger, taken together, should qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.
(d)    Dissenting Shares. Holders of not more than ten percent (10%) of the outstanding shares of Company Common Stock shall have exercised their dissenters’ rights pursuant to Chapter 60 of the OBCA.
(e)    Performance of Voting and Support Agreement Obligations. Parent shall have received Voting Agreements and Support Agreements executed and delivered by the directors and executive officers of the Company as contemplated by the recitals, each of which shall remain in full force and effect.
(f)    Consents. The Company shall have delivered the Landlord Consents as required by Section 6.18, the Contract Consents required by Section 6.19, and any other required material consents listed in the Company Disclosure Schedules, except where the failure to obtain such consents would not materially adversely affect the economic business or benefits to the

Parent of the transactions contemplated by this Agreement in the reasonable judgment of the Parent.
(g) Assumption of Debt Securities. The Company shall have taken all actions necessary to permit Parent to assume the Debt Securities as contemplated by Section 6.17 and at the Effective Time of the Merger, (i) Parent, shall be able to assume the Debt Securities such that no principal amount shall be accelerated or otherwise due and payable by Parent thereunder, (ii) no uncured event of default under the Debt Securities shall exist; (iii) no events or circumstances that could reasonably give rise to an event of default under the terms of the Debt Securities shall have occurred or exist; and (iv) all consents, approvals and authorizations required to be obtained prior to the Effective Time from any trustees or holders of the Debt Securities in connection with the consummation of the Merger, the Second Step Merger, or the Bank Merger or the other transactions contemplated hereby by the Company or Parent and Merger Sub shall have been obtained and shall remain in full force and effect, such that the Surviving Entity’s assumption of the Debt Securities will not give rise to an event of default under the terms of the Debt Securities or would otherwise accelerate the obligation to repay the interest or principal amounts outstanding under the Debt Securities.

7.3Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver (subject to applicable law) by the Company at or prior to the Effective Time of the following conditions:
(a)Representations and Warranties. The representations and warranties of Parent set forth in Sections 4.2, 4.3(a), 4.7, 4.8(a) and 4.16 (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2, such failures to be true and correct as are de minimis), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Parent set forth in Section 4.1 (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Parent. The Company shall have received a certificate dated as of the Closing Date and signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.
(b)Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed and complied with in all material respects the obligations,

covenants and agreements required to be performed and complied with by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate dated as of the Closing Date and signed on behalf of Parent and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.
(c)U.S. Federal Income Tax Opinion. The Company shall have received the opinion of Hunton Andrews Kurth LLP, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger and the Second Step Merger, taken together, should qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
(d)Employment Agreements. Each of the Employment Agreements entered into by those individuals set forth on Section 7.3(d) of the Company Disclosure Schedules shall remain in full force and effect as of the Effective Time.
Article VIII. TERMINATION AND AMENDMENT
8.1Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote or the Requisite Parent Vote:
(a)by mutual written consent of Parent and the Company;
(b)by either Parent or the Company, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger or any of the other transactions contemplated by this Agreement and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction, decree, or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, or any of the other transactions contemplated by this Agreement;
(c)by either Parent or the Company, if the Merger shall not have been consummated on or before April 30, 2027 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or comply with the obligations, covenants and agreements of such party set forth herein; provided, however, that if the conditions to the Closing set forth in Section 7.1(c) or Section 7.1(e) (to the extent related to a Requisite Regulatory Approval) have not been satisfied or waived on or prior to such date but all other conditions to Closing set forth in Article 7 have been satisfied or waived (other than those conditions that by their nature can only be satisfied or waived at the Closing (so long as such conditions are reasonably capable of being satisfied)), the Termination Date will be automatically extended to June 30, 2027, and such date, as so extended, shall be the “Termination Date”;
(d)by either Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein), if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent or Merger Sub, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured within forty-five (45) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e)by the Company if (i) the Company shall have complied in all material respects with its obligations under Section 6.3 (including with respect to any requested adjournment or postponement requested under Section 6.3(c) or (d)) and Section 6.12, (ii) the Company Special Meeting (including any postponements or adjournments thereof) shall have concluded with the vote contemplated by Section 6.3(a) having been taken and the Requisite Company Vote shall not have been obtained and (iii) prior to the Company Special Meeting, the Company shall have received a Superior Proposal which did not result from a breach of Section 6.3 or Section 6.12 and the Board of Directors of the Company shall have determined to enter into a definitive agreement providing for such Superior Proposal upon termination of this Agreement in accordance with this Section 8.1(e) and shall have entered into such agreement concurrently with such termination; provided, that (x) following such Company Special Meeting (including any postponements or adjournments thereof) and prior to such termination, the Company and the Board of Directors of the Company shall have complied with their respective obligations pursuant to Section 6.3 and Section 6.12, which shall be deemed to apply to a termination pursuant to this Section 8.1(e) mutatis mutandis (it being understood that references to “Change in Recommendation” therein shall, for purposes of this clause (x), be deemed to be references to a termination pursuant to this Section 8.1(e)) and (y) concurrently with and as a condition to the effectiveness of such termination the Company shall pay Parent the Termination Fee pursuant to  Section 8.2(d);
(f)by the Parent or the Company, if (i) the Company Special Meeting (including any postponements or adjournments thereof) shall have concluded with the vote contemplated by Section 6.3(a) having been taken and the Requisite Company Vote shall not have been obtained; or (ii) the Parent Special Meeting (including any postponements or adjournments thereof) shall have concluded with the vote contemplated by Section 6.3(a) having been taken and the Requisite Parent Vote shall not have been obtained;
(g)by Parent, prior to such time as the Requisite Company Vote is obtained, if the Company or the Board of Directors of the Company shall have (i) made a Change in Recommendation or (ii) breached its obligations under Section 6.3 or 6.12 in any material respect; or
(h)by Company, prior to such time as the Requisite Parent Vote is obtained, if Parent or the Board of Directors of Parent shall have (i) made a Parent Change in Recommendation or (ii) breached its obligations under Section 6.3 or 6.12 in any material respect.
(i)Trading Collar.
(i)Provided that the Company is not then in material breach of any representation, warranty, covenant or agreement contained herein, including without limitation Sections 6.3 and 6.12, by the Company, by written notice to Parent on the Business Day immediately following the Determination Date, effective as of the date that is three (3) Business Days following the date of such written notice, in the event that:
(A) the Parent Average Closing Price is less than $22.32 per share (with a proportionate adjustment in the event that outstanding shares of Parent Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date); and
(B) the quotient of the Parent Average Closing Price divided by the Initial Parent Stock Price is less than the sum of (x) the Index Ratio minus (y) 0.20.
(j)If the Company elects to terminate this Agreement pursuant to this Section 8.1(i)(i) and provides such written notice to Parent, then within two (2) Business Days following Parent’s receipt of such notice, Parent may elect by written notice to the Company to reinstate the Transaction as contemplated by this Agreement and adjust the Exchange Ratio to equal the quotient (rounded to the nearest ten-thousandth) of $22.32 divided by the Parent Average Closing Price, multiplied by the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 8.1(i)(i). If Parent makes such election to reinstate the Merger and the other transactions contemplated by this Agreement, no termination will occur pursuant to this Section 8.1(i)(i) and this Agreement will remain in effect according to its terms (except as the Exchange Ratio and Merger Consideration have been adjusted). An example calculation of the adjustment to the Exchange Ratio in the event both triggers in Sections 8.1(i)(i)(A) and (B) are satisfied is set forth in Exhibit 8.1(i)(i) hereto.
For purposes of this Section 8.1(i), the following terms shall have the meanings indicated:
“Determination Date” means the fifth (5th) Business Day immediately prior to the Closing Date.
“Determination Period” means the consecutive period of twenty (20) full trading days immediately preceding (but not including) the Determination Date and ending on the Determination Date.
“Final Index Price” means the average closing price of the NASDAQ Bank Index as reported on the NASDAQ during the Determination Period.
“Index Ratio” means the Final Index Price divided by the Initial Index Price.
“Initial Index Price” means $5,388.55.
“Initial Parent Stock Price” means $27.90 per share.
“Parent Average Closing Price” means the average closing price per share of Parent Common Stock, as reported on the NASDAQ during the Determination Period.
8.2Effect of Termination.
(a)In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.13 (Public Announcements), Section 8.1 (Termination), this Section 8.2 (Effect of Termination) and Article IX (General Provisions) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent, Merger Sub nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.
(b)In the event that, after the date of this Agreement and prior to the termination of this Agreement, (i) a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of the Company or shall have been made directly to the shareholders of the Company, or any person shall have publicly announced an Acquisition Proposal, with respect to the Company, (ii) thereafter this Agreement is terminated (A) by either Parent or the Company pursuant to Section 8.1(c) (if the Requisite Company Vote has not theretofore been obtained but all other conditions set forth in Sections 7.1 and 7.3 had been satisfied or were capable of being satisfied prior to such termination) or (B) by Parent (x) pursuant to Section 8.1(d) or (y) pursuant to Section 8.1(f)(i), and (iii) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $6,692,311 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”
(c)In the event that this Agreement is terminated by Parent pursuant to Section 8.1(g), then the Company shall pay Parent, by wire transfer of same day funds, the Termination Fee within two (2) business days after the date of termination.
(d)In the event that this Agreement is terminated by the Company pursuant to Section 8.1(e), then the Company shall, concurrently with and as a condition to such termination, pay Parent the Termination Fee by wire transfer of same day funds.
(e)The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay the amount due pursuant to this Section 8.2 when required, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the Termination Fee or any portion thereof, the Company shall pay the costs and expenses of Parent (including attorneys’ fees and expenses) in connection with such suit. The amounts payable by the Company pursuant to this Section 8.2 constitute liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach of this Agreement, shall be the sole monetary remedy of Parent in the event of a termination of this Agreement specified in such section. In no event shall the Company be required to pay the Termination Fee more than once.
8.3Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, at any time before or after receipt of the Requisite Shareholder Vote; provided, however, that after the receipt of the Requisite Shareholder Vote, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
8.4Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Article IX. GENERAL PROVISIONS
9.1Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement shall survive the Effective Time, except for those obligations, covenants and agreements contained herein which by their terms apply or are to be performed in whole or in part after the Effective Time.
9.2Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.
9.3Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)if to the Company, to:
PBCO Financial Corporation
1528 Biddle Road
Medford, OR 97504
Attention:    Julia B. Beattie, President and Chief Executive Officer
E-mail:        Julia.Beattie@peoplesbank.bank
with a copy (which shall not constitute notice) to:
Hunton Andrews Kurth LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attention:     Peter G. Weinstock
        Beth A. Whitaker
E-mail:     pweinstock@Hunton.com
        bwhitaker@Hunton.com
and

(b)if to Parent and Merger Sub, to:
Northrim BanCorp, Inc.
3111 C Street

Anchorage, AK 99503
Attention:    Michael G. Huston, Chairman, President & Chief Executive
Officer
E-mail:        michael.huston@nrim.com
with a copy (which shall not constitute notice) to:
Accretive Legal, PLLC
34522 N Scottsdale Rd., STE 120-113
Scottsdale, AZ 85266
Attention:    Ryan J. York
E-mail:         ryanyork@accretivelegal.com
9.4Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Company means the actual knowledge of any of the officers of the Company listed on Section 9.4 of the Company Disclosure Schedules, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed on Section 9.4 of the Parent Disclosure Schedules. As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives at least one (1) business day prior to the date hereof, (b) included in the virtual data room of a party at least one (1) business day prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR at least one (1) business day prior to the date hereof. Each of Parent, Merger Sub and the Company is sometimes referred to in this Agreement as a “party” and collectively as the “parties”. The Company Disclosure Schedules and the Parent Disclosure Schedules, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.
9.5Counterparts. This Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.6Entire Agreement. This Agreement (including the Voting Agreements, Support Agreements, and the other documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
9.7Governing Law; Jurisdiction.
(a)This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (except that matters relating to the fiduciary duties of the Board of Directors of the Company shall be governed by the laws of the State of Oregon and matters relating to the effect of the Mergers, including the Bank Merger, and the fiduciary duties of the Board of Directors of the Parent shall be governed by the laws of the State of Alaska).
(b)Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Alaska (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.
9.8Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.
9.9Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the Company, in the case of Parent or Merger Sub, or Parent, in the case of the Company. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.10Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.11Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.12Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of CSI (including CSI as defined in 12 C.F.R. Section 261.2(c) and as identified in 12 C.F.R. Section 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
9.13Delivery Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of e-mail delivery of a portable document format (“PDF”) data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use e-mail delivery of a PDF data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use e-mail delivery of a PDF data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PBCO FINANCIAL CORPORATION

By: /s/ Julia B. Beattie
    Name: Julia B. Beattie
    Title: President and Chief Executive Officer

NORTHRIM BANCORP, INC.

By: /s/ Michael G. Huston
    Name: Michael G. Huston
    Title: Chairman, President and Chief
Executive Officer

WHITEWATER SUB, INC.

By: /s/ Michael G. Huston
Name: Michael G. Huston
Title: President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF BANK MERGER AGREEMENT

AGREEMENT AND PLAN OF BANK MERGER
between
NORTHRIM BANK
and
PEOPLE’S BANK OF COMMERCE
This AGREEMENT AND PLAN OF BANK MERGER, dated as of July 22, 2026 (this “Plan of Merger”), is by and between Northrim Bank, an Alaska state-chartered bank (“Parent Bank”), and People’s Bank of Commerce, an Oregon state-chartered bank (“Company Bank”).
RECITALS
WHEREAS, Parent Bank is an Alaska state-chartered bank having its principal place of business at 3111 C Street, Anchorage, Alaska, and is a wholly owned subsidiary of Northrim BanCorp, Inc., an Alaska corporation and registered bank holding company (“Parent”);

WHEREAS, Company Bank is an Oregon state-chartered bank having its principal place of business at 1528 Biddle Road, Medford, Oregon, and is a wholly owned subsidiary of PBCO Financial Corporation, an Oregon corporation and registered bank holding company (the “Company”);

WHEREAS, Parent, Whitewater Sub, Inc., an Alaska corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, have entered into that certain Agreement and Plan of Merger (as it may be amended, modified or supplemented in accordance with the terms thereof, the “Merger Agreement”) dated as of July 22, 2026, pursuant to which the Company will merge with and into Merger Sub, with Merger Sub as the surviving corporation, followed immediately thereafter by the merger of the surviving corporation with and into Parent (the “Initial Mergers”);

WHEREAS, as a result of the Initial Mergers, immediately prior to the Effective Time (as defined below), Parent will be the sole shareholder of both Company Bank and Parent Bank;

WHEREAS, contingent upon the Initial Mergers, on the terms and subject to the conditions contained in this Plan of Merger, the parties to this Plan of Merger intend to effect the merger of Company Bank with and into Parent Bank, with Parent Bank surviving the merger as an Alaska state-chartered bank (the “Bank Merger”); and

WHEREAS, at or prior to the Effective Time (as defined below) of the Bank Merger, the parties shall have taken all such actions as may be necessary or appropriate to effectuate the Bank Merger, including those required by the Merger Agreement and those arising under law.

AGREEMENT:
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby adopt this Plan of Merger:
a.The Bank Merger. Subject to the terms and conditions of this Plan of Merger, at the Effective Time (as defined below), Company Bank shall be merged with and into Parent Bank in accordance with the provisions of, and with the effects provided in, applicable law (including 12 U.S.C. § 1828(c), the Oregon Bank Act and the Alaska Banking Code). At the Effective Time, the separate existence of Company Bank shall cease, and Parent Bank, as the surviving entity in the Bank Merger (the “Surviving Bank”), shall continue its existence under the laws of the State of Alaska as an Alaska state-chartered bank. The Surviving Bank shall continue as an insured depository institution pursuant to 12 U.S.C. § 1814(d).
b.Closing. Subject to the terms and conditions of this Plan of Merger and applicable law, the closing of the Bank Merger will take place remotely by electronic exchange of documents at such date and time as shall be agreed to by the parties hereto, but in no event earlier than the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Plan of Merger shall have been satisfied or duly waived (subject to applicable law) by the party entitled to satisfaction thereof.
c.Effective Time. On the terms and subject to the conditions of this Plan of Merger and subject to applicable law, the Bank Merger shall become effective as set forth in the certificate of merger issued by the Alaska Department of Commerce, Community, and Economic Development, Division of Banking and Securities (the date and time of such effectiveness being herein referred to as the “Effective Time”).
d.Name and Main Office. The name of the Surviving Bank shall be “Northrim Bank” and the main office of the Surviving Bank shall be at 3111 C Street, Anchorage, Alaska.
e.Branch Offices. Immediately following the Effective Time, the Surviving Bank shall continue to operate the main office and each of the branches of each of Parent Bank and Company Bank existing as of the Effective Time as branches of the Surviving Bank at the officially designated address of each such office or branch and shall continue to operate each of the branches of the Surviving Bank existing at the Effective Time, in each case without limiting the authority under applicable law of Parent Bank or of the Surviving Bank (as applicable) to close, relocate or otherwise make any change regarding any such branch.
f.Charter and Bylaws. The Surviving Bank shall continue to operate under the charter, articles of incorporation and bylaws of Parent Bank in effect immediately prior to the Effective Time, in each case until amended in accordance with applicable law and the terms thereof.
g.Assets. At the Effective Time, all assets and all rights, franchises and interests of Company Bank in and to every type of property (including intellectual, real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed, conveyance or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Company Bank immediately prior to the Effective Time.
h.Liabilities; Liquidation Account. At the Effective Time, the Surviving Bank shall be liable for all liabilities of Company Bank (including, without limitation, savings accounts and other deposits) and all deposits, debts, liabilities, obligations and contracts of Company Bank, matured or unmatured, accrued, absolute, contingent or otherwise, whether or not reflected or reserved against on the books of account or records of Company Bank, shall be those of the Surviving Bank and shall not be released or impaired by the Bank Merger; and all rights of creditors and other obligees and all liens on property of Company Bank shall be preserved unimpaired.
i.Officers and Directors. At the Effective Time, the Board of Directors of the Surviving Bank shall consist of all of the persons listed in Appendix A attached hereto, plus one (1) member of the Board of Directors of Company Bank as of immediately prior to the Effective Time, as designated by Company Bank and reasonably agreeable to Parent Bank. Upon the Effective Time, the executive officers of the Surviving Bank shall consist of all of the persons listed in Appendix A attached hereto.
j.Terms of Exchange.
a.Capitalization of Company Bank. Company Bank’s authorized capital consists of 10,000,000 shares of common stock with par value of $5.00. As of immediately prior to the Effective Time, there were 5,057,211 shares of Company Bank common stock issued and outstanding. There are no outstanding options, warrants or other rights to purchase or receive Company Bank securities.
b.Capitalization of Parent Bank. Parent Bank’s authorized capital consists of 10,000,000 shares of common stock, $1.00 par value, of which 6,106,823 are issued, outstanding and fully paid. There are no outstanding options, warrants or other rights to purchase or receive Parent Bank securities.
c.Effect on Parent Bank Capital Stock. At the Effective Time, each outstanding share of Parent Bank common stock shall remain outstanding as a share of the Surviving Bank, the holder of such shares shall retain its rights with respect to such shares as in effect prior to the Bank Merger. Parent will upon the Effective Time continue to be the sole shareholder of the Surviving Bank.
d.Effect on Company Bank Capital Stock. At the Effective Time, each outstanding share of Company Bank shall be automatically cancelled and retired and shall cease to exist.

k.Approval. This Plan of Merger has been ratified and approved by (i) the board of directors of Parent Bank and the board of directors of Company Bank, and (ii) the sole shareholder of Company Bank and the sole shareholder of Parent Bank, in each case in accordance with the applicable provisions of law and their respective charters, articles of incorporation and bylaws. Upon the satisfaction or waiver of the conditions set forth in Section 12 of this Plan of Merger, this Plan of Merger shall be made effective as soon as practicable thereafter in the manner provided in Section 3 of this Plan of Merger.
l.Conditions to Completion of the Bank Merger. All obligations of the parties hereunder are subject to receipt of all necessary regulatory approvals and the expiration of any mandatory waiting periods before the Effective Time and are conditioned upon the satisfaction of the terms and conditions set forth in the Merger Agreement, any or all of which may be waived in accordance with the terms thereof, and the consummation of the Initial Mergers.
m.Termination. This Plan of Merger may be terminated at any time prior to the Effective Time by a written instrument executed by each of the parties hereto. This Plan of Merger will terminate automatically without any action by the parties hereto upon the termination of the Merger Agreement as therein provided.
n.Amendment. This Plan of Merger may be amended by an instrument in writing signed on behalf of each of the parties hereto.
o.Counterparts. This Plan of Merger and any signed agreement or instrument entered into in connection with this Plan of Merger, and any amendments or waivers hereto or thereto, may be executed by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile machine or e-mail delivery of a “.pdf” format data file shall have the same effect as originals. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Plan of Merger and any signed agreement or instrument entered into in connection with this Plan of Merger or any amendment or waivers hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
p.Entire Agreement. This Plan of Merger and the Merger Agreement (including the documents and the instruments referred to herein and therein) represent the entire understanding of the parties hereto with respect to the subject matter hereof and thereof and supersede any and all other oral or written agreements heretofore made.
q.Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(1)if to Company Bank, to:

People’s Bank of Commerce
1528 Biddle Road
Medford, OR 97504
Attention:    Julia B. Beattie, President and Chief Executive Officer
E-mail:        Julia.Beattie@peoplesbank.bank

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
Attention:     Peter G. Weinstock
        Beth A. Whitaker
E-mail:     pweinstock@Hunton.com
        bwhitaker@Hunton.com
and

(2)if to Parent Bank, to:

Northrim Bank
3111 C Street
Anchorage, AK 99503
Attention:    Michael G. Huston, Chairman, President & Chief Executive Officer
E-mail:        michael.huston@nrim.com

with a copy (which shall not constitute notice) to:

Accretive Legal, PLLC
34522 N Scottsdale Rd., STE 120-113
Scottsdale, AZ 85266
Attention:    Ryan J. York
E-mail:         ryanyork@accretivelegal.com

a.Governing Law; Jurisdiction.

(1)This Plan of Merger shall be governed and construed in accordance with the laws of the State of Alaska, without regard to any applicable conflicts of law.

(2)Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Plan of Merger or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Alaska (the “Chosen Courts”), and, solely in connection with claims arising under this Plan of Merger or the transactions that are the subject of this Plan of Merger, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 17.

a.Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS PLAN OF MERGER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS PLAN OF MERGER OR THE TRANSACTIONS CONTEMPLATED BY THIS PLAN OF MERGER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS PLAN OF MERGER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

b.Severability. In the event that any one or more provisions of this Plan of Merger shall for any reason be held invalid, illegal, or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Plan of Merger and the parties shall use their reasonable efforts to substitute a valid, legal, and enforceable provision which, insofar as practical, implements the purposes and intentions of this Plan of Merger.

c.Assignment. No party to this Plan of Merger may assign any of its rights or obligations under this Plan of Merger (whether by operation of law or otherwise) without the prior written consent of the other party hereto. Any attempted assignment in contravention of this Section 21 shall be null and void.

d.Parties in Interest. This Plan of Merger will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Nothing in this Plan of Merger, express or implied, is intended to confer any rights or remedies under or by reason of this Plan of Merger upon any person or entity other than the parties hereto and their successors or permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Plan of Merger to be executed by their respective officers thereunto duly authorized as of the date first above written.

PEOPLE’S BANK OF COMMERCE

By:
Name: Julia B. Beattie
Title: President and Chief Executive Officer

By:	______________________ Name: Lindsey Trautman
Title: Corporate Secretary

NORTHRIM BANK

By:
Name: Michael G. Huston
Title: Chairman, President and Chief Executive Officer

By:	______________________ Name: Hailey J. Imlach
Title: Corporate Secretary

[Signature Page to Agreement and Plan of Bank Merger]

APPENDIX A

Names and Addresses of Officers and Directors
DIRECTORS:

Name	Occupation	Address

*Northrim Bank Officer as well as Director
SENIOR EXECUTIVE OFFICERS:

Name	Title	Address

EXHIBIT B

FORM OF VOTING AND SUPPORT AGREEMENT
VOTING AND SUPPORT AGREEMENT
This Voting and Support Agreement (this “Agreement”), dated as of July 22, 2026 (the “Effective Date”), is entered into by and between Northrim BanCorp, Inc., an Alaska corporation (“Parent”) and the undersigned nonemployee director (the “Director”), a shareholder of PBCO Financial Corporation, an Oregon corporation (the “Company”).
WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, by and among Parent, Whitewater Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, the Company will be merged with and into Merger Sub, with Merger Sub as the surviving corporation (the “Merger”) and immediately following the Merger, Merger Sub will be merged with and into Parent (the “Second Step Merger” and together with the Merger, the “Mergers”);
WHEREAS, as of the date of this Agreement, the Director owns of record or has the power to vote or direct the voting of, certain shares of common stock, par value $5.00 per share, of the Company (“Common Stock”) (all such shares, the “Existing Shares”);
WHEREAS, the parties to this Agreement believe that the future success and profitability of Parent and its subsidiaries following the Mergers, including without limitation, Northrim Bank (following the completion of the transactions contemplated by the Merger Agreement, the “Combined Bank”), requires that the Director be subject to the restrictions set forth herein;
WHEREAS, in connection with the Mergers, Parent and Northrim Bank, the wholly-owned banking subsidiary of Parent (“Parent Bank”), will acquire the goodwill of the Company and of People’s Bank of Commerce, the wholly-owned banking subsidiary of the Company (“Company Bank”), and the Director will, at the Effective Time and on the terms and conditions set forth in the Merger Agreement, convert all shares of capital stock of the Company held beneficially or of record by the Director into the right to receive the Merger Consideration, in a manner that represents a sale of ownership interests and accordingly that the terms set forth in this Agreement are exempt from the application of Oregon Revised Statute Section 653.295 by virtue of Section 653.295(4) of such law; and
WHEREAS, as a condition and inducement for Parent to enter into the Merger Agreement, Parent has required that the Director, in the Director’s capacity as a shareholder of the Company, enter into this Agreement, and the Director has agreed to enter into this Agreement. Without these covenants on the part of the Director and the protections afforded to the Parent thereby, the Parent would not have entered into this Agreement or the Merger Agreement.
NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement. The following definitions also apply to this Agreement:

a.
Competing Business. “Competing Business” means any depository, commercial and/or consumer lending, wealth management or trust business company or holding company thereof (including without limitation, any start-up bank or bank in formation) that has a branch office or other office in, or does material business in, the Covered Area; provided, that Competing Business will not include the existing business activities of the Director as set forth on Schedule A hereto.

b.	Covered Area. “Covered Area” means the counties in the State of Oregon in which the Company Bank has commercial banking offices as of the date hereof.

c.	Term. “Term” means the period of time beginning on the Closing Date and ending eighteen (18) months after the Closing Date.

2.
Effectiveness; Termination. This Agreement will be effective upon signing. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement will automatically terminate and be null and void and of no effect; provided that (i) this Section 2 and Sections 10 through 15 hereof will survive any such termination, and (ii) such termination will not relieve any party of any liability or damages resulting from any material breach of any of its representations, warranties, covenants or other agreements set forth herein.

3.
No Solicitation. During the Term, the Director will not, directly or indirectly, (a) solicit, or attempt to solicit, any employees of the Company or any of its subsidiaries, including the Company Bank (or individual who was an employee of the Company or any of its subsidiaries, including the Company Bank, within the year preceding such solicitation) to participate, as an employee or otherwise, in any manner in a Competing Business or to resign or terminate his or her employment with the Company or any of its subsidiaries, including the Company Bank, or (b) solicit or attempt to solicit any customers of the Company or any of their respective subsidiaries, including the Company Bank, who Director is aware is or was as of the Closing Date a customer of the Company or any of its subsidiaries, including the Company Bank, within the year preceding such solicitation, to transfer their business to a Competing Business or to cease conducting business with the Company or any of its subsidiaries, including the Company Bank. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, letters or other mailings and electronic communications of any kind. Nothing in this Section 3 will prohibit the Director from hiring an employee of the Company or any of its subsidiaries who responds to a public advertisement or general solicitation disseminated by Director which is not specifically targeted at such employee or targeted at employees of the Company or its Subsidiaries generally.

4.
No Competition. During the Term, the Director will not, in any way, directly, indirectly, individually or through any other Person, or for the benefit of any other Person, without the prior written consent of Parent, in each instance, which Parent may withhold or condition in its sole and absolute discretion, continue to own, manage, operate, control or participate in the management, operation, control of, or consult with or perform services for (whether as principal, agent, employee, employer, investor, consultant, stockholder, partner, member, financier or in any other individual or representative capacity of any kind whatsoever), any Competing Business in the Covered Area; provided, however, that Director may invest in the securities of any person (but without otherwise participating in the activities of such person) if: (i) such securities are listed or traded on any national or foreign securities exchange; and (ii) Director does not beneficially own (as defined by Rule 13d-3 promulgated under the Exchange Act) in excess of one percent (1.0%) of the outstanding equity of such person.

5.
Reasonableness of Restrictions. The Director acknowledges and agrees that the covenants set forth above represent only a limited restraint and allow the Director to pursue his or her occupation without unreasonable or unfair restrictions. The Director acknowledges that the limitations of length of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (a) the Company, Parent and their respective subsidiaries are engaged in a highly competitive industry; (b) the Director has had unique access to the trade secrets and know-how of the Company and its subsidiaries, including the plans and strategy (and, in particular, the competitive strategy) of the Combined Bank; (c) the Director will receive the benefit of a substantial premium for the Director’s Shares in the Merger, and will have a shared interest with Parent, as a continuing shareholder of Parent, in preserving the benefits to Parent of the Merger for which Parent will have paid good and valuable consideration as contemplated by the Merger Agreement; and (d) this Agreement provides no more protection than is necessary to protect Parent’s interests in the Company’s and its subsidiaries’ goodwill, trade secrets and confidential information. Accordingly, the Director, having had an opportunity to consult with counsel of his or her choosing, acknowledges that the provisions of Oregon Revised Statute Section 653.295 do not prohibit the Director from entering into the restrictive covenants set forth in this Agreement or prohibit Parent or Parent Bank from enforcing this Agreement against the Director.

6.
Voting Agreement. From the date hereof until the earlier of (a) the Closing, (b) the termination of the Merger Agreement in accordance with its terms, or (c) one-year after the date hereof (the “Support Period”), the Director irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, or in connection with any written consent of the Company’s shareholders, the Director will (i) appear at such meeting or otherwise cause all of his or her Existing Shares and all other shares of Common Stock or voting securities over which the Director has acquired record ownership after the date hereof or the power to vote or direct the voting of (including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Common Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities (including any Company Equity Awards) or otherwise) (together with the Existing Shares, the “Shares”), as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of the Company’s shareholders to a later date if there are not sufficient votes to approve the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal, without regard to the terms of such Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Director contained in this Agreement, or (2) prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger; provided, that the foregoing applies solely to the Director in the Director’s capacity as a shareholder and, to the extent the Director serves as a member of the board of directors of the Company, nothing in this Agreement will limit or affect any actions or omissions taken by the Director solely in the Director’s capacity as such a director. For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity holding Shares for which the Director serves in any partner, shareholder or trustee capacity. To the extent the Director does not possess sole control of the determinations of such shareholder entity, the Director agrees to exercise such control as Director does possess over the voting or other determination rights in such shareholder entity to carry out the intent and purposes of the Director’s support and voting obligations in this paragraph and otherwise set forth in this Agreement. The Director covenants and agrees that, except for this Agreement, the Director (x) has not entered into, and will not enter into during the Support Period, any voting agreement or voting trust with respect to the Shares and (y) has not granted, and will not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of this Agreement. The Director has not entered into and agrees not to enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate the provisions and agreements set forth herein.

7.
Transfer Restrictions Prior to the Merger. The Director hereby agrees that the Director will not, during the Support Period, without the prior written consent of Parent, directly or indirectly, offer for sale, sell, transfer, assign, give, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein, including the right to vote any Shares, as applicable (any of the foregoing, a “Transfer”); provided, that the Director may (i) Transfer Shares for gifting or estate planning, by the laws of descent or distribution, by operation of law or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement and the Director provides at least two (2) days’ prior written notice (which will include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement), or (ii) surrender Shares to the Company in connection with the vesting, settlement or exercise of Company Equity Awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of Company Options, the exercise price thereon.

8.
Representations of the Director. The Director represents and warrants to Parent as follows: (a) the Director has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Director’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Director and constitutes a valid and legally binding agreement of the Director, enforceable against the Director in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Director or the performance of the Director’s obligations hereunder; (c) the execution and delivery of this Agreement by the Director does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Director or the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity; (d) the Director owns and has the power to vote or direct the voting of the Shares; and (e) the Director owns the Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement or under applicable federal or state securities laws); (f) the Director has read and is familiar with the terms of the Merger Agreement; and (g) as of the date hereof, the Director is the record owner of, or has the power to vote or direct the voting of, not less than the number of Shares set forth on Schedule B hereto (the “Minimum Shares”). The Director agrees that the Director will not take any action that would make any representation or warranty of the Director contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Director of the Director’s obligations under this Agreement. The Director agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as are necessary or reasonably requested by Parent to confirm and assure the rights and obligations set forth in this Agreement.

9.
Entire Agreement; Assignment. The recitals are incorporated as a part of this Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than, if the Director is an officer of the Company, with respect to any employment agreement between the Director and the Company or its affiliates. Nothing in this Agreement, express or implied, is intended to or will confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement will not be assigned by operation of law or otherwise and will be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by Parent to a majority-owned affiliate or any successor-in-interest of Parent, but no such assignment will relieve Parent of its obligations hereunder.

10.
Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Parent would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Director of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Parent may be entitled (including monetary damages), Parent will be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and the Director hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. The Director further agrees that neither Parent nor any other person or entity will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Director irrevocably waives any right the Director may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.
Governing Law and Enforceability. This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Oregon, without regard to any applicable conflict of law principles. Each of the parties hereto (a) agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Oregon (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (b) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (c) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (d) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (e) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 12.

12.
Notice. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, by e-mail (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) if to the Director, to the address or e-mail address, as applicable, set forth in Schedule B hereto, or if no such address, or e-mail address is provided, then to the address of the Director set forth in the shareholder register of the Company, and if to Parent, in accordance with Section 9.3 of the Merger Agreement.

13.
Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof will be interpreted to be only so broad as is enforceable.

14.
Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Parent and the Director, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.
Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.	Counterparts. The parties may execute this Agreement in one or more counterparts, including by electronic signature. All the counterparts will be construed together and will constitute one Agreement.
[Signature page follows]

Signed as of the Effective Date:
NORTHRIM BANCORP, INC.
By:
Name: Michael G. Huston
Title: Chairman, President and Chief Executive Officer

[Parent Signature Page to Voting and Support Agreement]

Signed as of the Effective Date:
DIRECTOR
By:
Name:
[Director Signature Page to Voting and Support Agreement]

Schedule A
Existing Business Activities

Schedule B
Director Notices

Name of Director: _________________
Minimum Shares: __________________
Notice Address:
______________________
______________________
______________________
Email: ________________

EXHIBIT C

FORM OF SUPPORT AGREEMENT
SUPPORT AGREEMENT
This Support Agreement (this “Agreement”), dated as of July 22, 2026 (the “Effective Date”), is entered into by and between Northrim BanCorp, Inc., an Alaska corporation (“Parent”) and the undersigned shareholder (the “Shareholder”) of PBCO Financial Corporation, an Oregon corporation (the “Company”).
WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, by and among Parent, Whitewater Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, the Company will be merged with and into Merger Sub, with Merger Sub as the surviving corporation (the “Merger”) and immediately following the Merger, Merger Sub will be merged with and into Parent (the “Second Step Merger” and together with the Merger, the “Mergers”);
WHEREAS, the parties to this Agreement believe that the future success and profitability of Parent and its subsidiaries following the Mergers, including without limitation, Northrim Bank (following the completion of the transactions contemplated by the Merger Agreement, the “Combined Bank”), requires that the Shareholder be subject to the restrictions set forth herein;
WHEREAS, in connection with the Mergers, Parent and Northrim Bank, the wholly-owned banking subsidiary of Parent (“Parent Bank”), will acquire the goodwill of the Company and of People’s Bank of Commerce, the wholly-owned banking subsidiary of the Company (“Company Bank”), and the Shareholder will, at the Effective Time and on the terms and conditions set forth in the Merger Agreement, convert all shares of capital stock of the Company held beneficially or of record by the Shareholder into the right to receive the Merger Consideration, in a manner that represents a sale of ownership interests and accordingly that the terms set forth in this Agreement are exempt from the application of Oregon Revised Statute Section 653.295 by virtue of Section 653.295(4) of such law; and
WHEREAS, as a condition and inducement for Parent to enter into the Merger Agreement, Parent has required that the Shareholder enter into this Agreement, and the Shareholder has agreed to enter into this Agreement. Without these covenants on the part of the Shareholder and the protections afforded to the Parent thereby, the Parent would not have entered into this Agreement or the Merger Agreement.
NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement. The following definitions also apply to this Agreement:

a.
Competing Business. “Competing Business” means any depository, commercial and/or consumer lending, wealth management or trust business company or holding company thereof (including without limitation, any start-up bank or bank in formation) that has a branch office or other office in, or does material business in, the Covered Area; provided, that Competing Business will not include the existing business activities of the Shareholder as set forth on Schedule A hereto.

b.	Covered Area. “Covered Area” means the counties in the State of Oregon in which the Company Bank has commercial banking offices as of the date hereof.

c.	Term. “Term” means the period of time beginning on the Closing Date and ending eighteen (18) months after the Closing Date.

2.
Effectiveness; Termination. This Agreement will be effective upon signing. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement will automatically terminate and be null and void and of no effect; provided that (i) this Section 2 and Sections 9 through 14 hereof will survive any such termination, and (ii) such termination will not relieve any party of any liability or damages resulting from any material breach of any of its representations, warranties, covenants or other agreements set forth herein.

3.
No Solicitation. During the Term, the Shareholder will not, directly or indirectly, (a) solicit, or attempt to solicit, any employees of the Company or any of its subsidiaries, including the Company Bank (or individual who was an employee of the Company or any of its subsidiaries, including the Company Bank, within the year preceding such solicitation) to participate, as an employee or otherwise, in any manner in a Competing Business or to resign or terminate his or her employment with the Company or any of its subsidiaries, including the Company Bank, or (b) solicit or attempt to solicit any customers of the Company or any of their respective subsidiaries, including the Company Bank, who Shareholder is aware is or was as of the Closing Date a customer of the Company or any of its subsidiaries, including the Company Bank, within the year preceding such solicitation, to transfer their business to a Competing Business or to cease conducting business with the Company or any of its subsidiaries, including the Company Bank. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, letters or other mailings and electronic communications of any kind. Nothing in this Section 3 will prohibit the Shareholder from hiring an employee of the Company or any of its subsidiaries who responds to a public advertisement or general solicitation disseminated by Shareholder which is not specifically targeted at such employee or targeted at employees of the Company or its Subsidiaries generally.

4.
No Competition. During the Term, the Shareholder will not, in any way, directly, indirectly, individually or through any other Person, or for the benefit of any other person, without the prior written consent of Parent, in each instance, which Parent may withhold or condition in its sole and absolute discretion, continue to own, manage, operate, control or participate in the management, operation, control of, or consult with or perform services for (whether as principal, agent, employee, employer, investor, consultant, stockholder, partner, member, financier or in any other individual or representative capacity of any kind whatsoever), any Competing Business in the Covered Area; provided, however, that Shareholder may invest in the securities of any person (but without otherwise participating in the activities of such person) if: (i) such securities are listed or traded on any national or foreign securities exchange; and (ii) Shareholder does not beneficially own (as defined by Rule 13d-3 promulgated under the Exchange Act) in excess of one percent (1.0%) of the outstanding equity of such person.

5.
Reasonableness of Restrictions. The Shareholder acknowledges and agrees that the covenants set forth above represent only a limited restraint and allow the Shareholder to pursue his or her occupation without unreasonable or unfair restrictions. The Shareholder acknowledges that the limitations of length of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (a) the Company, Parent and their respective subsidiaries are engaged in a highly competitive industry; (b) the Shareholder has had unique access to the trade secrets and know-how of the Company and its subsidiaries, including the plans and strategy (and, in particular, the competitive strategy) of the Combined Bank; (c) the Shareholder will receive the benefit of a substantial premium for the Shareholder’s Shares (as defined below) in the Merger, and will have a shared interest with Parent, as a continuing shareholder of Parent, in preserving the benefits to Parent of the Merger for which Parent will have paid good and valuable consideration as contemplated by the Merger Agreement; and (d) this Agreement provides no more protection than is necessary to protect Parent’s interests in the Company’s and its subsidiaries’ goodwill, trade secrets and confidential information. Accordingly, the Shareholder, having had an opportunity to consult with counsel of his or her choosing, acknowledges that the provisions of Oregon Revised Statute Section 653.295 do not prohibit the Shareholder from entering into the restrictive covenants set forth in this Agreement or prohibit Parent or Parent Bank from enforcing this Agreement against the Shareholder.

6.
Transfer Restrictions Prior to the Merger. The Shareholder hereby agrees that the Shareholder will not, from the date hereof until the earlier of (a) the Closing, (b) the termination of the Merger Agreement in accordance with its terms, or (c) one-year after the date hereof, without the prior written consent of Parent, directly or indirectly, offer for sale, sell, transfer, assign, give, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any shares of common stock, par value $5.00 per share, of the Company in which the Shareholder owns of record, acquires record ownership after the date hereof or has the power to vote or direct the voting of (all such shares, the “Shares”), or any interest therein, including the right to vote any Shares, as applicable (any of the foregoing, a “Transfer”); provided, that the Shareholder may (i) Transfer Shares for gifting or estate planning, by the laws of descent or distribution, by operation of law or philanthropic purposes so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement and the Shareholder provides at least two (2) days’ prior written notice (which will include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement), or (ii) surrender Shares to the Company in connection with the vesting, settlement or exercise of Company RSU to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise.

7.
Representations of the Shareholder. The Shareholder represents and warrants to Parent as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of the Shareholder’s obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under any agreement or other instrument or obligation binding upon the Shareholder, nor require any authorization, consent or approval of, or filing with, any Governmental Entity; and (d) the Shareholder has read and is familiar with the terms of the Merger Agreement. The Shareholder agrees that the Shareholder will not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of the Shareholder’s obligations under this Agreement. The Shareholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as are necessary or reasonably requested by Parent to confirm and assure the rights and obligations set forth in this Agreement.

8.   Entire Agreement; Assignment. The recitals are incorporated as a part of this Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than, if the Shareholder is an officer of the Company, with respect to any employment agreement between the Shareholder and the Company or its affiliates. Nothing in this Agreement, express or implied, is intended to or will confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement will not be assigned by operation of law or otherwise and will be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by Parent to a majority-owned affiliate or any successor-in-interest of Parent, but no such assignment will relieve Parent of its obligations hereunder.

9.
Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Parent would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Parent may be entitled (including monetary damages), Parent will be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and the Shareholder hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. The Shareholder further agrees that neither Parent nor any other person or entity will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Shareholder irrevocably waives any right the Shareholder may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.
Governing Law and Enforceability. This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Oregon, without regard to any applicable conflict of law principles. Each of the parties hereto (a) agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Oregon (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (b) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (c) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (d) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (e) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 11.

11.
Notice. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, by e-mail (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) if to the Shareholder, to the address or e-mail address, as applicable, set forth in Schedule B hereto, or if no such address, or e-mail address is provided, then to the address of the Shareholder set forth in the shareholder register of the Company, and if to Parent, in accordance with Section 9.3 of the Merger Agreement.

12.
Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof will be interpreted to be only so broad as is enforceable.

13.
Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Parent and the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.
Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.	Counterparts. The parties may execute this Agreement in one or more counterparts, including by electronic signature. All the counterparts will be construed together and will constitute one Agreement.
[Signature page follows]

Signed as of the Effective Date:
NORTHRIM BANCORP, INC.
By:
Name: Michael G. Huston
Title: Chairman, President and Chief Executive Officer
[Parent Signature Page to Support Agreement]

Signed as of the Effective Date:
SHAREHOLDER
By:
Name:
[Shareholder Signature Page to Support Agreement]

Schedule A
Existing Business Activities

Schedule B
Shareholder Notices

Name of Shareholder: __________________
Notice Address:
______________________
______________________
______________________
Email: ________________

EXHIBIT D

FORM OF EXECUTIVE EMPLOYMENT AGREEMENT
FORM OF EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into as of July 22, 2026 by and among Northrim BanCorp, Inc. and its wholly owned subsidiary, Northrim Bank, a state-chartered commercial bank, with its principal office in Anchorage, Alaska (the “Employer”) and INSERT NAME HERE (the “Employee”), and shall become effective as of the effective date (the “Effective Date”) of the merger of People’s Bank of Commerce, an Oregon state-chartered commercial bank, with its principal office in Medford, Oregon (the “Bank Merger”), with and into the Employer, with the Employer surviving the Bank Merger.

In consideration of the mutual promises made in this Agreement, the parties agree as follows:

1.    EMPLOYMENT.

Employer employs Employee and Employee accepts employment with Employer as INSERT JOB TITLE HERE of Northrim Bank.

2.    TERM.

The term of this Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Section 5, shall continue through December 31, 2027 (the “Term”); provided, however, that on January 1, 2028, and each succeeding January 1, the Term shall automatically be extended for one additional year unless, not later than ninety days prior to any such January 1, either party shall have given written notice to the other that it does not wish to extend the Term. In the event the Term is not extended, Employee shall have no rights to any of the severance payments or benefits continuation described in Section 5 except as specifically provided for in this Agreement.

3.    DUTIES.

The Employee will serve as INSERT JOB TITLE HERE. Employee shall render such management and administrative services and perform such tasks in connection with the affairs and overall operation of the Employer as is customary for the Employee’s position, subject to the direction of Chairman, President, and Chief Executive Officer and Employer’s Board of Directors. Employee shall devote necessary time, attention and effort to Employer’s business in order to properly discharge the Employee’s responsibilities under this Agreement.

4.    COMPENSATION, BENEFITS, REIMBURSEMENT and PROFIT SHARING.

a.    Base Salary.

In consideration for all services rendered by Employee during the Term of this Agreement, Employer shall pay Employee an annual base salary (before all customary and proper payroll deductions) of $XXX,XXX as adjusted from time to time (“Base Salary”). The Compensation Committee of the Board of Directors (“Committee”) of the Employer shall review

Employee’s salary each year. The Committee may increase or decrease the Base Salary, in its sole discretion, taking into account the Employer and individual performance objectives.

b.     Profit Sharing Plan.

Under the Northrim BanCorp, Inc. Profit Sharing Plan (the “Plan”), Employee shall be eligible to receive an annual profit share based on performance as defined by the Board of Directors in its sole discretion, taking into account the Employer and individual performance objectives. Employee will be classified in the INSERT JOB TITLE HERE under the Plan’s Responsibility Factors. Employer will recover from the Employee any incentive compensation required to be recovered by the Employer under the terms of the Clawback Policy (as defined in Section 13.i). Employee’s signature on this Agreement authorizes Employer to offset or deduct from any compensation Employer may owe Employee, any excess payments (in whole or in part) that Employee may owe Employer under the terms of the Clawback Policy (as defined in Section 13.i) to the fullest extent allowed by law.

c.    Stock Incentive Plan.

Employee shall be eligible for awards under the Employer’s Stock Incentive Plan. The type, timing and size of awards will be at the sole discretion of the Board of Directors, taking into account the Employer and individual performance objectives. Employer will recover from the Employee any incentive compensation required to be recovered by the Employer under the terms of the Clawback Policy (as defined in Section 13.i). Employee’s signature on this Agreement authorizes Employer to offset or deduct from any compensation Employer may owe Employee, any excess payments (in whole or in part) that Employee may owe Employer under the terms of the Clawback Policy (as defined in Section 13.i).

d.    Other Benefits.

Throughout the Term of this Agreement, Employee shall be entitled to participate in health insurance, disability and other employee benefit plans and programs of Employer, as in effect from time to time on a basis at least as favorable as that accorded to any other officer of Employer and to the extent consistent with applicable law and the terms of the applicable employee benefit plans and programs. Nothing herein shall be construed to limit the Employer’s ability to amend or terminate any employee benefit plan or program in its sole discretion.

e.    Expenses.

Employer shall reimburse Employee for the Employee’s reasonable expenses (including, without limitation, travel, entertainment and similar expenses) incurred in performing and promoting the business of the Employer, subject to any limits of company policy and the rules and regulations of the Internal Revenue Service, including the Internal Revenue Code of 1986, as amended (referred to throughout this Agreement as “IRC” or the “Code”). Employee shall present from time to time itemized accounts and receipts of any such expenses as required by Employer and the Code.

5.    TERMINATION OF AGREEMENT.

The Employer may terminate Employee's employment for any reason or no reason, and Employee may terminate his or her employment for any reason or no reason, in either case subject only to the terms of this Agreement; provided, however, that Employee is required to provide to the Employer at least ninety days' written notice of intent to terminate employment for any reason unless the Employer specifies an earlier date of termination. Upon termination of Employee's employment, Employee may be entitled to the compensation and benefits as described in this Section 5 and shall have no further rights to any compensation or benefits from the Employer.

a.    Termination Without Cause or for Good Reason in Connection With a Change of Control.

If (A) Employer, Northrim Bank or Employer’s ultimate parent entity (Northrim BanCorp, Inc.) is subjected to a Change of Control (as defined in Section 5.f.(i)), and (B) either Employer or its assigns terminates Employee’s employment without Cause (as defined in Section 5.f.(ii)) (either during the annual Term of this Agreement or by refusing to extend this Agreement when the annual termination occurs every December 31) or Employee terminates their employment for Good Reason (as defined in Section 5.f.(iii)) within seven hundred and thirty-five days (735) of such Change of Control, and Employee does not breach Employee’s obligations pursuant to Sections 7 through 10 of this Agreement, then Employer shall pay Employee: (i) all Base Salary earned and all reimbursable expenses incurred under this Agreement through such termination date; (ii) an amount equal to one (1) times Employee’s highest Base Salary paid in any one (1) of the prior three (3) years, and (iii) an amount equal to one (1) times Employee’s average annual Profit Share paid in the prior three (3) years. The amounts described in clause (i) of this paragraph shall be paid no later than three (3) business days after the date on which employment is terminated. The amounts described in clauses (ii) and (iii) herein shall be paid no later than sixty (60) calendar days after the day on which employment is terminated, provided that Employee has executed and then not revoked as may be allowed by law, a separation and release agreement as follows. No payment will be made pursuant to clauses (ii) and (iii) unless the Employee has signed an agreement, in a form acceptable to Employer in its sole reasonable discretion, that releases and holds Employer harmless from all known and unknown claims and liabilities arising out of Employee’s employment with Employer or the performance of this Agreement (“Release Agreement”) and the Release Agreement has become irrevocable prior to the payment date.

In addition, if Employee has executed and not revoked a Release Agreement, Employee shall be entitled to health and dental insurance benefits for a period of twelve (12) months following the termination of this Agreement pursuant to Section 5.a, which shall be paid periodically in accordance with Employer’s normal payroll policies. These benefits will be provided at Employer’s expense, but such period shall count towards the Employer’s continuation of coverage obligation under Section 4980B of the Code (commonly referred to as “COBRA”); provided, however, that if Employer determines in its sole discretion that its provision of COBRA or health or dental insurance benefits or any premium payments for such benefits cannot be made without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise or penalty tax, under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010, Employer will in lieu thereof provide to Employee a taxable payment in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue their group health coverage in effect on the date of the Employee’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for twelve (12) months following the termination of employment, less the months, if any, for which any benefits or premium payments already made by the Employer pursuant to this Section, which payment will be made regardless of whether Employee elects COBRA continuation coverage and will be paid periodically in accordance with Employer’s normal payroll policies. For avoidance of doubt, Employee shall be entitled to all Base Salary earned and reimbursement for expenses incurred under this Agreement through the termination date, regardless of whether Employee signs a Release Agreement. No other payment will be made pursuant to this paragraph unless the Employee has signed the Release Agreement, which has become irrevocable prior to the payment date.

b.    Termination by Employer Without Cause or by Employee for Good Reason, Not in Connection with a Change in Control.

If Employer terminates Employee’s employment without Cause, or if Employee terminates their employment for Good Reason, Employer shall pay Employee in a lump sum: (i) all Base Salary earned and all reimbursable expenses incurred under this Agreement through such termination date; (ii) an amount equal to point seven five (.75) times Employee’s highest Base Salary paid in any one (1) of the prior three (3) years. The amounts described in clause (i) of this paragraph shall be paid no later than three (3) business days after the date on which employment is terminated. If Employee has executed and then not revoked as may be allowed by law a Release Agreement as described below, the amounts described in clauses (ii) herein shall be paid on the first day of the month following a period of six (6) months after termination of employment provided that the payment may be made sooner if either (A) the amount does not exceed the amount described in Section 1.409A-1(b)(9)(iii)(A) (the “IRC Safe Harbor”), or (B) at the Employee’s election, the amount described in clause (ii) is reduced to comply with the IRC Safe Harbor. No payment will be made pursuant to clause (ii) unless the Employee has signed a Release Agreement, which has become irrevocable prior to the payment date.

In addition, if Employee has executed and not revoked a Release Agreement, Employee shall be entitled to health and dental insurance benefits for a period of nine (9) months following the termination of this Agreement pursuant to Section 5.b, which shall be paid periodically in accordance with Employer’s normal payroll policies. These benefits will be provided at Employer’s expense, but such period shall count towards the Employer’s continuation of coverage obligation under COBRA; provided, however, that if Employer determines in its sole discretion that its provision of COBRA or health or dental insurance benefits or any premium payments for such benefits cannot be made without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise or penalty tax, under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010, Employer will in lieu thereof provide to Employee a taxable payment in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue their group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for nine (9) months following the termination of employment (less the months, if any, for which any benefits or premium payments already made by the Employer pursuant to this Section 5.b.(i)), which payment will be made regardless of whether Employee elects COBRA continuation coverage and will be paid periodically in accordance with Employer’s normal payroll policies. For avoidance of doubt, Employee shall be entitled to all Base Salary earned and reimbursement for expenses incurred under this Agreement through the termination date, regardless of whether Employee signs a Release Agreement. No other payment will be made pursuant to this paragraph unless the Employee has signed the Release Agreement, which has become irrevocable prior to the payment date.

c.    Termination by Employer for Cause or by Employee Without Good Reason.

If Employer terminates Employee’s employment for Cause or if Employee terminates their employment without Good Reason (including by providing notice of non-extension of the Term pursuant to Section 2 above), Employer shall pay Employee upon the effective date of such termination only such Base Salary earned and expenses reimbursable under this Agreement incurred through such termination date. In such case, Employee shall have no right to receive compensation or other benefits for any period after termination under this Agreement.

If any disputed termination under Section 5.c. is subsequently determined to have been without Cause by Employer or with Good Reason by Employee, Employee's recovery shall be limited to those payments and benefits set out under Section 5.b.

d.    Termination Due to Total Disability.

If Employee shall have been unable to perform Employee’s duties due to a Total Disability (as defined in Section 5.f.(iv)), then Employer may at any time after the end of the applicable period of nonperformance terminate Employee’s employment, effective immediately, consistent with Employer’s obligation to provide a leave of absence and/or reasonably accommodate Employee under applicable laws, and Employee shall be entitled to: (i) all Base Salary earned and reimbursement for expenses incurred under this Agreement through the termination date, (ii) full Base Salary for one (1) year following the termination date (less the amount of any payments received by Employee during such one (1) year period under any Employer-sponsored disability plan); and (iii) health and dental insurance benefits for a period of twelve (12) months following the termination date, which benefits will be paid periodically in accordance with Employer’s normal payroll policies and provided at Employer’s expense, but such period shall count towards the Employer’s continuation of coverage obligation under COBRA; provided, however, that if Employer determines, in its sole discretion, that its provision of COBRA or health or dental insurance benefits or any premium payments for such benefits cannot be made without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise or penalty tax under either Section 105(h) of the Code or the Patient Protection and Affordable Care Act of 2010, Employer will in lieu thereof provide to Employee a taxable payment in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue their group health coverage in effect on the date of their termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for twelve (12) months following the termination of employment (less the months, if any, for which any benefits or premium payments already made by the Employer pursuant to this Section 5.d), which payment will be made regardless of whether Employee elects COBRA continuation coverage and will be paid periodically in accordance with Employer’s normal payroll policies. The amounts described in clause of this paragraph (i) shall be paid no later than three (3) business days after the date on which employment is terminated. All other compensation pursuant to this paragraph shall be paid to Employee in one (1) lump sum the first day of the month following a period of six (6) months after Employee’s employment was terminated or as otherwise required by applicable law, provided that Employee has signed a Release Agreement which has become irrevocable prior to the payment date. For avoidance of doubt, Employee shall be entitled to all Base Salary earned and reimbursement for expenses incurred under this Agreement through the termination date, regardless of whether Employee signs a Release Agreement.

e.    Termination Upon Death of Employee.

Employee’s employment under this Agreement shall be terminated upon the death of Employee. In such case, the Employer shall be obligated to pay to the surviving spouse of Employee, or if there is none, to the Employee’s estate: (i) that portion of Employee’s Base Salary that would otherwise have been paid to the Employee for the month in which their death occurred, and (ii) any amounts due the Employee pursuant to the Northrim Bank 401k Plan, and any other death, insurance or employee benefit plan provided to Employee by the Employer, according to the terms of the respective plans.

f.    Termination Upon Notice of Non-Extension of the Term

If the Company provides Employee with written notice that it does not wish to extend the Term, and does so at least ninety days before the expiration of the then current Term, consistent with Section 2 above, Employer shall pay Employee upon the effective date of termination of employment at the end of such Term only such Base Salary earned and expenses reimbursable under this Agreement incurred through the date of termination. In such case, Employee shall have no right to receive compensation or other benefits for any period after termination under this Agreement.

If the Company properly provides Employee with written notice that it does not wish to extend the then current Term consistent with Section 2 above, and then terminates Employee’s employment without Cause before the expiration of the then current Term, Employee’s rights to any further payment shall be limited to those amounts Employee would have received had Employee’s employment continued through the remainder of the then current Term and then terminated for Cause (rather than the amounts described in Section 5(b)), and only if Employee executes, and then does not revoke as may be allowed by law, a Release Agreement.

Consistent with Section 5(c), if the Company terminates Employee’s employment with Cause, or if Employee quits without Good Reason before the end of the Term, Employer shall pay Employee upon the effective date of such termination only such Base Salary earned and expenses reimbursable under this Agreement incurred through such termination date. In such case, Employee shall have no right to receive compensation or other benefits for any period after termination under this Agreement.

g.    Termination Definitions.

i.     “Change of Control.”

For purposes of this Agreement, the term “Change of Control” shall mean the occurrence of one (1) or more of the following events: (A) one (1) person or entity acquiring or otherwise becoming the owner of thirty percent (30%) or more of Employer’s ultimate parent entity Northrim BanCorp, Inc. outstanding equity interests, (B) one (1) person or entity acquiring or otherwise become the owner of thirty percent (30%) or more of Northrim BanCorp, Inc.’s outstanding common stock, (C) replacement of a majority of the incumbent directors of Northrim BanCorp, Inc. by directors whose elections have not been supported by a majority of the Board of Directors of Northrim BanCorp, Inc., (D) dissolution or sale of fifty percent (50%) or more in value of the assets of Northrim BanCorp, Inc., or (E) a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of Employer, within the meaning of Section 280G of the Code; provided, however, that to the extent necessary to avoid the imposition of any tax or penalty under Section 409A(a) of the Code, a Change of Control shall be limited to a change “in the ownership or effective control” or “in the ownership of a substantial portion of the assets” of Employer, within the meaning of Section 409A of the Code.

ii.    “Cause.”

For purposes of this Agreement, termination for “Cause” shall include termination because Employee: (A) continually fails to substantially perform Employee’s duties with the Employer after a reasonable ninety (90)-day notice to the Employee by the Employer, (B) is adjudged guilty of a felony, any crime involving dishonesty or breach of trust or any crime involving a breach of Employee’s fiduciary duties to the Employer, (C) is willfully and continually failing to comply with any law, rule or regulation (other than traffic violations or similar offenses) related to the business of the Employer, (D) is willfully and continually failing to comply with final cease and desist order of a regulatory agency having jurisdiction over Employer, (E) commits a material act of dishonesty or disloyalty related to the business of the Employer, or (F) materially breaches the provisions of this Agreement or Employee’s fiduciary duties to the Employer.

In addition, Employee's employment shall be deemed to have terminated for Cause if, on the date Employee's employment terminates, facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered after such termination.

iii.    “Good Reason.”

For purposes of this Agreement, termination for “Good Reason” shall mean termination by Employee as a result of the occurrence of any of the following circumstances or events, without Employee’s consent: (A) a material reduction in Employee’s compensation, other than a reduction that is commensurate with a broad-based reduction among the Employer’s employees, (B) a material reduction in Employee’s duties and responsibilities, but not merely a change in title, except as may occur in connection with a Change of Control (for avoidance of doubt, a material reduction in Employee’s duties and responsibilities in connection with a Change of Control shall not constitute “Good Reason”), (C) a material breach by the Employer of this Agreement, or (D) relocation of Employee’s Primary Workplace by more than fifty (50) miles. For purposes of this section, “Primary Workplace” is defined as the state where Employee executes this Agreement.

“Good Reason” will only be deemed to occur if, within ninety (90) days after the occurrence of any of the aforementioned circumstances or events occur without Employee’s consent, the Employee provides notice to the Employer of the existence of Good Reason and of the Employee’s intended termination of employment due to Good Reason, and the Employer does not cure the Good Reason condition within ninety (90) days after receiving such notice from the Employee. The Employee’s written notice must explain the basis on which the Employee believes Good Reason exists, the cure period and the date on which the Employee intends to terminate employment, which must be no later than six (6) months after the existence of the Good Reason. The provisions of Section 5.f.(iii) are intended to comply with the Good Reason safe harbor provisions of Section 409A of the Code and applicable regulations.

iv.    “Total Disability.”

For purposes of this Agreement, “Total Disability” shall mean a medically diagnosed physical or mental illness, existing for a period of six (6) consecutive months, or for a total of six (6) months within any twelve (12)-month period, and that renders Employee incapable of performing their essential job functions under this Agreement, even after the Employee has been accorded reasonable accommodation. Employer’s Board of Directors, acting in good faith, in accordance with applicable law, shall make the final determination of whether Employee is suffering under any Total Disability (as herein defined) and, for purposes of making such determination, may require Employee to submit themselves to a physical examination by a physician mutually agreed upon by the Employee and Employer’s Board of Directors at Employer’s expense.

v.     “Termination from Employment”

A termination from employment under this Agreement shall mean a “Separation from Service” as interpreted in accordance with Section 409A of the Code and generally meaning the date on which the Employee is no longer performing services for the Employer. The Employee shall not have a Separation from Service while on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Employee retains a right to reemployment under an applicable statute or contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform services.

h.    Return of Employer Property

Upon any termination of Employee’ employment with the Employer or at any time upon request by Employer, the Employee shall promptly return to the Employer all Employer property (including computers, phones, portable electronic storage devices, and other electronic devices), original and any copies of all documents that contain Confidential Information (as defined in Section 8), and all copies and any other materials containing or disclosing any Invention (as defined in Section 11.b.), that are in Employee’s possession, in whatever media they then exist.

6.    LIMIT ON SEVERANCE PAYMENT FOR CHANGE OF CONTROL.

Notwithstanding anything above in Section 5.a., if the severance payment provided for in that Section, together with any other payments which the Employee has the right to receive from the Employer, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), the severance payment shall be reduced. The reduction shall be in an amount so that the present value of the total amount received by the Employee from the Employer or its affiliates and subsidiaries will be two point nine-nine (2.99) times the Employee’s base amount (as defined in Section 280G(b)(3) of the Code) and so that no portion of the amounts received by the Employee shall be subject to the excise tax imposed by Section 4999 of the Code (excise tax). Insofar as permitted by the Code, Employer shall reduce those elements of the severance pay package specified by the Employee. The determination as to whether any reduction in the severance payment is necessary shall be made by the Employer in good faith, and the determination shall be conclusive and binding on Employee. If through error or otherwise Employee should receive payments under this Agreement, together with other payments the Employee has the right to receive from the Employer, in excess of two point nine-nine (2.99) times their base amount, Employee shall immediately repay the excess to Employer upon notification that an overpayment has been made.

7.    COVENANT NOT TO COMPETE.

Employee agrees that for the Term of this Agreement and for a period of nine (9) months after this Agreement is terminated pursuant to Section 5.a. or 5.b., Employee will not directly or indirectly be employed by, own, manage, operate, support or join any business activity within Anchorage, Alaska and Medford, Oregon that is directly competitive with Employer’s business or reasonably anticipated business of which Employee has knowledge. For purposes of the foregoing, Employee will be deemed to be connected with such business if the business is carried on by: (A) a partnership in which Employee is a general or limited partner, or (B) a corporation of which Employee is a shareholder (other than a shareholder owning less than five percent (5%) of the total outstanding shares of the corporation), officer, director, employee or consultant, whether paid or unpaid. In the event of an alleged breach by Employee of this Section 7, the nine (9) month non-compete period shall be extended until such breach or violation has been duly cured, and shall restart so that Employer has received the intended benefit of nine (9) months of non-competition by Employee.

The parties agree that if a trial judge with jurisdiction over a dispute related to this Agreement should determine that the restrictive covenant set forth above is unreasonably broad, the parties authorize such trial judge to narrow the covenant so as to make it reasonable, given all relevant circumstances, and to enforce such covenant. The provisions of this Section 7 shall survive termination of this Agreement.

Employee acknowledges and agrees that (1) complying with the restrictions contained in this Section 7 will not prevent Employee from earning a living, and (2) such restrictions are necessary and reasonable (including, without limitation, with respect to geographic scope and duration) to protect the Employer’s valid interests (including, without limitation, relationships with customers, goodwill, the protection of trade secrets and other Confidential Information (as defined in Section 8), protection from unfair competition, and other protectable interests).

Section 7 shall in all respects, including all matters of construction, validity and performance, be governed and construed and enforced according to the laws of the State of Oregon.

8.    NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

During the Term of Employee’s employment and thereafter, Employee agrees to hold Employer’s Confidential Information (as defined in Section 8) in strict confidence and not disclose or use it at any time except as authorized by Employer and for Employer’s benefit. If anyone tries to compel Employee to disclose any Confidential Information, by subpoena or otherwise, Employee agrees immediately to notify Employer so that Employer may take any actions it deems necessary to protect its interests. Employee’s agreement to protect Employer’s Confidential Information applies both during the Term of this Agreement and after employment ends, regardless of the reason it ends, so long as the Confidential Information remains confidential.

“Confidential Information” includes, without limitation, any information in whatever form that Employer considers to be confidential, proprietary, information and that is not publicly or generally available relating to Employer’s: trade secrets (as defined by the Uniform Trade Secrets Act), know-how, concepts, methods, research and development; product, content and technology development plans; marketing plans; databases; inventions; research data and mechanisms, software (including functional specifications, source code and object code), procedures, engineering, purchasing, accounting, marketing, sales, customers, advertisers, joint venture partners, suppliers, financial status, contracts or employees. Confidential Information includes information developed by Employee, alone or with others, or entrusted to Employer by its customers or others.

Employee acknowledges that certain whistleblower laws permit Employee to communicate directly with governmental or regulatory authorities, including communications with the U.S. Securities and Exchange Commission about possible securities law violations, without the Employer’s permission or notification, and that the Employer will not consider such communications to violate this or any other agreement between Employee and the Employer or any Employer policy. Employee further acknowledges that under U.S. Defend Trade Secrets Act of 2016, Employee will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made in confidence to government officials, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, provided such filing is made under seal.

If Employee has any questions as to what comprises such confidential or proprietary information or trade secrets, or to whom if anyone it may be disclosed, Employee will consult with the Employer. Employee understands that in the event it is determined that the disclosure of Employer trade secrets was not done in good faith, Employee will be subject to substantial damages, including punitive damages and attorneys’ fees.

Nothing in this Agreement is intended to prevent Employee from disclosures protected by applicable law, including information regarding sexual harassment or sexual assault that occurred in relation to Employee's employment with the Employer.

In accordance with the federal Speak Out Act, 136 Stat. 2290, nothing in this Agreement is intended to prohibit disclosure relating to future disputes involving sexual assault and sexual harassment. Pursuant to ORS § 659A.370, nothing in this or any other agreement between Employee and the Company prohibits or prevents Employee from disclosing or discussing conduct: (a) that constitutes discrimination prohibited by ORS 659A.030, including conduct that constitutes sexual assault; or (b) that constitutes discrimination prohibited by ORS 659A.082 or 659A.112; and (a) that occurred between employees of the Company or between the Company and an employee in the workplace or at a work-related event that is off the employment premises and coordinated by or through the Company; or (b) that occurred between the Company and an employee off the employment premises.

9.    NON-SOLICITATION.

During the course of Employee’s employment and for a period of nine (9) months from the date of termination of employment for any reason, Employee shall not within the State of Oregon directly or indirectly solicit or entice any of the following to cease, terminate or reduce any relationship with Employer or to divert any business from Employer: (i) any person who was an employee of Employer during the one (1) year period immediately preceding the termination of Employee’s employment, or (ii) any current customer or client of Employer from whom Employee actively solicited business within the last year of Employee’s employment, for the purpose of causing such customer or client to cease or reduce the extent to which they do business with the Employer. In the event of an alleged breach by Employee of this Section 9, the nine month (9) non-solicitation period shall be extended until such breach or violation has been duly cured, and shall restart so that Employer has received the intended benefit of nine (9) uninterrupted months of non-solicitation by Employee.

Employee acknowledges and agrees that (1) complying with the restrictions contained in this Section 9 will not prevent Employee from earning a living, and (2) such restrictions are necessary and reasonable (including, without limitation, with respect to geographic scope and duration) to protect the Employer’s valid interests (including, without limitation, relationships with customers, goodwill, the protection of trade secrets and other Confidential Information (as defined in Section 8), protection from unfair competition, and other protectable interests).

10.    NON-DEFAMATION

To the extent permitted by applicable law, Employee will not, during the Term or after the termination or expiration of this Agreement or Employee’s employment, make defamatory statements, in any form, about Employer’s officers, directors, agents, employees, products or services which Employee knows, or has reason to believe, are false or misleading.

Nothing in this Agreement, including this Section 10 prevents, restricts or impedes Employee from exercising protected rights under federal and state laws, including the right under the National Labor Relations Act to discuss conditions of employment, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Employee shall promptly provide written notice of any such order to Employer’s Board of Directors. Nothing in this Agreement, including Section 10, is intended to limit Employee’s legal right to make reports to or cooperate with any law enforcement or other government agency.
Further, nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. Pursuant to ORS § 659A.370, nothing in this or any other agreement between Employee and the Company prohibits or prevents Employee from disclosing or discussing conduct: (a) that constitutes discrimination prohibited by ORS 659A.030, including conduct that constitutes sexual assault; or (b) that constitutes discrimination prohibited by ORS 659A.082 or 659A.112; and (a) that occurred between employees of the Company or between the Company and an employee in the workplace or at a work-related event that is off the employment premises and coordinated by or through the Company; or (b) that occurred between the Company and an employee off the employment premises.

11.    INTELLECTUAL PROPERTY.

a.    Employee agrees that all right, title and interest in and to the materials resulting from the performance of Employee’s duties for Employer and all copies thereof, including works in progress, in whatever media, (the “Work”), will be and remain in Employer’s possession upon their creation. Employee will mark all Work with Employer’s copyright or other proprietary notice as directed by Employer. Employee further agrees:

i.    To the extent that any portion of the Work constitutes a work protectable under the copyright laws of the United States (the “Copyright Law”), that all such Work will be considered a “work made for hire” as such term is used and defined in the Copyright Law, and that Employer will be considered the “author” of such portion of the Work and the sole and exclusive owner throughout the world of such copyright; and

ii.    If any portion of the Work does not qualify as a “work made for hire” as such term is used and defined in the Copyright Law, that Employee hereby assigns and agrees to assign to Employer, without further consideration, all right, title and interest in and to such Work or in any such portion of such Work and any copyright in such Work and further agrees to execute and deliver to Employer, upon request, appropriate assignments of such Work and copyright in such Work and such other documents and instruments as Employer may request to fully and completely assign such Work and copyright in such Work to Employer, its successors or nominees, and that Employee appoints Employer as attorney-in-fact to execute and deliver any such documents on Employee’s behalf in the event Employee should fail or refuse to do so within a reasonable period following Employer’s request.

b.    For purposes of this Agreement, “Inventions” includes, without limitation, information, inventions, contributions, improvements, ideas or discoveries, whether protectable or not, and whether or not conceived or made during work hours. To the extent permitted by applicable law, Employee agrees that all Inventions conceived or made by Employee during the period of employment with Employer belong to Employer, provided they grow out of Employee’s work with Employer or are related in some manner to the Employer’s business, including, without limitation, research and product development, and projected business of Employer or its affiliated companies. Accordingly, Employee:

i.    Will make adequate written records of such Inventions, which records will be Employer’s property;

ii.    Does hereby assign to Employer any rights Employee may have to such Inventions for the U.S. and all foreign countries;

iii.    Will waive and agree not to assert any moral rights Employee may have or acquire in any Inventions and agree to provide written waivers from time to time as requested by Employer; and

iv.    Will assist Employer (at Employer’s expense) in obtaining and maintaining patents or copyright registrations with respect to such Inventions.

c.    Employee agrees that Employee will promptly disclose in writing to Employer during the term of Employee’s employment and for one (1) year thereafter, all Inventions whether developed during the time of such employment or thereafter (whether or not Employer has rights in such Inventions) so that Employee’s rights and Employer’s rights in such Inventions can be determined. Except as set forth on the initialed Exhibit A (List of Inventions) to this Agreement, if any, Employee represents and warrants that Employee has no Inventions, software, writings or other works of authorship useful to Employer in the normal course of the Employer’s business, which were conceived, made or written prior to the date of this Agreement and which are excluded from the operation of this Agreement.

12.    MUTUAL AGREEMENT TO ARBITRATE.

Except as provided in this Section, or as otherwise prohibited under applicable law, in the event of a dispute or claim between Employee and Employer related to Employee’s employment or termination of employment, all such disputes or claims will be resolved exclusively by confidential arbitration before a panel of three (3) arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association

(“AAA”). This Agreement does not require arbitration of claims of sexual harassment or sexual assault. This means that the parties agree to waive their rights to have such disputes or claims decided in court by a jury. In addition, and to the maximum extent permitted by law, Employee further waives any right to bring on behalf of persons other than Employee, or to otherwise participate with other persons in, any class or collective action. Instead, such disputes or claims will be resolved by an impartial panel of three AAA arbitrators whose decision will be final.

The parties shall select the three (3) arbitrators in the following manner. Once the AAA circulates a list of potential arbitrators to the parties, the parties shall have ten (10) days to confer and agree on a mutually acceptable panel of three (3) arbitrators. The arbitrators may come from the list provided by the AAA or may be someone else nominated and qualified to serve as an arbitrator, provided that both parties agree on the person’s selection and service as an arbitrator. If the parties cannot agree on a mutually acceptable panel of three (3) arbitrators within the time provided above, then each side shall select one (1) arbitrator from the list provided by the AAA and, once those two (2) arbitrators have agreed to serve, they will choose the third (3rd) arbitrator without input from the parties. The panel of three (3) arbitrators will then select a chief arbitrator.

The only disputes or claims that are not subject to arbitration are any claims by Employee for workers’ compensation or unemployment benefits, and any claim by Employee for benefits under an employee benefit plan that provides its own arbitration procedure and as otherwise provided under applicable law. Also, Employee and Employer may seek equitable relief (such as an injunction or declaratory relief) in court in appropriate circumstances. Specifically, Employee recognizes that Employer does not have an adequate remedy at law to protect its business from Employee’s breach of Sections 7 through 11 of this Agreement and, therefore, Employer shall be entitled to bring an action for a temporary restraining order and preliminary injunctive relief pre-arbitration, in the event of any actual or threatened breach by Employee of Sections 7 through 11. Employer may also be awarded actual damages caused by Employee’s breach of Sections 7 through 11 of this Agreement as well as repayment of all or a portion of any severance that Employer previously paid to Employee.

The arbitration procedure will afford Employee and Employer the full range of legal, equitable and/or statutory remedies. Employer will pay all costs that are unique to arbitration, except that the party who initiates arbitration will pay the filing fee charged by AAA. If Employee initiates arbitration, Employee will be required to pay the filing fee charged by AAA to the extent the cost do not exceed a court filing fee. Employee and Employer shall be entitled to all forms of discovery sufficient to adequately arbitrate their claims, including access to essential documents and witnesses, as determined by the panel and subject to limited judicial review. The chief arbitrator shall hear and rule on any discovery disputes. In order for any judicial review of the panel’s decision to be successfully accomplished, the panel will issue a written majority decision that will decide all issues submitted and will reveal the essential findings and conclusions on which the award is based. Except as provided herein, all other aspects of the arbitration proceeding will occur in a manner consistent with AAA’s National Rules for the Resolution of Employment Disputes.

13.    MISCELLANEOUS.

a.    This Agreement contains the entire agreement between the parties with respect to Employee’s employment with Employer, and is subject to modification or amendment only upon agreement in writing signed by both parties.

b.    This Agreement shall bind upon Employee, Employee’s heirs, personal representatives and permitted assigns and on Employer, its successors and assigns. During Employee’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Employer may assign its rights and obligations under this Agreement without Employee’s consent to a successor by sale, merger or liquidation, if such successor carries on the Employer’s business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation.

c.    If any provision of this Agreement is invalid or otherwise unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from the Agreement to the extent it is unenforceable. All other provisions and any partially enforceable provisions shall remain unaffected and shall remain in full force and effect.

d.    In the event either party files a complaint in a court of law or institutes an arbitration proceeding alleging any claim or dispute arising out of this Agreement, the party that substantially prevails may be awarded all expenses incurred in connection with such claim or dispute, including, without limitation, all costs and expenses incurred to bring or defend the action as well as all reasonable attorneys’ fees, expert fees, and other professional fees. This paragraph shall apply to costs, fees, and expenses incurred with or without suit, and in any judicial, arbitration or administrative proceedings, including all appeals therefrom.

e.    Any notice required to be given under this Agreement to either party shall be given by personal service (i.e., via hand delivery) or by depositing a copy of such notice in the United States registered or certified mail, postage prepaid, addressed to the following address, or such other address as addressee shall designate in writing:

Employer:     Northrim Bank
People Services Department
PO Box 241489
Anchorage, AK 99524-1489

Employee:    Address on file with People Services Department

f.    Subject to the choice of law provision in Section 7 of this Agreement, this Agreement shall in all remaining respects, including matters of construction, validity and performance, be governed by and construed and enforced according to the laws of the State of Oregon.

g.    This Agreement (and all payments and other benefits provided under this Agreement and provided under any other agreement incorporated by reference) is intended to be exempt from the requirements of Section 409A of the Code, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii) or otherwise. To the extent Section 409A of the Code is applicable to such payments and benefits, the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Section 409A of the Code. In the event that any provision of the Agreement would cause a benefit or amount provided hereunder to be subject to tax under the Code prior to the time such amount is paid, such provision shall, without the necessity of further action by the signatories to this Agreement, be null and void as of the Effective Date. In addition, if Employee is a “specified employee” (within the meaning of Section 409A of the Code), then to the extent necessary to avoid subjecting Employee to the imposition of any additional tax under Section 409A of the Code, amounts that would otherwise be payable under this Agreement during the six (6)-month period immediately following Employee’s Separation from Service for reasons other than Employee’s death (except those payments that may be exempt from or otherwise not subject to Section 409A of the Code, as determined by Employer in its reasonable, good faith discretion) will not be paid to Employee during such period, but shall instead be accumulated and paid to Employee in a lump sum on the first business day after the date that is six (6) months following Employee’s Separation from Service. Notwithstanding the foregoing, Employer makes no representations that the payments and benefits provided under this Agreement comply with, or are exempt from, Section 409A of the Code, and in no event will Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of any failure to comply with, or be exempt from, Section 409A of the Code, or for any interest on account of any delay in payment deemed necessary to comply with Section 409A of the Code.

h.    Notwithstanding any provision to the contrary in this Agreement, no payment of any type or amount of compensation or benefits shall be made or owed by Employer to Employee pursuant to this Agreement or otherwise to the extent that payment of such type or amount is restricted or prohibited by, is not permitted under or has not received any required approval under, any applicable federal or state statute, regulation, rule, policy, order, opinion, interpretation or similar issuance, whether now in existence or hereafter adopted or imposed, including, without limitation, any provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or regulations promulgated thereunder, 12 USC 1828(k) or 12 CFR Part 359. In the event that any payment made to Employee hereunder, under any prior employment agreement or arrangement or otherwise is required under any applicable federal or state statute, regulation, rule, policy, order, opinion, interpretation or similar issuance or under The Clawback Policy (as defined in Section 13.i) or any agreement with or policy or plan of Employer to be paid back to Employer, Employee shall upon written demand from Employer promptly pay such amount back to Employer.

i.    Employee acknowledges and agrees as a condition to receipt of payments or any type or amount of compensation or benefits made or owed by Employer to Employee pursuant to this Agreement that Employee shall comply with the terms of the Employer’s Compensation Recovery Policy (the “Clawback Policy”). In the event that any payment made to Employee hereunder, under any prior employment agreement or arrangement or otherwise is required under any applicable federal or state statute, regulation, rule, policy, order, opinion, interpretation or similar issuance or under any agreement with or policy or plan of Employer, including, without limitation, the Clawback Policy, to be paid back to Employer, Employee shall upon written demand from Employer promptly pay such amount back to Employer. Any right of recovery under the Clawback Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Employer under applicable law, regulation or rule or pursuant to the terms of any policy of the Employer or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement.

[Signatures on Following Page]

EMPLOYER:
NORTHRIM BANK

By: _________________________________
Krystal M. Nelson
Its: Chairman of the Compensation Committee of the Board of Directors

NORTHRIM BANCORP, INC.

By: _________________________________
Krystal M. Nelson
Its: Chairman of the Compensation Committee of the Board of Directors

EMPLOYEE:

____________________________________
INSERT NAME HERE

[Signature Page to Employment Agreement]

EXHIBIT A
List of Inventions